Exhibit (d)(11)

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

JLL PATHEON CO-INVESTMENT FUND, L.P.,

KONINKLIJKE DSM N.V.,

and

JLL/DELTA PATHEON HOLDINGS, L.P.

November 18, 2013

i

EXHIBITS

Debt Commitment Letter	- Exhibit A
Form of Shareholders’ Agreement	- Exhibit B
Form of Newco Partnership Agreement	- Exhibit C
Form of Delta Note	- Exhibit D
Closing Balance Sheet Principles	- Exhibit E
Benefit Plan Term Sheet	- Exhibit F
Form of Dutch Offer Letter	- Exhibit G
Form of IP Assignment Agreement	- Exhibit H
Equity Commitment Letter	- Exhibit I
Working Capital Managerial Report	- Exhibit J

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), is dated as of November 18, 2013, by and among JLL Patheon Co-Investment Fund, L.P., a Cayman Islands exempted limited partnership (“JLL Holdco”), Koninklijke DSM N.V., a corporation organized under the Laws of The Netherlands (“Delta”), and JLL/Delta Patheon Holdings, L.P., a Cayman Islands exempted limited partnership (“Newco”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Annex A of this Agreement.

WHEREAS, Delta and JLL Holdco have established Newco in order to (i) acquire all of the issued and outstanding equity securities of Patheon Inc., a Canadian corporation (“Pi”), pursuant to an Arrangement Agreement to be entered into between Pi and Newco concurrently herewith (the “Arrangement Agreement” and the transactions contemplated thereby, the “Acquisition”) and (ii) consummate the transactions contemplated hereby;

WHEREAS, Delta and JLL Holdco have established JLL/Delta Patheon GP, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “GP”), in order to serve as the general partner of Newco;

WHEREAS, concurrently with the execution of this Agreement, Delta, the GP, JLL Holdco and, solely for the purposes of Section 1.06 and 1.08 thereof, JLL Partners Fund VI (Patheon), L.P. are entering into an Interim Shareholders’ Agreement to govern control of the GP and Newco (the “Interim Shareholders’ Agreement”);

WHEREAS, in addition to its other businesses, Delta is engaged through certain of its Subsidiaries in the DPP Business;

WHEREAS, the parties hereto desire that Delta contribute, convey, assign, transfer and deliver to Newco, and that Newco acquire and accept from Delta, all right, title and interest of Delta in and to the Delta Contribution, in exchange for the issuance to Delta of Class A limited partnership interests of Newco (the “Newco Interests”) constituting 49% of the Newco Interests at Closing, upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto desire that one or more Subsidiaries of Newco assume, agree to pay, discharge and perform when due the Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto desire that JLL Holdco (i) contribute cash to Newco, (ii) cause the cancellation of options to acquire Restricted Voting Shares of Pi held by certain members of Pi management in accordance with the Arrangement Agreement (the “Option Cancellation”), and (iii) contribute the general partnership interest of JLL Partners Fund V (Patheon), L.P., a Cayman Islands exempted limited partnership (“Fund V”), to Newco in exchange for the issuance to JLL Holdco of Newco Interests constituting 51% of the Newco Interests at Closing, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Supervisory Board of Delta and the general partners of JLL Holdco and Newco have each approved this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Delta to enter into this Agreement, Newco and JLL Holdco and certain affiliates of JLL Holdco are entering into an Equity Commitment Letter, a copy of which is attached hereto as Exhibit I;

WHEREAS, upon the terms and subject to the conditions set forth herein, Newco or certain Wholly Owned Subsidiaries of Newco will enter into the Debt Financing, pursuant to which Newco or its Subsidiaries are expected to receive not less than $1,650,000,000, which proceeds will be used, among other things, to consummate the Acquisition and to repay certain existing Indebtedness of Pi;

WHEREAS, on or prior to the date hereof, Newco has obtained the Debt Commitment Letter with respect to the Debt Financing, a copy of which is attached hereto as Exhibit A;

WHEREAS, at the Closing, JLL Holdco, Delta and the GP will enter into an Amended and Restated Shareholders’ Agreement substantially in the form attached hereto as Exhibit B (the “Shareholders’ Agreement”); and

WHEREAS, at the Closing, JLL Holdco, Delta and the GP will enter into an Amended and Restated Limited Partnership Agreement of Newco substantially in the form attached hereto as Exhibit C (with such changes and modifications as are agreed between JLL Holdco and Delta with respect to the terms of the Class B Units of Newco, the “Newco Partnership Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

CONTRIBUTION; ASSUMPTION OF LIABILITIES

Section 1.1 Contribution of DPP Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Delta shall cause the DPP Share Sellers to contribute, convey, assign, transfer and deliver to Newco, and Newco shall acquire and accept from such DPP Share Sellers, all right, title and interest of such DPP Share Seller in and to all of the shares of capital stock and other equity interests in each of the Transferred DPP Companies (the “DPP Shares”), unless such DPP Shares are held by another Transferred DPP Company, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 1.2 Contribution of Equity. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, JLL Holdco shall (i) contribute, or shall cause to be contributed, $402,000,000 in immediately available funds to Newco, (ii) cause the Option Cancellation to be consummated, and (iii) contribute the general partnership interest in Fund V to Newco (the “JLL Contribution”).

Section 1.3 Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Newco shall cause one or more of its Subsidiaries to assume, agree to pay, discharge and perform when due, all of the Assumed Liabilities and none of the Retained Liabilities.

Section 1.4 Consultation Process.

(a) The parties hereto acknowledge that, under the Netherlands Works Councils Act (Wet op de ondernemingsraden), the Dutch Works Council will need to be informed and render advice (the “Works Council Process”) and, under the Netherlands Merger Code (SER-besluit fusiegedragsregels 2000), the relevant trade unions will need to provide their opinion and the Social Economic Council (SER) will need to be notified (such processes of informing, consulting and rendering of advice, collectively, the “Consultation Process”) with respect to the intended transfer of the Dutch Business Employees and the sale of the share capital or other equity interests of DSM Pharma Chemicals Venlo B.V., DSM BioSolutions B.V. and DSM Biologics Company B.V. (collectively, the “Dutch Entities” and, such share capital or other equity interests, collectively, the “Dutch Interests”). Accordingly, notwithstanding anything to the contrary contained in this Agreement, unless and until Delta has executed and delivered to Newco the Acceptance Notice, (i) the provisions of Sections 1.1, 1.3, 7.4(vi), and 7.16(a)(ii) and the third sentence of Section 7.16(b) shall not be effective with respect to the Dutch Interests pending completion of the Works Council Process (provided that the other provisions of this Agreement, including Section 7.1, shall continue to apply to the Dutch Interests after the Closing Date and shall not terminate until the transactions contemplated by the Offer Letter attached as Exhibit G hereto (the “Dutch Offer Letter”) are consummated or such letter expires or is terminated in accordance with its terms), (ii) for the purpose of Sections 1.1, 1.3, 7.4(vi) and 7.16(a)(ii) and the third sentence of Section 7.16(b) (and only such sections or portions thereof) the Dutch Interests shall not be considered DPP Shares and the Dutch Entities shall not be considered Transferred DPP Companies, (iii) the employment of the Dutch Business Employees will not be transferred to the Dutch Entities or otherwise transferred to Newco in accordance with this Agreement (whether as a Transferred DPP Company Employee or an Offer Employee) and (iv) the principal amount of the Delta Note shall be reduced by the Dutch Purchase Price.

(b) On the terms and conditions set forth in the Dutch Offer Letter, including the price specified therein (the “Dutch Purchase Price”), Newco has irrevocably offered to acquire the Dutch Interests and to have the provisions of Sections 1.1, 1.3, 7.4(vi), and 7.16(a)(ii) and the third sentence of Section 7.16(b) apply to such Dutch Interests following completion of the Works Council Process. Following completion of the Works Council Process by Delta, upon delivery to Newco of the executed Acceptance Notice attached as Schedule A to the Dutch Offer Letter (the “Acceptance Notice”), Sections 1.1, 1.3, 7.4(vi), and 7.16(a)(ii) and the third sentence of Section 7.16(b) shall become effective with respect to the Dutch Interests, the Dutch Interests shall be included in the DPP Shares and the Dutch Entities shall be included in the Transferred DPP Companies as though they had always been so included, the employment of the Dutch Business Employees who are not already employed by the Dutch Entities shall be transferred to the Dutch Entities or otherwise transferred to Newco in accordance with this Agreement, and the principal amount of the Delta Note shall no longer be reduced by the Dutch Purchase Price.

(c) Without limiting the provisions of Section 7.21(d), the parties hereto acknowledge and agree that (i) they shall reasonably cooperate with one another (including by providing information, being available for consultation or otherwise) in connection with the Consultation Process, with the parties hereto being committed to provide such cooperation and assistance as may be reasonably required from them by Delta or any Dutch Entity (including by providing such forward looking information as may be relevant and necessary in order to obtain the advice from the Dutch Works Council); provided, that Delta remains fully responsible for conducting the Consultation Process in accordance with the Dutch Offer Letter; (ii) none of the parties hereto has taken any final decision concerning the consummation of the transactions contemplated by this Agreement in relation to the transfer of the Dutch Business Employees or the sale of the Dutch Interests, such final decision being subject to the Works Council Process to the extent not already fulfilled; (iii) Delta has the intention to decide to accept the Dutch Offer Letter and the conditions set out therein, upon having fulfilled all the necessary requirements relating to regulatory procedures, mandatory notifications (such as the SER-Fusie-en Gedragrsregels) and the Works Council Process and Delta shall promptly after the date hereof bring its intention forward to the relevant authorities and bodies councils (to the extent not already brought forward) and on short notice initiate the consultation of the Dutch Works Council and other representative bodies (to the extent not already initiated); and (iv) reasonable changes to certain provisions of this Agreement may be necessary or appropriate in connection with the fulfillment of the Consultation Process, it being understood, however, that the foregoing shall not be deemed to impose any obligation on any of the parties hereto to consummate or procure the consummation of the transactions contemplated by this Agreement concerning the Dutch Interests if fulfillment of the Consultation Process would require such party to agree to any changes, obligations or commitments which would not be acceptable to such party (such acceptance not to be unreasonably withheld, conditioned or delayed).

ARTICLE II

CONSIDERATION; CLOSING

Section 2.1 Consideration.

(a) Newco acknowledges and agrees that prior to the Closing a to-be-formed private company with limited liability under the laws of The Netherlands identified as “DSM Newco” on Section 4.3 of the Delta Disclosure Schedule (the “Note Issuer”), will issue the Delta Note in a principal amount equal to $200,000,000, decreased pursuant to Section 1.4(a) unless the Acceptance Notice is delivered by Delta to Newco (the “Original Principal Amount”), to Delta. At or prior to the Closing, Newco or Delta shall cause the Note Issuer to adjust the Original Principal Amount of the Delta Note such that the principal amount of the Delta Note will be equal to the Original Principal Amount minus (i) the Net Indebtedness, if any, that is included in the Assumed Liabilities (the “Indebtedness Amount”) plus (ii) the Net Cash, if any, that is held by the Transferred DPP Companies and their respective Subsidiaries as of the

Effective Time (the “Cash Amount”) plus (iii) the Estimated Working Capital Overage, if any, minus (iv) the Estimated Working Capital Underage, if any (in each case, as determined pursuant to Section 2.3), in accordance with the Closing Balance Sheet Principles. Following the Closing, Newco shall cause the Note Issuer to make such other adjustments to the principal amount of the Delta Note in accordance with this Agreement.

(b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, in consideration for the contribution of the DPP Shares (the “Delta Contribution”), Newco shall (A) issue to Delta Newco Interests, constituting 49% of the Newco Interests at Closing, in accordance with the Newco Partnership Agreement, and (B) cause one or more of its Subsidiaries to assume, agree to pay, discharge and perform when due, the Assumed Liabilities.

(c) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, in consideration for the JLL Contribution, Newco shall issue to JLL Holdco Newco Interests, constituting 51% of the Newco Interests at Closing, in accordance with the Newco Partnership Agreement.

Section 2.2 The Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall, subject to the satisfaction or waiver of the conditions set forth in Article IX, be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at Four Times Square, New York, New York 10036 (or such other place or places as the parties may mutually agree), on the same day as the consummation of the transactions contemplated by the Arrangement Agreement. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time, the Closing shall be deemed to occur and be effective, in the United States, as of 11:59 p.m. New York time as of the calendar day immediately preceding the Closing Date and, in any jurisdiction outside of the United States, as of the time at which the books of the DPP Business are normally closed in such jurisdiction, in each case, on the calendar day immediately preceding the Closing Date (the “Effective Time”). All transactions taking place at the Closing shall be deemed to occur simultaneously.

(b) On the Closing Date, Delta shall deliver or cause to be delivered to Newco the following (except as otherwise provided in Section 7.17):

(i) certificates (where applicable) representing the DPP Shares, unless such DPP Shares are held by another Transferred DPP Company, duly endorsed in blank (or accompanied by a duly executed transfer power in blank) and in form for transfer to Newco;

(ii) the Related Agreements, duly executed by Delta or its Subsidiaries (to the extent each is a party thereto), to the extent not executed and delivered by such parties prior to the Closing;

(iii) the Newco Partnership Agreement and the Shareholders’ Agreement, duly executed by Delta, to the extent not executed or delivered by Delta prior to the Closing;

(iv) such other instruments or documents as may be reasonably requested by Newco, in a form reasonably agreed upon by the parties, to reflect the transfer of the DPP Shares; and

(v) all other documents expressly required to be delivered by Delta or its Affiliates on or prior to the Closing Date pursuant to this Agreement or the Related Agreements.

(c) On the Closing Date, JLL Holdco shall deliver or cause to be delivered to Newco the following:

(i) the cash portion of the JLL Contribution in immediately available funds by wire transfer to an account or accounts at such bank or banks specified by Newco at least two (2) Business Days prior to the Closing Date; and

(ii) the Newco Partnership Agreement and the Shareholders’ Agreement, duly executed by each of JLL Holdco and the GP, to the extent not executed and delivered by JLL Holdco and the GP prior to the Closing.

(d) On the Closing Date, Newco shall deliver or cause to be delivered to Delta the following:

(i) one or more certificates or evidence of book entry of 49% of the Newco Interests in the name of Delta in accordance with the Newco Partnership Agreement;

(ii) the Related Agreements, duly executed by Newco or its Affiliates (to the extent each is a party thereto), to the extent not executed and delivered by such parties prior to the Closing;

(iii) such other instruments or documents as may be reasonably requested by Delta, in a form reasonably agreed upon by the parties, to reflect the assumption of the Assumed Liabilities or the transfer of the DPP Shares; and

(iv) all other documents expressly required to be delivered by Newco or its Affiliates on or prior to the Closing Date pursuant to this Agreement or the Related Agreements.

(e) On the Closing Date, Newco shall deliver or cause to be delivered to JLL Holdco one or more certificates or evidence of book entry of 51% of the Newco Interests in the name of JLL Holdco in accordance with the Newco Partnership Agreement.

Section 2.3 Delta Post-Closing Adjustment.

(a) Preliminary Determination. No later than three (3) Business Days prior to the Closing Date, Delta shall prepare and deliver to Newco a reasonably detailed statement setting forth its good faith estimate of (i) the Net Working Capital of the DPP Business (the “Estimated Net Working Capital”), (ii) the resulting Estimated Working Capital Overage or Estimated Working Capital Underage, (iii) the Indebtedness Amount (the “Estimated Net Indebtedness”), if any, and (iv) the Cash Amount (the “Estimated Net Cash”), if any, in each case, as of the Effective Time and as estimated in accordance with the Closing Balance Sheet Principles; provided, that for the avoidance of doubt, Newco shall not have any right to (x) delay Closing or delivery of the Newco Interests constituting 49% of the Newco Interests in the name of Delta as a result of any disagreement with such estimates or (y) dispute such estimates (other than following the Closing as provided in Section 2.3(b)). For purposes of the calculation of Net Working Capital of the DPP Business, Indebtedness Amount and Cash Amount, all DPP Shares, and DPP Assets shall be deemed to have been conveyed as of the Effective Time (regardless of any delayed transfer pursuant to Section 7.17) and shall be included, to the extent applicable, in the calculation of the Final Adjustment Amounts. It is the intention of the parties that the Final Net Indebtedness (not taking into account lease obligations required to be capitalized in accordance with IFRS or Indebtedness outstanding under the Delta Note) will be zero ($0).

(b) Post-Closing Determination.

(i) As soon as practicable, but in no event later than ninety (90) days after the Closing Date, Newco shall prepare and deliver to Delta the following (the “Preliminary Adjustment Statement”): (A) the Preliminary Closing Balance Sheet, prepared by Newco in accordance with the Closing Balance Sheet Principles; (B) a certificate of an executive officer of Newco certifying that the Preliminary Closing Balance Sheet has been prepared in accordance with the Closing Balance Sheet Principles; and (C) a reasonably detailed calculation by Newco of Net Working Capital of the DPP Business, the Cash Amount and the Indebtedness Amount, in each case, based on the Preliminary Closing Balance Sheet (the “Closing Adjustment Amounts”). Delta shall, and shall use its reasonable best efforts to, and shall cause the other DPP Share Sellers to use their reasonable best efforts to, cause their respective accountants to, cooperate with and assist Newco in the preparation of the Preliminary Adjustment Statement and the Preliminary Closing Balance Sheet, including by providing reasonable access, during normal business hours and upon reasonable advance notice, to their respective books, records and work papers and making available personnel to the extent reasonably required in connection therewith; provided, however, that the accountants of Delta or any DPP Share Sellers shall not be obliged to make any work papers available to Newco or its Representatives except in accordance with such accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(ii) If Delta disagrees with Newco’s calculation of the Closing Adjustment Amounts or believes the Preliminary Closing Balance Sheet contains errors or was not prepared in accordance with the Closing Balance Sheet Principles, Delta shall promptly, but in no event later than sixty (60) days after receiving the Preliminary Adjustment Statement (the “Review Period”), deliver to Newco written notice describing its dispute by specifying those items or amounts as to which Delta disagrees, together with Delta’s determination of such disputed items and amounts (a “Dispute Notice”). If Delta either gives notice that it agrees with Newco’s calculation of the Closing Adjustment Amounts or confirms that the Preliminary Closing Balance Sheet is accurate and prepared in accordance with the Closing Balance Sheet Principles or fails to deliver a Dispute Notice within the Review Period, the parties agree that the Preliminary Adjustment Statement shall be deemed to set forth the Closing Adjustment Amounts with respect to those items that have been agreed upon or for which Delta shall have failed to deliver a Dispute Notice (and shall constitute the Final Adjustment Amounts) and the Preliminary Closing Balance Sheet shall be deemed to be accurate and prepared in accordance with the Closing Balance Sheet Principles. If Delta delivers a Dispute Notice to Newco within the Review Period, Delta and Newco will use good faith efforts to resolve the dispute during the thirty (30)-day period (the “Resolution Period”) commencing on the date Delta delivers the Dispute Notice to Newco (and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule and evidence of such discussions shall not be admissible in any future proceedings between the parties). If Newco and Delta are not able to resolve all disputed items within the Resolution Period, then either party shall have the right to submit the items in dispute following the expiration of the Resolution Period to an internationally recognized independent accounting firm mutually acceptable to the parties (the “Accounting Firm”). The Accounting Firm shall be given reasonable access to all relevant records of the DPP Business to resolve only those matters included in the Dispute Notice and still in dispute at the end of the Resolution Period. Each of Newco and Delta will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm; provided, that copies of any materials provided to the Accounting Firm shall be contemporaneously delivered to the other party and the other party or its Representatives shall be given a reasonable opportunity to participate in any such discussions with the Accounting Firm. The Accounting Firm shall calculate, based solely on the written submissions of Newco, on the one hand, and Delta, on the other hand, and not by independent investigation, the matters included in the Dispute Notice and still in dispute at the end of the Resolution Period, and shall be instructed that its calculation (A) must be made in accordance with the standards and definitions in this Agreement (including the Closing Balance Sheet Principles), and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by Delta in the Dispute Notice and by Newco in the Preliminary Adjustment Statement. The Accounting Firm shall submit such calculation to Delta and Newco as soon as practicable, but in any event within thirty (30) days after all issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the Closing Adjustment Amounts and any disputed item in the Preliminary Closing Balance Sheet, as set forth in a written notice delivered to Newco and Delta by the Accounting Firm in accordance with this Agreement, will be conclusive and binding on the parties. The Closing Adjustment Amounts as determined after all disputes have been resolved in accordance with this Section 2.3(b)(ii)

are referred to herein collectively as the as the “Final Adjustment Amounts” and individually as the “Final Net Working Capital,” the “Final Net Indebtedness” and the “Final Net Cash,” respectively.

(iii) Newco shall pay the fees and expenses of such Accounting Firm.

(iv) In connection with Delta’s review of the Preliminary Adjustment Statement, Newco shall (i) provide reasonable access, during normal business hours and upon reasonable notice, to its employees and all work papers, schedules, memoranda and other documents prepared or reviewed by Newco or any of its employees, accountants or other Representatives during the course of Delta’s review which are relevant to the Preliminary Adjustment Statement (which access shall be provided promptly after request by Delta or its Representatives) and (ii) use its reasonable best efforts to cause Newco’s independent accountant to communicate and cooperate with Delta and its Representatives with respect to such review; provided, however, that the accountants of Newco shall not be obliged to make any work papers available to Delta or its Representatives except in accordance with such accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(v) The process set forth in Section 2.3(b) shall be the exclusive remedy of the parties for any disputes related to the Closing Adjustment Amounts or the Preliminary Closing Balance Sheet.

(c) Post-Closing Adjustment.

(i) If (A) the Final Working Capital Overage, if any, minus the Final Working Capital Underage, if any, which may be a positive or negative number, plus the Final Net Cash, minus the Final Net Indebtedness, exceeds (B) the Estimated Working Capital Overage, if any, minus the Estimated Working Capital Underage, if any, plus the Estimated Net Cash, minus the Estimated Net Indebtedness (the amount of such excess being the “Excess Amount”), then Newco shall cause the Note Issuer to increase the principal amount of the Delta Note by the Excess Amount.

(ii) If (A) the Final Working Capital Overage, if any, minus the Final Working Capital Underage, if any, which may be a positive or negative number, plus the Final Net Cash, minus the Final Net Indebtedness, is less than (B) the Estimated Working Capital Overage, if any, minus the Estimated Working Capital Underage, if any, plus the Estimated Net Cash, minus the Estimated Net Indebtedness (the amount of such deficit being the “Deficit Amount”), then Newco shall cause the Note Issuer to decrease the principal amount of the Delta Note by the Deficit Amount.

Section 2.4 Biologics Earnout.

(a) Earnout Determination. Notwithstanding the consideration paid for the Delta Contribution as set forth in Section 2.1(b), upon an Exit Event, Newco shall prepare and deliver to Delta a reasonably detailed statement (the “Earnout Statement”) setting forth its good faith calculation of (i) the EBITDA for the twelve-month period ending immediately prior to the consummation of such Exit Event (the “LTM EBITDA”) attributable to the Biologics Business, calculated in accordance with the definition of Consolidated EBITDA on a Pro Forma Basis set forth in the credit facility of Newco or its Subsidiaries existing at such time, and (ii) the product of (x) the amount, if any, by which such LTM EBITDA attributable to the Biologics Business exceeds $10,000,000 (such excess, if any, the “Biologics Earnout EBITDA”), multiplied by (y) (I) in the case of an Exit Event triggered by clause (X) of the definition of Exit Event, the multiple of EBITDA derived from such Exit Event, or (II) in the case of an Exit Event triggered by clause (Y)(i) of the definition of Exit Event, the multiple of EBITDA implied by the volume weighted average trading price of the Equity Securities (as defined in the Newco Partnership Agreement) of the Partnership Offeror (as defined in the Newco Partnership Agreement) during the six-month period ending immediately prior to the date of such Exit Event (the “Earnout Payment”).

(i) If Delta disagrees with Newco’s calculation of the LTM EBITDA attributable to the Biologics Business or the Earnout Payment, Delta shall promptly, but in no event later than thirty (30) days after receiving the Earnout Statement (the “Earnout Review Period”), deliver to Newco written notice describing its dispute by specifying those items or amounts as to which Delta disagrees, together with Delta’s determination of such disputed items and amounts (an “Earnout Dispute Notice”). If Delta either gives notice that it agrees with Newco’s calculation set forth in the Earnout Statement or fails to deliver a Dispute Notice within the Earnout Review Period, the parties agree that the Earnout Statement shall be deemed to set forth the LTM EBITDA attributable to the Biologics Business and the Earnout Payment. If Delta delivers an Earnout Dispute Notice to Newco within the Earnout Review Period, Delta and Newco will use good faith efforts to resolve the dispute during the thirty (30)-day period (the “Earnout Resolution Period”) commencing on the date Delta delivers the Earnout Dispute Notice to Newco (and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule and evidence of such discussions shall not be admissible in any future proceedings between the parties). If Newco and Delta are not able to resolve all disputed items within the Earnout Resolution Period, then either party shall have the right to submit the items in dispute following the expiration of the Earnout Resolution Period to the Accounting Firm. The Accounting Firm shall be given reasonable access to all relevant records of Newco to calculate the items included in the Earnout Dispute Notice and still in dispute at the end of the Earnout Resolution Period. Each of Newco and Delta will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm; provided, that copies of any materials provided to the Accounting Firm shall be contemporaneously delivered to the other party and the other party or its Representatives shall be given a reasonable opportunity to participate in any such discussions with the Accounting Firm. The Accounting Firm shall calculate, based solely on the written submissions of Newco, on the one hand, and Delta, on the other hand, and not by independent investigation, the items included in the Earnout Dispute Notice and still in dispute at the end of the Earnout Resolution Period, and shall be instructed that its calculation (A) must be made in accordance with the definition of EBITDA set forth in the credit facility of Newco or its Subsidiaries existing at the date of the Earnout Statement, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by Delta in the Earnout Dispute Notice and by Newco in the Earnout Statement. The Accounting Firm shall submit such calculation to Delta and Newco as soon as practicable, but in any event within thirty (30) days after all issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the LTM EBITDA attributable to the Biologics Business and the Earnout Payment, as set forth in a written notice delivered to Newco and Delta by the Accounting Firm in accordance with this Agreement, will be binding and conclusive on the parties.

(ii) Newco shall pay the fees and expenses of such Accounting Firm.

(b) In connection with Delta’s review of the Earnout Statement, Newco shall (i) provide reasonable access, during normal business hours and upon reasonable notice, to its employees and all work papers, schedules, memoranda and other documents prepared or reviewed by Newco or any of its employees, accountants or other Representatives during the course of Delta’s review which are relevant to the Earnout Statement (which access shall be provided promptly after request by Delta or its Representatives) and (ii) use its reasonable best efforts to cause Newco’s independent accountant to communicate and cooperate with Delta and its Representatives with respect to such review; provided, however, that the accountants of Newco shall not be obliged to make any work papers available to Delta or its Representatives except in accordance with such accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(c) The process set forth in Section 2.4(a) shall be the exclusive remedy of the parties for any disputes related to LTM EBITDA attributable to the Biologics Business, the Biologics Earnout EBITDA and the Earnout Payment.

(d) Notwithstanding the foregoing, if Newco sells or otherwise disposes of the Biologics Business on a stand-alone basis, other than in connection with an Exit Event or to a Subsidiary of the Partnership, the aggregate consideration received by Newco in respect of such sale or other disposition in excess of $100,000,000 shall constitute the Earnout Payment with respect to such sale or other disposition of the Biologics Business and shall be paid in accordance with Section 2.4(f).

(e) During the period between the Closing and the date of such sale of the Biologics Business or Exit Event, Newco will act in good faith to: (i) operate the Biologics Business in a manner consistent with its ordinary course of business (except as otherwise contemplated by this Agreement) and as a distinct division or financial reporting segment, with separate books and records maintained in accordance with GAAP that are sufficient to allow independent verification of the specific EBITDA contribution of the Biologics Business; and (ii) not enter into any transaction with the intent to adversely affect the determination of the Earnout Payment.

(f) Upon final determination of the Earnout Payment in accordance with Section 2.4(a) or (d), Newco shall pay the Earnout Payment, if any, as follows: 75% of such amount to Delta and 25% of such amount to JLL Holdco, in each case, at the later of (i) the time of such sale of the Biologics Business or Exit Event or (ii) within ten (10) days of such determination, by wire transfer in cash of immediately available funds to an account designated by each of Delta or JLL Holdco, respectively. Notwithstanding the foregoing, if the transaction giving rise to the Earnout Payment is a transaction as described in clause (Y)(i) of the definition of Exit Event, in lieu of the foregoing cash payments to JLL Holdco and Delta, Newco shall issue a promissory note to each of JLL Holdco and Delta in the principal amount equal to its respective portion of the Earnout Payment, such notes to be on substantially the same terms as the Delta Note, but with a maturity date of the later of the maturity date of the Delta Note or a Change of Control (as defined in the Newco Partnership Agreement).

ARTICLE III

ALLOCATION OF SPECIFIED LIABILITIES

Notwithstanding anything to the contrary in this Agreement or any Related Agreement, each of JLL Holdco, Delta and Newco have agreed to resolve certain Liabilities following the Closing as set forth below:

Section 3.1 Schedule 3.1 Liabilities. Newco shall manage and fund all costs and expenses arising out of or related to each of the matters set forth on Section 3.1 of the Delta Disclosure Schedule as such costs and expenses are incurred. Promptly following the end of each fiscal quarter, Newco shall prepare and deliver to Delta a good faith calculation of the aggregate operating costs and expenses (excluding Severance Costs paid by Newco to Delta in accordance with Section 7.21(b)) incurred by Newco with respect to each such matter for such period. Delta shall pay to Newco, by wire transfer in cash of immediately available funds to an account designated by Newco, all such operating costs and expenses within 30 days promptly following receipt of notice thereof, up to an aggregate amount equal to the “cap” applicable to each matter as set forth on Section 3.1 of the Delta Disclosure Schedule; provided that Newco shall be responsible for any and all costs and expenses with respect to each such matter after Delta has paid to Newco an aggregate amount equal to the cap applicable to such matter as set forth on Section 3.1 of the Delta Disclosure Schedule. Newco shall manage each of the matters set forth on Section 3.1 of the Delta Disclosure Schedule in a reasonably cost-effective manner substantially consistent with the restructuring plans with respect to such matters which have been approved prior to the date hereof.

Section 3.2 Certain Facility Closing Costs and Litigation Expenses. Newco shall manage and fund (i) all costs and expenses arising out of or related to the restructuring, wind-down or closing of certain facilities set forth on Section 3.2(a) of the Delta Disclosure Schedule and (ii) the costs and expenses (not including any costs related to the settlement or judgment in respect of such litigation) arising out of or related to the resolution of the litigation matter set forth on Section 3.2(b) of the Delta Disclosure Schedule (the matter described on Section 3.2(a)(i) of the Delta Disclosure Schedule, the “Delta Matter” and the matters described on Sections 3.2(a)(ii) and 3.2(b) of the Delta Disclosure Schedule, the “JLL Holdco Matters”). Promptly following the Section 3.2 Expiration Date, Newco shall calculate the aggregate costs and expenses incurred or reasonably expected to be incurred by Newco with respect to the Delta Matter (net of the proceeds received by Newco from the sale or other disposition of the facility described in Section 3.2(a)(i) of the Delta Disclosure Schedule) and the JLL Holdco Matters and shall adjust the principal amount of the Delta Note as follows: the adjustment to the principal amount of the Delta Note pursuant to this Section 3.2 shall be equal to the sum (whether a positive or negative number) of (I) such aggregate costs and expenses incurred or reasonably expected to be incurred by Newco with respect to the JLL Holdco Matters up to the “cap” applicable to such matters as set forth on Sections 3.2(a)(ii) and 3.2(b) of the Delta Disclosure Schedule less (II) such aggregate costs and expenses (excluding Severance Costs paid by Newco to Delta in accordance with Section 7.21(b)) incurred or reasonably expected to be incurred by Newco with respect to the Delta Matter up to the respective “cap” applicable to such matter as set forth on Section 3.2(a)(i) of the Delta Disclosure Schedule (net of the proceeds received by Newco from the sale or other disposition of the facility described in Section 3.2(a)(i) of the Delta Disclosure Schedule). If the foregoing is a positive amount, then Newco shall cause the Note Issuer to increase the principal amount of the Delta Note by such amount. If the foregoing is a negative amount, then Newco shall cause the Note Issuer to decrease the principal amount of the Delta Note by such amount. Notwithstanding the foregoing, in the event that the Cash Equivalents of Newco and its Subsidiaries, on a consolidated basis, and availability for borrowings under any revolving credit facility for the benefit of Newco or its Subsidiaries, is less than $200,000,000 at any time prior to the Section 3.2 Expiration Date (a “Liquidity Issue”), upon notice from Newco to JLL Holdco and Delta, in lieu of adjusting the principal amount of the Delta Note, each of JLL Holdco and Delta shall reimburse the costs and expenses previously incurred by Newco since the Closing Date on the JLL Holdco Matters and Delta Matter, respectively, within twenty (20) Business Days of such notice (it being agreed that Delta’s reimbursement requirement shall be net of the proceeds received by Newco from the sale or other disposition of the facility described in Section 3.2(a)(i) of the Delta Disclosure Schedule) and shall reimburse Newco quarterly thereafter until the Section 3.2 Expiration Date for the costs and expenses arising out of or related to the JLL Holdco Matters and the Delta Matter, respectively, up to the applicable cap as set forth on Section 3.2 of the Delta Disclosure Schedule; provided that all such amounts shall be reimbursed by Newco to JLL Holdco and Delta, as applicable, at such time as Newco is no longer subject to a Liquidity Issue (whether occurring prior to or after the Section 3.2 Expiration Date, but prior to a Delta Note Transfer) and Newco shall subsequently cause the Note Issuer to adjust the principal amount of the Delta Note as provided in this Section 3.2.

Section 3.3 Pension Plan Liabilities. Following the Closing, Delta and JLL Holdco shall conduct a valuation of the Assets and Liabilities of the pension plans of the DPP Business and Pi pursuant to and in accordance with the Benefit Plan Term Sheet attached as Exhibit F. Notwithstanding any other provision of this Agreement, Newco shall cause the Note Issuer to adjust the principal amount of the Delta Note in accordance with the Benefit Plan Term Sheet attached as Exhibit F.

Section 3.4 Tax Matters. If and to the extent that the costs described in Sections 3.1, 3.2 or 3.3, the economic cost of which is to be borne by Delta, would, if paid by Newco or any Subsidiary of Newco, be deductible for tax purposes, then the parties shall cooperate in good faith to structure the mechanism by which Delta economically bears such cost in a manner that maximizes, to the extent possible, the tax benefits to Newco and its Subsidiaries (for example, by Newco incurring such costs and by adjusting downward the principal amount of the Delta Note), in which case the cost to be borne by Delta (e.g., the downward adjustment to the principal amount of the Delta Note) shall be the after-tax cost to Newco and its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DELTA

Delta hereby represents and warrants to each of Newco and JLL Holdco that, except as set forth in the Delta Disclosure Schedule, as of the date hereof and as of the Closing Date:

Section 4.1 Organization, Etc. Each of the DPP Share Sellers and the DPP Affiliates (in respect of the DPP Business), the Transferred DPP Companies and the Transferred DPP Companies’ Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business or materially impair or materially delay the ability of the DPP Share Sellers to consummate the transactions contemplated by this Agreement. Each of the Transferred DPP Companies and the Transferred DPP Companies’ Subsidiaries has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and Assets, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the DPP Affiliates (in respect of the DPP Business), the Transferred DPP Companies and the Transferred DPP Companies’ Subsidiaries is qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the ownership, leasing or operation of its property or Assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business. Except as set forth on Section 4.1 of the Delta Disclosure Schedule, the Transferred DPP Companies and the Transferred DPP Companies’ Subsidiaries have not been dissolved, nor has a resolution to such dissolution been adopted and no demands or requests for such dissolution are pending. The Transferred DPP Companies and the Transferred DPP Companies’ Subsidiaries have not been declared bankrupt and have not applied for or been granted suspension of payment and no demand or request to declare such bankruptcy is pending. True and complete copies of the certificate of incorporation and by-laws (or comparable governing documents) of each of the Transferred DPP Companies and the Transferred DPP Companies’ Subsidiaries have been made available to Newco prior to the date hereof.

Section 4.2 Authority Relative to this Agreement, Etc. Each of Delta and the DPP Share Sellers has all requisite corporate or other power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Transferred DPP Company or any Subsidiary thereof has all requisite corporate or other power and authority to execute and deliver any Related Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of the Related Agreements, will be as of their execution) duly authorized by each of Delta, the DPP Share Sellers, the Transferred DPP Companies and any Subsidiary thereof (with respect to any Related Agreement executed by such party prior to the Closing) to the extent a party thereto. No other corporate proceedings or other action on the part of Delta, the DPP Share Sellers, the Transferred DPP Companies and any Subsidiaries thereof (and no action on the part of stockholders of Delta, the DPP Share Sellers, the Transferred DPP Companies or any Subsidiaries thereof) are necessary (or, in the case of the Related Agreements, will be necessary as of the execution thereof) to authorize the execution, delivery and performance in accordance with their respective terms of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been (or in the case of the Related Agreements will be) duly and validly executed and delivered by Delta and each of the DPP Share Sellers, the Transferred DPP Companies and any Subsidiaries thereof (with respect to any Related Agreement executed by such party prior to the Closing) to the extent a party thereto and, assuming this Agreement and such other Related Agreements (to the extent Newco is a party to such other Related Agreements) have been duly authorized, executed and delivered by Newco, JLL Holdco and the other parties thereto, each of this Agreement and such other agreements constitutes (or in the case of the Related Agreements will constitute) a legal, valid and binding agreement of Delta, the DPP Share Sellers, the Transferred DPP Companies and any Subsidiaries thereof (with respect to any Related Agreement executed by such party prior to the Closing) to the extent a party thereto, enforceable against Delta, each such DPP Share Seller and each of the Transferred DPP Companies and any Subsidiaries thereof (with respect to any Related Agreement executed by such party prior to the Closing) in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject, as to enforceability, to general equity principles.

Section 4.3 Capitalization.

(a) Section 4.3 of the Delta Disclosure Schedule sets forth the authorized, issued and outstanding shares of capital stock (or other equity interests) of each Transferred DPP Company and the record owners and, to the extent such record owners are not beneficial owners, beneficial owners of such issued and outstanding capital stock (or other equity interests), along with each Transferred DPP Company’s jurisdiction of organization (x) as of the date hereof and (y) as of the Closing Date after giving effect to the Pre-Closing Restructuring Transactions, subject to any amendment of such Pre-Closing Restructuring Transactions in accordance with Section 7.16. All of the issued and outstanding capital stock (or other equity interests) of the Transferred DPP Companies are, or as of immediately prior to the Closing will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights or Encumbrances in respect thereof. The DPP Share Sellers or the Transferred DPP Companies own, or as of immediately prior to the Closing will own, all of the issued and outstanding shares (or other equity interests) of the Transferred DPP Companies, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth in Section 4.3 of the Delta Disclosure Schedule, there are no shares of common stock, preferred stock or other equity interests of any Transferred DPP Company or any of their Subsidiaries (including phantom stock, stock appreciation rights or other similar rights) authorized, reserved, issued or outstanding, and there are no preemptive rights or other outstanding rights, subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type or other securities or obligations with respect thereto (i) convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of any Transferred DPP Company or any of their Subsidiaries, (ii) requiring or giving any Person any rights with respect to the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock (or other equity interests) of any Transferred DPP Company or any of its Subsidiaries, (iii) restricting the transfer of any shares of capital stock (or other equity interests) of any Transferred DPP Company or any of its Subsidiaries, or (iv) relating to the voting of any shares of capital stock of any Transferred DPP Company or any of its Subsidiaries.

(b) None of the Transferred DPP Companies nor any of their Subsidiaries owns any material equity interest, or any interest convertible into or exchangeable for a material equity interest, in any Person (other than other Transferred DPP Companies, Subsidiaries of Transferred DPP Companies or Subsidiaries thereof).

(c) There is no Liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any shares of the capital stock or other equity interests of any Transferred DPP Company or Subsidiary thereof.

Section 4.4 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by Delta nor the execution, delivery and performance of the Related Agreements by Delta, the DPP Share Sellers, the Transferred DPP Companies or any Subsidiaries thereof party thereto, nor the consummation of the transactions contemplated hereby and thereby by Delta, the DPP Share Sellers, the Transferred DPP Companies or any Subsidiaries thereof, will (a) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of Delta, any DPP Share Seller or any of the Transferred DPP Companies or any of the Transferred DPP Companies’ Subsidiaries, (b) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Governmental Authority (collectively, the “Governmental Filings”) except for (i) filings with the Federal Trade Commission (the “FTC”) and with the Antitrust Division of the United States Department of Justice (the “DOJ”) pursuant to the HSR Act, and the rules and regulations promulgated thereunder and (ii) requirements of any foreign Regulatory Laws and Laws regulating trade or competition or exchange or currency controls, and (iii) such consents, waivers, approvals, licenses, authorizations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business, (c) except as set forth on Section 4.4(c) of the Delta Disclosure Schedule, result in a violation, infringement or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration or any obligation of any DPP Affiliate (in respect of the DPP Business), the Transferred DPP Companies or their Subsidiaries under or a loss of any material benefit to which any DPP Affiliate (in respect of the DPP Business) or any of the Transferred DPP Companies or their Subsidiaries is entitled under, or require the consent of or notice to any Person under, any of the terms, conditions or provisions of any Material Contract, (d) assuming the making of the Governmental Filings and obtaining of the related approval referred to in clause (b)(i) or (b)(ii) above, violate any Law applicable to any DPP Affiliate (in respect of the DPP Business) or any of the Transferred DPP Companies or their Subsidiaries or by which any of such Persons’ respective properties or Assets may be bound or (e) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the Assets or properties of any Transferred DPP Company or any Subsidiary thereof, except in the case of clauses (c), (d) and (e), above, for conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses and Encumbrances that would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business.

Section 4.5 Regulatory Matters.

(a) Except as set forth on Section 4.5(a) of the Delta Disclosure Schedule, the Transferred DPP Companies are in compliance in all respects with the requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301, et seq. and its implementing regulations and with all applicable Laws of comparable Governmental Authorities in other jurisdictions, including all applicable Laws with respect to manufacturing, storing, transporting, importing, distribution, and sale of their Products and Services as well as with respect to the importation, acquisition and processing of any raw materials used in the manufacturing of such Products and Services, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Section 4.5(b) of the Delta Disclosure Schedule, since January 1, 2010 through the date hereof, the Transferred DPP Companies have not received: (i) any Forms FDA 483, warning letters, untitled letters, or other similar written communications from the FDA or any other comparable Governmental Authority noting material violations of Law; or (ii) other notice of any enforcement, regulatory or administrative Actions by the FDA or any other comparable Governmental Authority, that if not resolved favorably to the Transferred DPP Companies would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, to Delta’s Knowledge, no such Actions have been threatened. There is no enforcement, regulatory or administrative Action by or before the FDA or any other comparable Governmental Authority pending against any of the Transferred DPP Companies that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Delta’s Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to or lead to any such Action.

(c) To Delta’s Knowledge, the Transferred DPP Companies hold all material regulatory approvals, clearances, authorizations required by the FDA or any comparable Governmental Authority in connection with the conduct of the business of any Transferred DPP Company (the “Regulatory Permits”) and such Regulatory Permits are, in all material respects, (i) in full force and effect and (ii) in compliance with all formal filing and maintenance requirements.

(d) Except as described on Section 4.5(d) of the Delta Disclosure Schedule, since January 1, 2010 through the date hereof, there have been no voluntary or involuntary product recalls or withdrawals conducted by or issued to any Transferred DPP Company that remain open as of the date hereof and the Transferred DPP Companies have not received any notice from the FDA or any other comparable Governmental Authority requiring any Transferred DPP Company to (i) cease to manufacture, transport, import, export, distribute or sell any products of the Transferred DPP Companies, (ii) recall or withdraw any product sold by any Transferred DPP Company that remains open as of the date hereof, (iii) change the marketing classification or make a material change in the labeling of any such products, or (iv) terminate or suspend the marketing of any such products.

(e) As of the date hereof, no Transferred DPP Company, nor, to Delta’s Knowledge, any current officers, employees or agents of any Transferred DPP Companies, has been (i) disbarred or received notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. §§ 335a, 335b or 335c or any equivalent provisions in any other jurisdiction; or (ii) excluded or received notice of action or threat of action with respect to exclusion under the provisions of 42 U.S.C. § 1320a or any equivalent provisions in any other jurisdiction. As of the date hereof, to Delta’s Knowledge, no officer, employee or agent of any of the Transferred DPP Companies has committed an act, made a material statement or failed to make a material statement that would reasonably be expected to provide the basis for the FDA or any other comparable Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991). As of the date hereof, no Transferred DPP Company, and, to Delta’s Knowledge, no officer, employee or agent of any of the Transferred DPP Companies, has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. §335a.

(f) To Delta’s Knowledge, no product manufactured or distributed by any Transferred DPP Company is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law) or (iii) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or any similar Law), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.6 Financial Statements.

(a) Section 4.6 of the Delta Disclosure Schedule contains copies of the (i) audited carve-out balance sheets of the DPP Business as of December 31, 2012, December 31, 2011 and December 31, 2010 and the related audited carve-out statements of comprehensive income of, statements of cash flows of and statements of changes in net assets attributable to owners of the DPP Business for the fiscal years ended on December 31, 2012, December 31, 2011 and December 31, 2010, together with the respective audit opinions thereon of Ernst & Young LLP (the “Auditor”), and (ii) carve-out interim statement of comprehensive income, statement of cash flows of and statement of changes in net assets attributable to owners of the DPP Business for the nine-month periods ended September 30, 2013 and an unaudited carve-out balance sheet of the DPP Business as of September 30, 2013, which have been reviewed by the Auditor (the items referred to in clause (i), together with the notes thereto, being herein collectively referred to as the “Audited Financial Statements”; the items referred to in clause (ii)

being herein collectively referred to as the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 4.6 of the Delta Disclosure Schedule and the notes to the Audited Financial Statements, the Financial Statements present fairly in all material respects the combined financial condition and the results of operations of and cash flows of the DPP Business as of such dates and for such periods and have been prepared in accordance with IFRS applied on a consistent basis (except as set forth in such Financial Statements), subject, with respect to the Interim Financial Statements, to normal and recurring year-end adjustments that are not expected to be material, on an individual basis or in the aggregate, in amount and the absence of disclosures normally made in footnotes to audited financial statements. To Delta’s Knowledge, the balance sheets included in the Financial Statements do not include or reflect any Assets or Liabilities not intended to constitute a part of the DPP Assets or the Assumed Liabilities after giving effect to the transactions contemplated by this Agreement. To Delta’s Knowledge, the statements of operations included in the Financial Statements do not reflect the operations of any entity, division or business not intended to constitute a part of the DPP Business after giving effect to the transactions contemplated by this Agreement. The Financial Statements have been derived from the consolidated financial statements and accounting records of Delta using the historical results of operations and the historical basis of Assets and Liabilities of the DPP Business and may not necessarily be indicative of the conditions that would have existed or the results of operations if the DPP Business had been operated as a stand-alone entity.

(b) The Transferred DPP Companies and their Subsidiaries (a) have designed, and operated in all material respects in accordance with, disclosure controls and procedures, including systems of internal controls over financial reporting, that are designed to comply with applicable Law to ensure that material information relating to the Transferred DPP Companies and their Subsidiaries is made known to the management of the Transferred DPP Companies and their Subsidiaries by others within the Transferred DPP Companies and their Subsidiaries and (b) have disclosed, based on the most recent report prior to the date of this Agreement, to the Auditor any fraud that is Known to Delta, whether or not material, that involves management or other employees who have a significant role in the Transferred DPP Companies’ internal controls. Delta has made available to Newco a summary of any such disclosure made by management to the Auditor since January 1, 2012 as such disclosure pertains to the Transferred DPP Companies and their Subsidiaries.

Section 4.7 Absence of Certain Changes. Since December 31, 2012 through the date hereof (a) except as expressly contemplated by this Agreement, the Transferred DPP Companies, their Subsidiaries, and the DPP Affiliates (in respect of the DPP Business) have conducted the DPP Business in the ordinary course consistent with past practice, except as set forth in Section 4.7 of the Delta Disclosure Schedule; and (b) there has not been any change, event, effect, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since September 30, 2013 through the date hereof, except as expressly contemplated by this Agreement or as set forth in Section 4.7 of the Delta Disclosure Schedule, none of the Transferred DPP Companies, their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) has taken or agreed to take any action that would be prohibited by Section 7.1, if taken after the date of this Agreement.

Section 4.8 Compliance with Law; Permits. Other than with respect to any Excluded Assets or Retained Liabilities and except as set forth on Section 4.5 or Section 4.8 of the Delta Disclosure Schedule, (i) none of the Transferred DPP Companies, their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) is, or in the past two (2) years has been, in violation of any applicable Law except for any such violations that would not, individually or in the aggregate, be material to the DPP Business, and (ii) as of the date hereof, neither Delta, any of the Transferred DPP Companies nor any of their respective Subsidiaries has received any written notice alleging any such violation. Other than with respect to any Retained Liabilities or Excluded Assets, the Transferred DPP Companies and their Subsidiaries and the DPP Affiliates (in respect of the DPP Business) have, or will have as of Closing, all material permits, licenses, certificates, qualifications, registrations, approvals for their products, other material approvals and other material authorizations issued by a Governmental Authority necessary for the conduct of the DPP Business as presently conducted (the “Permits”) and are, and during the past two (2) years have been, in compliance in all material respects, with the terms of the Permits.

Section 4.9 Undisclosed Liabilities. Except (a) as disclosed, set forth or reflected or reserved against on the Financial Statements, (b) for Liabilities incurred or permitted to be incurred pursuant to this Agreement, (c) for Liabilities incurred after December 31, 2012 in the ordinary course of business, consistent with past practices, (d) for Liabilities set forth in any Section of the Delta Disclosure Schedule, or (e) for Retained Liabilities, the DPP Business is not subject to any Liabilities that would reasonably be expected to be material to the DPP Business.

Section 4.10 Litigation.

(a) Except as set forth on Section 4.10 of the Delta Disclosure Schedule and for Actions relating to the Excluded Assets or the Retained Liabilities, as of the date of this Agreement, there is no Action pending, or, to the Knowledge of Delta, Action threatened, against a Transferred DPP Company or any Subsidiaries thereof or the DPP Affiliates (in respect of the DPP Business) or arising out of, relating to or involving the DPP Business or any properties or rights of a Transferred DPP Company or its Subsidiaries other than Actions which would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business.

(b) None of the Transferred DPP Companies or their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) is, or has been since December 31, 2011, subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Authority or arbitration tribunal that would, individually or in the aggregate, reasonably be expected to be material to the DPP Business. Notwithstanding anything contained in this Section 4.10, no representation or warranty shall be deemed to be made in this Section 4.10 in respect of any subject matter of which is specifically covered in Section 4.11 (Taxes), Section 4.12 (Employee Benefits Plans; ERISA), Section 4.13 (Environmental Matters), Section 4.14 (Real Property) or Section 4.22 (Employee Matters; Labor).

Section 4.11 Taxes.

(a) Each of the Transferred DPP Companies and their Subsidiaries has (i) timely filed (or had timely filed on its behalf) with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by or on behalf of it, and each such Tax Return was complete and accurate in all material respects, and (ii) timely paid (or had paid on its behalf) all income and other material Taxes due and owing, regardless of whether required to be shown or reported on a Tax Return.

(b) In relation to VAT or other similar Tax, each of the Transferred DPP Companies and their Subsidiaries (i) is registered as a taxable person for VAT purposes with the relevant Tax Authority and no supply made by it for VAT purposes is an exempt supply and (ii) has not been required by the relevant authorities of customs and excise to give security.

(c) Each of the Transferred DPP Companies and their Subsidiaries maintains and has available at their offices, correct and up-to-date Tax records.

(d) Except for any Transfer Taxes, any documents required by applicable Law to be stamped in order for the Transferred DPP Companies and their Subsidiaries to prove title to a material Asset have been duly stamped and no material document of any of the Transferred DPP Companies and their Subsidiaries now or at Closing which is subject to any material ad valorem stamp duty, or other material stamp duty as required by Law, is or will be unstamped or insufficiently stamped.

(e) There is no Tax Audit pending against or with respect to any of the Transferred DPP Companies or their Subsidiaries in respect of any material Tax and no written or, to Delta’s Knowledge, unwritten notice of such a Tax Audit with respect to any material Tax has been received by Delta, any Affiliate of Delta or any Transferred DPP Company or its Subsidiaries.

(f) No deficiency or other claim for a material Tax has been asserted in writing or, to Delta’s Knowledge, otherwise, against any of the Transferred DPP Companies or their Subsidiaries, except for asserted deficiencies or other claims that have been resolved and paid in full.

(g) There are no material liens for Taxes upon the DPP Assets, or the Assets or property of any of the Transferred DPP Companies or their Subsidiaries, except for Permitted Encumbrances.

(h) There is no agreement extending the period of assessment or collection of any material Taxes of any Transferred DPP Company or its Subsidiaries or any other agreement with any Governmental Authority.

(i) No written or, to the Knowledge of Delta, unwritten claim has been made since January 1, 2010 by a Governmental Authority in a jurisdiction where any DPP Share Seller, Transferred DPP Company or Subsidiary thereof does not file Tax Returns that such entity is or may be subject to taxation by such jurisdiction.

(j) Within the past two years none of the Transferred DPP Companies or their respective Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(k) None of the Transferred DPP Companies or their respective Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(l) There are no Tax allocation, Tax sharing or Tax indemnification agreements or other similar arrangements under which any Transferred DPP Company or any Subsidiary thereof would be liable after the Closing for material Taxes of any other Person (other than another Transferred DPP Company or any Subsidiary thereof), other than commercial Contracts not primarily related to Taxes.

(m) Other than with respect to a fiscal unity or a combined, consolidated, unitary or other group for U.S. federal, state or local or Dutch or German Tax or VAT purposes of which Delta or an Affiliate of Delta is the common parent (or, in the case of a VAT group, a member), none of the Transferred DPP Companies or any Subsidiary thereof (i) has been a member of an affiliated group filing a fiscal unity, combined, consolidated, unitary or other group Tax Return or (ii) is jointly or severally liable or has any Liability for the Taxes of any Person, whether under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as a transferee or successor.

(n) Neither the Transferred DPP Companies or their Subsidiaries nor Newco or any of its Affiliates will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period that occurred within the five (5) year period ending on the Closing Date, (ii) any written closing agreement or settlement with a Tax Authority in respect of Taxes executed within the five (5) year period ending on the Closing Date, (iii) any intercompany transactions or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Tax Law) arising on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amounts received on or prior to the Closing Date or (vi) any election under Section 108(i) of the Code.

(o) Neither Delta, any DPP Share Seller nor any of the Transferred DPP Companies or any Subsidiary thereof has made any affirmative entity classification elections under Treasury Regulation Section 301.7701-3 for any Transferred DPP Company or any of their Subsidiaries.

(p) No Foreign Company has an annual taxable period other than the calendar year.

(q) None of the Transferred DPP Companies and their Subsidiaries have permanent establishments, other than in the country of their respective incorporation or organization.

(r) No tax ruling or agreement issued to or entered into by Delta or any of its Affiliates (including the Transferred DPP Companies and their Subsidiaries) (i) requires any Transferred DPP Company or Subsidiary thereof to take any action after the

Closing, other than to properly report the transaction in its books and records as required under local Law; (ii) prohibits any Transferred DPP Company or Subsidiary thereof from taking any action after the Closing; or (iii) is conditioned upon any Transferred DPP Company or Subsidiary thereof taking or refraining from taking any action after the Closing.

(s) Each of the Transferred DPP Companies and their Subsidiaries has complied in all material respects with all transfer pricing requirements imposed by any applicable Governmental Authority, including, the use of an arm’s length or similar amount for related Person charges, the filing of returns, the preparation of reports, and the maintenance of records and other documentation supporting any related Person charge or other amount. During the past five (5) years, no Governmental Authority has proposed, or asserted or otherwise discussed within a writing received by any of the Transferred DPP Companies and their Subsidiaries the possibility of a material transfer pricing adjustment or failure to comply in any material respect with any transfer pricing requirements.

(t) None of the Transferred DPP Companies or their Subsidiaries has agreed to make any material adjustments in a Post-Closing Tax Period pursuant to Section 481(a) of the Code or any similar provision of Law, or has any application pending with any Tax Authority requesting permission for any material changes in accounting methods that relate to the Transferred DPP Companies or their Subsidiaries.

(u) The Transferred DPP Companies and their Subsidiaries have withheld or collected all material Taxes required by Law to be withheld or collected and, to the extent required by applicable Law, timely paid such amounts to the appropriate Governmental Authority in all material respects.

Notwithstanding anything to the contrary in this Agreement, no breach or inaccuracy of any representation or warranty in this Section 4.11 (other than the representations or warranties set forth in Section 4.11(l) and Section 4.11(m)) shall entitle any Newco Indemnified Party to be indemnified or held harmless from, against and in respect of Losses arising from Taxes imposed with respect to any Post-Closing Tax Period.

Section 4.12 Employee Benefit Plans; ERISA.

(a) Section 4.12(a) of the Delta Disclosure Schedule contains a true and complete list of each material Employee Benefit Plan which covers any employee of the DPP Business. For purposes of this Agreement, “Employee Benefit Plan” means any deferred compensation plan and any incentive compensation, equity compensation plan, bonus, severance, retirement, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject thereto), any “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA, whether or not subject thereto), including Foreign Pension Plans, any employment, change-in-control, transaction bonus, retention, termination or severance agreement, and any other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Delta or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with Delta or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an

“ERISA Affiliate”), or to which Delta, its Subsidiaries or an ERISA Affiliate is party, whether written or oral, in each case for the benefit of any Business Employee. Section 4.12(a) of the Delta Disclosure Schedule separately identifies as such all Transferred Business Plans, all Foreign Pension Plans, and “project bonuses” as of the date hereof. For purposes of this Agreement, “Transferred Business Plan” means (i) any Employee Benefit Plan that as of the Closing is maintained or sponsored by any Transferred DPP Company or any of their respective Subsidiaries, (ii) any Employee Benefit Plan the Liabilities for which will automatically transfer to any Transferred DPP Company or any of their respective Subsidiaries by operation of applicable Law in connection the transactions contemplated by this Agreement (but only to the extent of such automatic transfer), and (iii) any Employee Benefit Plan that is identified as a Transferred Business Plan on Section 4.12(a) of the Delta Disclosure Schedule.

(b) Delta has made available to Newco true and complete copies of each material Transferred Business Plan or a summary thereof, the most recent actuarial report, if any, regarding the funded status of each Transferred Business Plan that is a Foreign Pension Plan, the most recent opinion or determination letter received from the IRS or any other Governmental Authority in respect of each Transferred Business Plan intended to qualify under Section 401 of the Code or similar Law, and all notices of or correspondence with any governmental agency or entity as to any matter related to such plan’s compliance with Law that remains unresolved and would, individually or in the aggregate, reasonably be expected to be material to the DPP Business.

(c) Neither Delta nor any ERISA Affiliate maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or an Employee Benefit Plan, in either case, that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(d) Each Transferred Business Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including ERISA and the Code and corresponding or similar provisions of non-U.S. Law, and with respect to each Transferred Business Plan, all contributions and obligations under or in connection with the Transferred Business Plan, including obligations arising by operation of Law, that have become due on or prior to the Closing Date have been made or satisfied or, if applicable, accrued in accordance with IFRS or other applicable accounting practices, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business.

(e) Each Transferred Business Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable opinion or determination letter to such effect from the IRS as to such qualification and, to the Knowledge of Delta, no events have occurred that could reasonably be expected to result in the loss of such qualification.

(f) No Transferred Business Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Business Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) benefits the full cost of which is borne by the Business Employee (or his or her dependents or beneficiaries).

(g) Except to the extent required by applicable Law (it being understood that contractual obligations shall not be considered required by applicable Law for this purpose), the consummation of the transactions contemplated by this Agreement shall not, either alone or in combination with another event (including termination of employment), (i) entitle any Business Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment, vesting or funding, or increase the amount, of compensation due any Business Employee, or (iii) accelerate the time of funding or result in any debt or obligation of the Transferred DPP Companies or their Subsidiaries to or with respect to any Employee Benefit Plan.

(h) Except as set forth in Section 4.12(h) of the Delta Disclosure Schedule, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former Business Employee who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Business Employee is entitled to a gross-up of any Taxes imposed by Section 4999 of the Code.

(i) Except as set forth in Section 4.12(i) of the Delta Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business, as of the date of this Agreement, to the Knowledge of Delta, there are (i) no pending or threatened claims, or facts that could reasonably be expected to give rise to claims, by or on behalf of any Transferred Business Plan, by any employee or beneficiary covered under any such Transferred Business Plan, or otherwise involving any such Transferred Business Plan (other than routine claims for benefits) or (ii) no matters pending (other than routine qualification determination filings) with respect to any of the Transferred Business Plans before any Governmental Authority.

(j) Except as set forth in Section 4.12(j) of the Delta Disclosure Schedule, as necessary or appropriate to comply with applicable Law, or as would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business, as of the date of this Agreement, to the Knowledge of Delta, there has been no amendment to, written interpretation or announcement (whether or not written) by Delta or any of its Affiliates relating to, or change in employee participation or coverage under, any Transferred Business Plan which would reasonably be expected to increase the expense of maintaining such Transferred Business Plan or, with respect to Employee Benefit Plans that are not Transferred Business Plans, would increase the expense of maintaining a comparable employee benefit plan, program, agreement or arrangement required by Law to be adopted or maintained by the Transferred DPP Companies or their Subsidiaries following the Closing Date, in either case above the level of the expense incurred in respect thereof for the twelve (12) months ended as of September 30, 2013.

(k) Without limiting any of the foregoing provisions, with respect to each Transferred Business Plan established or maintained outside of the United States primarily for Business Employees residing outside the United States and each Foreign Pension Plan (each a “Foreign Benefit Plan” and collectively, the “Foreign Benefit Plans”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i)

(A) the fair market value of the Assets of each funded Foreign Pension Plan, (B) the collective liability of each insurer for any Foreign Pension Plan funded through insurance or (C) the book reserve established for any Foreign Pension Plan, in any case together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Pension Plan and no transaction contemplated by this Agreement shall cause such Assets, insurance obligations or reserves, together with any such accrued contributions, to be less than such benefit obligations; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities; and (iii) all contributions required to be made under any applicable Law, including but not limited to the Commonwealth of Australia Superannuation Guarantee (Administration) Act 1992, have been made for or on behalf of each Business Employee as of the date hereof and as of the Closing Date.

Section 4.13 Environmental Matters. Other than as set forth on Section 4.13 of the Delta Disclosure Schedule, other than with respect to any Excluded Assets or Retained Liabilities, (a) the DPP Business is in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such entities of all material Environmental Permits, and compliance in all material respects with the terms and conditions thereof); (b) except as would not reasonably be expected to result in a material Liability to the DPP Business, (i) as of the date hereof, there is no Environmental Claim pending or, to the Knowledge of Delta, threatened against any Transferred DPP Company or their Subsidiaries and (ii) to the Knowledge of Delta, there are no pending unresolved Actions initiated by any Governmental Authority forcing Transferred DPP Companies or their Subsidiaries to investigate the presence of Hazardous Substances on, at, in or underneath any property formerly owned or operated by any Transferred DPP Company or its Subsidiaries or to execute a Cleanup with respect to the same (and in particular with respect to the Dutch jurisdiction any such Action pursuant to Section 43 of the Soil Protection Act (Wet Bodembescherming)); (c) to the Knowledge of Delta, there have been no Releases of Hazardous Substances on, at, in or underneath any of the Owned Real Property or Leased Real Property or on, at, in or underneath any property formerly owned or operated by any Transferred DPP Company or its Subsidiaries or the DPP Affiliate (in respect of the DPP Business), respectively, that would reasonably be expected to result in a material Liability to the DPP Business; and (d) the Transferred DPP Companies and their Subsidiaries and the DPP Affiliates (in respect of the DPP Business) have delivered or otherwise made available for inspection to Newco true, complete and correct copies of any material reports, studies, analyses, tests or monitoring possessed by or reasonably available to Delta, the Transferred DPP Companies and their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) pertaining to Hazardous Substances in, on, beneath or adjacent to any of the Owned Real Property or Leased Real Property, or regarding their compliance with applicable Environmental Laws, except, in either case as pertains to Hazardous Substances or compliance matters, that would not reasonably be expected to result in a material Liability to the DPP Business.

Section 4.14 Real Property.

(a) Section 4.14(a) of the Delta Disclosure Schedule sets forth a complete and accurate, in all material respects, list of all of the real property owned by the Transferred DPP Companies and their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) as of the date hereof or that will be owned by the Transferred DPP Companies after giving effect to the Pre-Closing Restructuring Transactions (the “Owned Real Property”). The Transferred DPP Companies and their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) have (or immediately prior to the Closing will have) good and valid title in fee simple to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Section 4.14(b) of the Delta Disclosure Schedule sets forth a complete and accurate, in all material respects, list of all of the material real property leased, subleased, ground leased, subleased or licensed by the Transferred DPP Companies and their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) as of the date hereof. True, correct and complete copies of all material Leases in effect as of the date hereof relating to the Leased Real Property have heretofore been delivered by Delta to Newco. All such Leases are valid, binding and in full force and effect and are enforceable against the Transferred DPP Company, Subsidiary of a Transferred DPP Company or DPP Affiliate party thereto and, to the Knowledge of Delta, the other parties thereto in accordance with their terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject, as to enforceability, to general equity principles, except where such failure to be so valid, binding or enforceable would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business. As of the date hereof, none of the DPP Share Sellers or any of the Transferred DPP Companies or their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) has received written notice of any, and, to the Knowledge of Delta, there is no material default that is continuing under any material Lease relating to Leased Real Property.

(c) As of the date hereof, none of the DPP Share Sellers or any of the Transferred DPP Companies or their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) has received any written notice from any Governmental Authority that (i) the Real Property is in any violation of any Law or (ii) any special assessment or similar Tax will be imposed on any of the Real Property, in each case, that would reasonably be expected to have a Material Adverse Effect.

(d) As of the date hereof, none of the Transferred DPP Companies or their Subsidiaries or the DPP Affiliates (in respect of the DPP Business) has received any written notice that (i) any condemnation proceeding is pending or threatened with respect to any Real Property or (ii) any material zoning or building code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any Real Property in the ordinary course consistent with past practice.

Section 4.15 Intellectual Property.

(a) Set forth in Section 4.15(a) of the Delta Disclosure Schedule is a true and correct (in all material respects) list, as of the date of this Agreement, of all material (i) issued Patents and pending Patent applications (each identified by patent family number and jurisdiction where a filing has been made); (ii) Trademark registrations and Trademark registration applications; (iii) Internet domain names; and (iv) Copyright registrations and Copyright registration applications, in each case, included in the DPP Assets. As of the date hereof, all material issued or registered Intellectual Property set forth in Section 4.15(a) of the Delta Disclosure Schedule is in effect, subsisting and unabandoned, and, to the Knowledge of Delta, valid, and all maintenance and prosecution fees relating thereto that are due as of the date of this Agreement have been paid. Except as set forth in Section 4.15(a) of the Delta Disclosure Schedule, all material Intellectual Property set forth in Section 4.15(a) of the Delta Disclosure Schedule is owned by Delta or one of its Subsidiaries free and clear of any and all Encumbrances other than Permitted Encumbrances and, to the Knowledge of Delta, no ownership rights in such material Intellectual Property are vested in any individual who is or has been an employee of Delta or any of its Affiliates or Subsidiaries. There is no litigation, cancellation or objection proceeding or claim pending, asserted or, to the Knowledge of Delta, threatened in writing as of the date of this Agreement concerning the ownership, validity, registrability or enforceability, of any Intellectual Property set forth in Section 4.15(a) of the Delta Disclosure Schedule or any material Intellectual Property owned by Delta, a Transferred DPP Company or any of their Subsidiaries and included in the DPP Assets (other than any Intellectual Property office proceedings, actions and the like) except as would not, individually or in the aggregate, reasonably be expected to be material to the DPP Business.

(b) To the Knowledge of Delta, the conduct of the DPP Business does not infringe, misappropriate or otherwise violate in any material respect any Person’s valid Intellectual Property rights. Except as set forth in Section 4.15(a) of the Delta Disclosure Schedule, as of the date hereof, there is no claim pending or threatened in writing against Delta or its Subsidiaries or any Transferred DPP Companies or any of their Subsidiaries asserting that the DPP Business has infringed, misappropriated or otherwise violated the Intellectual Property rights of another Person in any material respect.

(c) Except as set forth in Section 4.15(c) of the Delta Disclosure Schedule, (i) to the Knowledge of Delta, no Person is materially infringing or otherwise violating any Intellectual Property included in the DPP Assets, and (ii) no material Intellectual Property related claims regarding any Intellectual Property included in the DPP Assets brought on behalf of Delta or an Affiliate or Subsidiary thereof are pending or threatened in writing as of the date hereof against any Person by Delta, any Transferred DPP Company or any of their respective Subsidiaries.

Section 4.16 Customers and Suppliers.

(a) Section 4.16(a) of the Delta Disclosure Schedule lists, for the Transferred DPP Companies, in the aggregate, the ten (10) largest customers and suppliers in terms of sales and purchases (calculated using the IFRS methods of revenue recognition, including the percentage-of-completion method of revenue recognition for certain products sold to or purchased from certain customers and suppliers) during the period from December 31, 2011 to December 31, 2012 and states the approximate total aggregate sales and purchases (calculated using the IFRS methods of revenue recognition, including the percentage-of-completion method of revenue recognition for certain products sold to or purchased from certain customers and suppliers) by the Transferred DPP Companies to or from each such customer or supplier during such period.

(b) As of the date hereof, none of the Transferred DPP Companies has received written notice from any customer or supplier set forth on Section 4.16(a) of the Delta Disclosure Schedule that it is terminating its relationship with any of the Transferred DPP Companies. To Delta’s Knowledge, as of the date hereof, no customer or supplier of any Transferred DPP Company set forth on Section 4.16(a) of the Delta Disclosure Schedule (i) intends to terminate its relationship with any Transferred DPP Company or (ii) has indicated in writing that it intends to materially reduce the level of business conducted with any Transferred DPP Company, other than (x) ordinary course volume fluctuations as part of the normal product life cycle management and (y) reductions as a result of the expiration or termination of contracts in accordance with their terms.

Section 4.17 Product Liability and Warranty Breach. To Delta’s Knowledge, no Transferred DPP Company has committed any act, and there has been no omission by a Transferred DPP Company, in violation of any applicable Laws or breach of any contractual obligations, including any express warranties, which would reasonably be expected to result in product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Transferred DPP Companies with respect to any Products and Services delivered or rendered prior to the date of this Agreement and which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.18 Title to DPP Assets; Sufficiency of DPP Assets.

(a) The Transferred DPP Companies (and their Subsidiaries) and the DPP Affiliates (in respect of the DPP Business), in the aggregate, own, lease, license or have the legal right to use, and the Transferred DPP Companies (and their Subsidiaries) will at or immediately prior to the Closing own, lease, license or have the legal right to use, all material tangible DPP Assets, free and clear of all Encumbrances, other than Permitted Encumbrances; provided, that the foregoing shall not apply to Real Property, which is covered in Section 4.14.

(b) The DPP Assets that will be held, leased or licensed by the Transferred DPP Companies and their Subsidiaries as of the Closing, together with all Assets the benefit of which is to be provided to Newco or one of its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries) pursuant to this Agreement, the Related Agreements or any agreements entered into after the date hereof in accordance with Section 7.16(c) or, in the absence thereof, the service level agreements set forth on Section 7.5 of the Delta Disclosure Schedule (collectively, the “Service Level Agreements”) that continue in effect after the Closing in accordance with Section 7.16(c), and the corporate services provided by Delta or its Subsidiaries to the DPP Business set forth in Section 4.18(b) of the Delta Disclosure Schedule, will constitute, as of Closing, all material Assets (other than (i) Non-Transferable Permits, (ii) the services of Governmental Authorities or third party utility providers (and Assets of Governmental Authorities or third party utility providers related to the provision of such services) provided to the DPP Business of a type generally provided by Governmental Authorities or third party utility providers to similarly situated Persons, and (iii) Excluded Shared Contracts) which are required for Newco and its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries) to operate in all material respects the DPP Business in the manner in which it is operated on the date hereof.

Section 4.19 Brokers and Finders. Except for those entities set forth in Section 4.19 of the Delta Disclosure Schedule, the fees of which will be paid by Delta (subject to Section 11.12), in connection with the transactions contemplated by this Agreement, no Person is entitled to any brokerage, investment banker, finders’ or similar fee or commission based upon arrangements made by or on behalf of Delta, any DPP Share Seller or the Transferred DPP Companies or their Subsidiaries and for which any Person other than Delta or a Retained Subsidiary would be liable or which is otherwise included as an Assumed Liability.

Section 4.20 Contracts.

(a) Section 4.20 of the Delta Disclosure Schedule contains a true and complete list, as of the date hereof, of all Contracts (other than Transferred Business Plans and other than any Material Contracts that are Excluded Assets) (i) to which any of the Transferred DPP Companies, any of their Subsidiaries or any DPP Affiliate (in respect of the DPP Business) is a party, (ii) by which any of the Transferred DPP Companies, any of their Subsidiaries or any DPP Affiliate (in respect of the DPP Business) is bound, or (iii) pursuant to which the DPP Assets are bound, and that fall within any of the following categories (the “Material Contracts”); provided that, except with respect to clause (e) below, the following categories shall exclude any Contracts that are IT Assets:

(i) each material Contract with a Key Customer (other than (i) any such Contract which is terminable by a Transferred DPP Company or its Subsidiary, as applicable, without material liability, penalty or premium and (ii) purchase orders, sales orders, work orders, rebate agreements or invoices under such Contracts entered into in the ordinary course of business);

(ii) each material Contract with a Key Supplier (other than (i) any such Contract which is terminable by a Transferred DPP Company or its Subsidiary, as applicable, without material liability, penalty or premium and (ii) purchase orders, sales orders, work orders, rebate agreements or invoices under such Contracts entered into in the ordinary course of business);

(iii) each material joint venture, partnership, shareholders or other similar agreement relating to the governance or rights of partners or involving an equity investment by any DPP Share Seller (in respect of any portion of the DPP Business) or involving any Transferred DPP Company or any of their Subsidiaries;

(iv) each Contract (other than Contracts to provide contract manufacturing and development services to customers) which limits the ability of a Transferred DPP Company or any of its Subsidiaries or a DPP Affiliate (in respect of the DPP Business) to compete in any material respect in any business, with any Person or in any geographic area or in any line of business;

(v) each Contract that is (i) a material DPP IT Asset or (ii) an IT Asset set forth on Section 7.15(c)(ii) of the Delta Disclosure Schedule, in each case, other than (A) Contracts under which the amount spent in respect of the DPP Business during the twelve (12) month period ended December 31, 2012 did not exceed $1,000,000 and (B) Contracts concerning commercially available off the shelf software or hardware;

(vi) each material Transferred IP Contract, other than non-disclosure agreements, employee invention assignments, customer end user agreements, and similar agreements entered into in the ordinary course of business;

(vii) each Contract material to the DPP Business containing a minimum purchase requirement under which the Transferred DPP Companies or their respective Subsidiaries purchased during the twelve (12)-month period immediately preceding December 31, 2012 a minimum of $1,000,000 of goods or services on an annual basis;

(viii) each Contract material to the DPP Business containing a minimum supply commitment for the Transferred DPP Companies or their respective Subsidiaries to sell during the twelve (12)-month period immediately following, or pursuant to which the Transferred DPP Companies or their respective Subsidiaries have sold during the twelve (12) month period immediately preceding, December 31, 2012 a minimum of $1,000,000 of goods or services on an annual basis;

(ix) each Contract (other than purchase orders, sales orders, work orders, rebate agreements or invoices under such Contracts entered into the ordinary course of business) containing any future capital expenditure obligations of the Transferred DPP Companies, their respective Subsidiaries or the DPP Affiliates (in respect of the DPP Business) in respect of any single project in excess of $1,000,000;

(x) (i) each Contract entered into after December 31, 2012, or not yet consummated, relating to the acquisition or disposition of any business, Assets or capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of Assets or otherwise) for aggregate consideration under such Contract in excess of $1,000,000 individually, other than purchases or sales of raw materials, inventory or similar Assets in the ordinary course of business, and (ii) each Contract relating to the acquisition or disposition of any business, Assets or capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of Assets or otherwise) under which the Transferred DPP Companies or their respective Subsidiaries will have an obligation after Closing with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or indemnification obligations (but excluding indemnification obligations with respect to any Retained Liabilities);

(xi) any lease or sublease related to (i) any Leased Real Property at which any Transferred DPP Company or any of its Subsidiaries or a DPP Affiliate (in respect of the DPP Business) currently conducts manufacturing or assembling activities or (ii) any other Leased Real Property providing for annual rents in excess of $1,000,000; and

(xii) any Contract relating to or evidencing Indebtedness in excess of $1,000,000 individually.

(b) A correct and complete copy of each Material Contract has been made available to Newco prior to the date hereof. Each Material Contract is valid, binding and enforceable in all material respects against the Transferred DPP Company, Subsidiary of a Transferred DPP Company or DPP Affiliate party thereto and, to the Knowledge of Delta, the other parties thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject, as to enforceability, to general equity principles, and, to the Knowledge of Delta, is in full force and effect. Except as set forth on Section 4.20(b) of the Delta Disclosure Schedule, neither the Transferred DPP Companies, their Subsidiaries or DPP Affiliates (in respect of the DPP Business) nor, to the Knowledge of Delta, any other party thereto, is in material default under or in material breach of any Material Contract (other than agreements between or among any of the Transferred DPP Companies and their Subsidiaries), and, to the Knowledge of Delta, no event has occurred that with or without notice or lapse of time or both would constitute such a material breach or material default thereunder. As of the date hereof, neither Delta nor its Subsidiaries have received written notice of termination, cancellation or non-renewal with respect to any Material Contract.

Section 4.21 Absence of Certain Business Practices. During the past three (3) years, (i) neither Delta, any of its Subsidiaries, any Transferred DPP Company nor any of their Subsidiaries has, in connection with or relating to the DPP Business, violated in any material respect any Law relating to anti-bribery or anticorruption or that otherwise prohibits the corrupt payment to any government or public officials, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Commonwealth of Australia Criminal Code Act 1995, Crimes Act 1914, Anti-Money Laundering and Counter-Terrorism Financing Act 2006 and Financial Transaction Reports Act 1988 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (all such Laws, “Anticorruption Laws”), (ii) to the Knowledge of Delta, no Representative, consultant or other Person acting for or on behalf of Delta, any of its Subsidiaries, any Transferred DPP Company or any of their Subsidiaries has, in connection with or relating to the DPP Business, violated in any material respect any Anticorruption Law, and (iii) neither Delta, any of its Subsidiaries, any Transferred DPP Company nor any of their Subsidiaries has, in connection with or relating to the DPP Business, and prior to the date hereof, received any written notice alleging any such material violation or conducted any internal investigation with respect to any actual, potential or alleged material violation of any Anticorruption Law.

Section 4.22 Employee Matters; Labor.

(a) Except as set forth on Section 4.22(a) of the Delta Disclosure Schedule, no Transferred DPP Company or any Subsidiary thereof is party to any collective bargaining, works council or similar material agreement with an employee representative body concerning wages, hours, working conditions, or the representation of employees (and Delta has made available to Newco true and complete copies of any such agreement), no Business Employee is subject to or covered by any such agreement, and neither any Transferred DPP Company nor any Subsidiary thereof has recognized any trade union or other employee representative body with respect to the Business Employees. Subject to Section 1.4, the Transferred DPP Companies and each of their respective Subsidiaries are in material compliance with any requirement to inform or consult with any trade union, works council or employee representative body with respect to the transactions contemplated by this Agreement on or prior to the date hereof.

(b) Except as set forth on Section 4.22(b) of the Delta Disclosure Schedule, since December 31, 2011 through the date hereof, there have been no material strikes, lockouts, grievances or other labor disputes (excluding claims for workers’ compensation for work-related injury or illness and any other claims with respect to any Business Employees in the ordinary course), and to the Knowledge of Delta, none are threatened. To the Knowledge of Delta, as of the date hereof, there are no labor union organizing activities with respect to any Business Employees.

(c) Except as set forth on Section 4.22(c) of the Delta Disclosure Schedule, each Transferred DPP Company and its Subsidiaries (i) are, to the extent required by applicable Law, registered as an employer under Laws relating to compensation for work related injuries or illness (“Worker’s Compensation Laws”) and have paid all material levies due and payable under Worker’s Compensation Laws in respect of each Business Employee; (ii) to the Knowledge of Delta, no claims have been made by any Transferred DPP Company or its Subsidiaries under Worker’s Compensation Laws, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Except in relation to the Business Employees who were transferred to a Transferred DPP Company in connection with the transactions contemplated by this Agreement, none of the Transferred DPP Companies nor any Subsidiary thereof has, in the three years prior to the date hereof, been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 or 1981 or similar local Law (a “Relevant Transfer”). No Business Employee has transferred to any Transferred DPP Company or Subsidiary thereof under a Relevant Transfer who at any time before the Relevant Transfer (i) was a member of a defined benefit occupation pension plan; or (ii) was a member of a plan providing an interest in or option over stock where that plan has not been materially replicated.

(e) As of the Closing Date, no individuals will be employed by a Transferred DPP Company or a Subsidiary who are not Business Employees.

Section 4.23 No Additional Representations. Each of Newco and JLL Holdco acknowledge and agree that neither Delta nor any of its Subsidiaries, nor any other Person, has made or is making any representation or warranty, express or implied, oral or written, as to the accuracy or completeness of any information regarding Delta, the DPP Share Sellers, the Transferred DPP Companies or any of their respective Affiliates or Subsidiaries, the DPP Shares, the DPP Assets or the DPP Business, or with respect to any other information provided, or made available, to Newco or JLL Holdco or any of their respective Affiliates or Representatives in connection with the transactions contemplated hereby, except as specifically included in this Agreement, the Delta Disclosure Schedule or any Related Agreement. In particular, without limiting the foregoing, except for the representations and warranties made by Delta in this Article, neither Delta nor any other Person makes or has made any representation or warranty to Newco, JLL Holdco or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or other prospective information relating to Delta, the DPP Share Sellers, the Transferred DPP Companies, or any of their respective Affiliates or Subsidiaries, the DPP Shares, the DPP Assets or the DPP Business, or (b) any oral or written information furnished or made available to Newco, JLL Holdco or any of their respective Affiliates or Representatives in the course of its due diligence investigation of Delta, the DPP Share Sellers, the Transferred DPP Companies or any of their respective Affiliates or Subsidiaries, the DPP Shares, the DPP Assets or the DPP Business, the negotiation of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby and thereby, including the accuracy or completeness thereof, and neither Delta nor any other Person will have liability to Newco, JLL Holdco or any of their respective Affiliates or Representatives in respect of such information, including any subsequent use of such information.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF JLL HOLDCO

JLL Holdco represents and warrants to each of Delta and Newco that:

Section 5.1 Organization and Standing. JLL Holdco is a limited partnership duly formed, validly existing and in good standing under the Laws of the Cayman Islands with requisite power and authority to own, lease, use and operate its properties and to conduct its business as now being conducted. JLL Holdco is duly qualified or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing.

Section 5.2 Authority Relative to this Agreement, Etc. JLL Holdco has all requisite authority and power to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which JLL Holdco is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by JLL Holdco. No other proceedings on the part of JLL Holdco (and no action on part of any equity holders of JLL Holdco) or any Subsidiary thereof are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which JLL Holdco is a party have been (or in the case of certain of the Related Agreements, will be) duly and validly executed and delivered by JLL Holdco and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by all of the other parties hereto, each of this Agreement and such other agreements constitutes (or in the case of certain of the Related Agreements will constitute) a legal, valid and binding agreement of JLL Holdco, enforceable against JLL Holdco in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject, as to enforceability, to general equity principles.

Section 5.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement or the Related Agreements to which JLL Holdco is a party or the consummation of the transactions contemplated hereby and thereby by JLL Holdco will (a) violate any provision of the certificate of limited partnership or limited partnership agreement (or other comparable governing documents) of JLL Holdco, (b) require any Governmental Filings with any Governmental Authority, except for (i) filings with the FTC and the DOJ pursuant to the HSR Act, and the rules and regulations promulgated thereunder, (ii) requirements of any foreign Regulatory Laws and Laws regulating trade or exchange or currency controls and (iii) such consents, waivers, approvals, authorizations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a JLL Holdco Material Adverse Effect, (c) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration or any obligation to repay or a loss of any benefit to which JLL Holdco is entitled under, any of the terms, conditions or provisions of any material Contract to which JLL Holdco is a party or by which JLL Holdco or any of its properties or Assets may be bound, except such violations, breaches, defaults, terminations, cancellations and accelerations which would not, individually or in the aggregate, reasonably be expected to have a JLL Holdco Material Adverse Effect or (d) assuming the making of the Governmental Filings and obtaining of the related approval referred to in clause (b)(i) or (b)(ii) above, violate any Law applicable to JLL Holdco or by which any of its properties or Assets may be bound, except such violations which would not, individually or in the aggregate, reasonably be expected to have a JLL Holdco Material Adverse Effect.

Section 5.4 Brokers and Finders. No Person is entitled to any brokerage, investment banker, finders’ or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JLL Holdco or its Affiliates and for which any Person other than JLL Holdco or its Affiliates would be liable.

Section 5.5 Litigation. As of the date of this Agreement, there is no Action pending, or, to the knowledge of JLL Holdco, threatened, against JLL Holdco or any of its Affiliates, other than Actions which would not, individually or in the aggregate, reasonably be expected to have a JLL Holdco Material Adverse Effect. Neither JLL Holdco nor any of its Affiliates is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Authority or arbitration tribunal that would, individually or in the aggregate, reasonably be expected to have a JLL Holdco Material Adverse Effect.

Section 5.6 Financing. JLL Holdco has delivered to Newco and Delta a complete and accurate copy of an executed commitment letter (the “Equity Commitment Letter”) from JLL Holdco and certain of its Affiliates to provide, subject to the terms and conditions therein, equity financing (the “Equity Financing”) to Newco in an aggregate amount sufficient to fund the cash portion of the JLL Contribution. The Equity Commitment Letter is valid, binding, enforceable and in full force and effect. As of the date hereof, the Equity Commitment Letter has not been amended or modified, and the respective commitments contained in such letter have not been withdrawn, terminated or rescinded in any respect. The Equity Commitment Letter is not subject to any conditions precedent to the obligations of the parties thereunder to make the full amount of the Equity Financing available to Newco other than as expressly set forth therein.

Section 5.7 Availability of Funds. Upon consummation of the financing transactions contemplated by the Equity Commitment Letter described in Section 5.6, JLL Holdco will have immediately available funds in a quantity sufficient to pay the cash portion of the JLL Contribution.

Section 5.8 Investigation by JLL Holdco. JLL Holdco has conducted its own independent evaluation of Delta, the DPP Share Sellers, the DPP Shares, the Transferred DPP Companies, the DPP Assets and the DPP Business (including the financial condition, Liabilities, results of operations and projected operations of the DPP Business) and has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement (including the assumption of the Assumed Liabilities by Newco) and the Related Agreements. JLL Holdco confirms that Delta has made available to JLL Holdco (i) the opportunity to ask questions of the Representatives of Delta and its Subsidiaries and to acquire additional information about the business and financial condition of Delta, the DPP Share Sellers, the DPP Shares, the Transferred DPP Companies, the DPP Business and the DPP Assets, and (ii) in the electronic data room maintained in connection with the transactions contemplated by this Agreement, information and documents, including written responses to questions submitted by, or on behalf of, JLL Holdco, relating to Delta, the DPP Share Sellers, the DPP Shares, the Transferred DPP Companies, the DPP Business and the DPP Assets.

Section 5.9 JLL Legacy Entities. JLL Associates V (Patheon), L.P., a Cayman exempted limited partnership, JLL Partners Fund V (Patheon), L.P., a Cayman limited partnership, and their respective direct and indirect Subsidiaries were established solely for the purpose of acquiring, owning and disposing of, directly or indirectly, capital stock of Pi and to receive distributions, interests and other types of passive income in connection therewith, and prior to the Effective Time, such Persons will not have engaged in any other business activities and will not have any Liabilities or obligations (including any Liabilities or obligations for any Taxes) either immediately before or immediately after the Closing.

Section 5.10 No Additional Representations.

(a) Each of Delta and Newco acknowledge and agree that neither JLL Holdco nor any other Person, has made or is making any representation or warranty, express or implied, oral or written, as to the accuracy or completeness of any information regarding JLL Holdco or any of its Affiliates except as specifically included in this Agreement.

(b) Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that none of Delta, the DPP Share Sellers or any other DPP Affiliate is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the DPP Business, the DPP Shares or the DPP Assets. In furtherance of the foregoing, JLL Holdco acknowledges that it is not relying on any representation or warranty of Delta, the DPP Share Sellers or any other DPP Affiliate, other than those set forth in Article IV.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco represents and warrants to each of Delta and JLL Holdco that:

Section 6.1 Organization and Standing. Newco is a limited partnership duly formed, validly existing and in good standing under the Laws of the Cayman Islands with requisite power and authority to own, lease, use and operate its properties and to conduct its business as now being conducted. Newco is duly qualified or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing.

Section 6.2 Authority Relative to this Agreement, Etc. Newco has all requisite authority and power to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Newco is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Newco. No other proceedings on the part of Newco (and no action on part of any equity holders of Newco) or any Subsidiary thereof are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which Newco is a party have been (or in the case of certain of the Related Agreements, will be) duly and validly executed and delivered by Newco and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by all of the other parties hereto, each of this Agreement and the Related Agreements constitutes (or in the case of certain of the Related Agreements will constitute) a legal, valid and binding agreement of Newco, enforceable against Newco in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject, as to enforceability, to general equity principles.

Section 6.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement or the Related Agreements to which Newco is a party or the consummation of the transactions contemplated hereby and thereby by Newco will (a) violate any provision of the certificate of limited partnership or limited partnership agreement (or other comparable governing documents) of Newco, (b) require any Governmental Filings with any Governmental Authority, except for (i) filings with the FTC and the DOJ pursuant to the HSR Act, and the rules and regulations promulgated thereunder, (ii) requirements of any foreign Regulatory Laws and Laws regulating trade or exchange or currency controls and (iii) such consents, waivers, approvals, authorizations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect, (c) conflict with, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration or any obligation to repay or a loss of any benefit to which Newco is entitled under, any of the terms, conditions or provisions of any material Contract to which Newco is a party or by which Newco or any of its properties or Assets may be bound, except such violations, breaches, defaults, terminations, cancellations and accelerations which would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect or (d) assuming the making of the Governmental Filings and obtaining of the related approval referred to in clause (b)(i) or (b)(ii) above, violate any Law applicable to Newco or by which any of its properties or Assets may be bound, except such violations which would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

Section 6.4 Brokers and Finders. None of Newco or any of its officers, directors or employees has employed any investment banker, broker or finder or incurred any Liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Delta or any Retained Subsidiary or, in the event the Closing does not occur, any Transferred DPP Company or its Subsidiaries, has or could have any Liability.

Section 6.5 No Prior Business. Newco has been formed solely for the purpose of engaging in the transactions expressly contemplated by this Agreement, the Related Agreements and the Arrangement Agreement and, prior to the Effective Time, Newco will not have engaged in any other business activities and will not have any Assets and will not have incurred any Liabilities or obligations other than as expressly contemplated by this Agreement, the Related Agreements, the Service Level Agreements and the Arrangement Agreement.

Section 6.6 Investigation by Newco. Newco has conducted its own independent evaluation of Delta, the DPP Share Sellers, the DPP Shares, the Transferred DPP Companies, the DPP Assets and the DPP Business (including the financial condition, Liabilities, results of operations and projected operations of the DPP Business) and has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement (including the assumption of the Assumed Liabilities) and the Related Agreements. Newco confirms that (a) it can bear the economic risk of its investment in the DPP Shares, the Transferred DPP Companies, the DPP Assets and the DPP Business pursuant to this Agreement and the Related Agreements and can afford to lose its entire investment in the DPP Shares, the Transferred DPP Companies, the DPP Assets and the DPP Business and (b) Delta has made available to Newco (i) the opportunity to ask questions of the Representatives of Delta and its Subsidiaries and to acquire additional information about the business and financial condition of Delta, the DPP Share Sellers, the DPP Shares, the Transferred DPP Companies, the DPP Business and the DPP Assets, and (ii) in the electronic data room maintained in connection with the transactions contemplated by this Agreement, information and documents, including written responses to questions submitted by, or on behalf of, Newco, relating to Delta, the DPP Share Sellers, the DPP Shares, the Transferred DPP Companies, the DPP Business and the DPP Assets.

Section 6.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the Related Agreements (including the Debt Financing), Newco and its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries) will be Solvent on a consolidated basis.

Section 6.8 No Additional Representations. Each of Delta and JLL Holdco acknowledge and agree that neither Newco nor any other Person, has made or is making any representation or warranty, express or implied, oral or written, as to the accuracy or completeness of any information regarding Newco except as specifically included in this Agreement or any Related Agreement.

Section 6.9 Capitalization; Valid Issuance.

(a) As of the date of this Agreement, the issued and outstanding partnership interests of Newco consists of one (1) Newco Interest held by an Affiliate of JLL Holdco, one (1) Newco Interest held by Delta and one (1) General Partnership Unit issued to the GP. Upon issuance of the Newco Interests contemplated by this Agreement, the total outstanding Newco Interests will be owned 49% by Delta and 51% by JLL Holdco.

(b) The Newco Interests issued pursuant to this Agreement will be duly authorized in accordance with the Newco Partnership Agreement and, when issued and delivered to Delta and JLL Holdco, as applicable, against payment therefor in accordance with this Agreement, will be validly issued and free of any Encumbrances, except for restrictions on transfer provided for in the Newco Partnership Agreement or the Shareholders’ Agreement and will be issued in compliance with all applicable Laws.

(c) The Newco Interests issued pursuant to this Agreement shall have those rights, preferences, privileges and restrictions governing the Class A limited partner interests as are set forth in the Newco Partnership Agreement.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business. During the period from the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, except (i) as set forth in Section 7.1 of the Delta Disclosure Schedule, (ii) as expressly contemplated by this Agreement or any Related Agreement or Service Level Agreement, (iii) as required by Law or (iv) as Newco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Delta agrees that it will, and will cause each of the Transferred DPP Companies and their Subsidiaries and the DPP Affiliates (in respect of the DPP Business) to, (x) conduct the DPP Business in all material respects in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts to (1) preserve intact the DPP Business and the organizations, goodwill and business relationships of the DPP Business in all material respects and (2) keep available the services of the senior managers and key employees of the DPP Business. During the period from the date of this Agreement to earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, except (A) as set forth in Section 7.1 of the Delta Disclosure Schedule, (B) as Newco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (C) as expressly contemplated by this Agreement (including the Debt Financing) or any Related Agreement, (D) as otherwise provided in the last paragraph of this Section 7.1 and (E) as required by Law or the terms of any existing Contract, Delta covenants and agrees not to take, solely with respect to the DPP Business, the DPP Assets, the Transferred DPP Companies and their Subsidiaries, and to cause the Transferred DPP Companies and their respective Subsidiaries not to, and to cause the DPP Affiliates solely with respect to the DPP Business, not to, take any of the following actions:

(a) amend the charter, by-laws or similar organizational documents of any of the Transferred DPP Companies or their respective Subsidiaries;

(b) with respect to any of the Transferred DPP Companies or their respective Subsidiaries, issue or agree to issue any additional shares of capital stock (other than shares to be transferred to Newco at the Closing), or issue or agree to issue any other equity interests or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock or other equity interests (including, phantom stock, stock appreciation rights or other similar rights), of any of the Transferred DPP Companies or any of their respective Subsidiaries, or sell, transfer or otherwise dispose of or encumber any shares of capital stock or other equity interests of any of the Transferred DPP Companies or their respective Subsidiaries, except, in each case, for (x) any issuance, sale, transfer or disposition to a Wholly Owned Subsidiary of Delta that is or becomes a DPP Share Seller or (y) any issuance, sale, transfer or disposition to a Wholly Owned Subsidiary of Delta that is a Transferred DPP Company or a Subsidiary thereof or a nominee holding equity interests for the benefit of a Transferred DPP Company or a Subsidiary thereof, in each case, to the extent applicable Law may require multiple shareholders for any such Transferred DPP Company or Subsidiary; provided that (A) the aggregate fair market value of capital stock, other equity interests, securities, options, warrants or subscription rights described in clause (y) with respect to any particular Transferred DPP Company or Subsidiary shall not exceed one percent (1%) of the fair market value of all equity interests of such Transferred DPP Company or Subsidiary, determined as of the Effective Time and (B) in the case of clause (y), the share capital or equity interests so issued will be transferred at Closing as and to the extent directed by Newco;

(c) with respect to any of the Transferred DPP Companies or their respective Subsidiaries, (i) declare, set aside, or pay any dividend or other distribution payable in stock or property (other than Excluded Assets) with respect to its capital stock except for (x) any dividend or distribution of the capital stock of any of the Transferred DPP Companies or their respective Subsidiaries to a Wholly Owned Subsidiary of Delta as contemplated by Section 7.16 and (y) any dividend, distribution or other payment pursuant to a Tax Sharing Agreement or otherwise to pay Taxes attributable to any of the Transferred DPP Companies, their Subsidiaries, the DPP Assets or the DPP Business or (ii) declare, set aside, or pay any dividend or other distribution payable in cash except to the extent paid in full prior to the Effective Time;

(d) with respect to any of the Transferred DPP Companies or their respective Subsidiaries, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under local Law;

(e) permit any of the Transferred DPP Companies or their Subsidiaries or any DPP Affiliate (in respect of the DPP Business) to have any competing issuances, incurrences, offerings or placements of bank credit financing or debt securities (other than the debt facilities contemplated by the Debt Commitment Letter, the senior notes contemplated by the Debt Commitment Letter or any “demand” securities issued pursuant to the Fee Letter, the Holdings PIK Note (as defined in the Debt Commitment Letter) or Indebtedness permitted by clause (g) of Exhibit A to the Debt Commitment Letter, including for the avoidance of doubt any incurrence of Indebtedness under the Existing Credit Agreement (as defined in the Debt Commitment Letter) by or on behalf of Delta, the DPP Business or any DPP Affiliate (in respect of the DPP Business) or any of its or their Subsidiaries being announced, offered, placed or arranged that could reasonably be expected to materially impair the Syndication (as defined in the Debt Commitment Letter);

(f) except for sales of inventory or obsolete Assets in the ordinary course of the business consistent with past practice, sell or otherwise dispose of, or incur, create or assume any Encumbrance (other than Permitted Encumbrances) with respect to, any material Assets of the DPP Business;

(g) except in the ordinary course of the business consistent with past practice, acquire or otherwise purchase any Assets, product lines or businesses, other than pursuant to transactions where the amount of consideration paid or transferred in connection with such transactions would not exceed $2,000,000 individually or $5,000,000 in the aggregate;

(h) change any financial accounting method used by it relating to the DPP Business, unless required by IFRS, Law or recommended by independent auditors;

(i) enter into, modify or adopt any Employee Benefit Plan (or any plan, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof) or any collective bargaining agreement or other Contract with a labor union or other labor organization, or grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any Business Employee other than, (A) as may be required by a binding Contract, an Employee Benefit Plan or applicable Laws or (B) changes in compensation or benefits in the ordinary course consistent with past practice for Business Employees (other than officers or directors of the Transferred DPP Companies); provided, that certain Business Employees are entitled to receive a project bonus as set forth on Section 4.12(a) of the Delta Disclosure Schedule; and provided, further, that clauses (A) and (B) shall not apply with respect to matters covered by the last sentence of Section 7.21(d);

(j) transfer or make provision for the transfer of any employee who is not a Business Employee to a Transferred DPP Company or Subsidiary thereof or transfer or make provision for the transfer of any Business Employee who is employed by a Transferred DPP Company or Subsidiary thereof to Delta or any Retained Subsidiary, other than, in each case, as may be required by a binding Contract or applicable Laws;

(k) make any contribution of Assets or purchase of additional funding through insurance or otherwise or commit to make any contribution of Assets or purchase of additional funding through insurance or otherwise to or in respect of any Foreign Pension Plan, other than, in each case, as may be required by a binding Contract, such Foreign Pension Plan or applicable Laws;

(l) commit or authorize any commitment to make any capital expenditures in excess of $1,300,000 individually or $19,000,000 in the aggregate except (i) as approved by Delta pursuant to the “capital expense request” (CER) process prior to the date hereof, as set forth on Section 7.1(l) of the Delta Disclosure Schedule, (ii) for capital expenditures less than $3,000,000, required in Delta’s reasonable judgment in order to respond to health and safety or regulatory risks or to maintain the license to operate of any facility owned by a Transferred DPP Company, and (iii) for capital expenditures for customer funded projects;

(m) make any loans, advances or capital contributions to or investments in any Person (other than another Transferred DPP Company or any of its Wholly Owned Subsidiaries) in excess of $2,000,000 in the aggregate, other than loans or advances to any employee of the Transferred DPP Companies and their Subsidiaries made in the ordinary course of business and consistent with past practice;

(n) make, change or revoke any material Tax election (other than any such Tax election made, changed or revoked in connection with a fiscal unity, affiliated, consolidated or combined Tax Return that includes Delta or a Retained Subsidiary), change any annual accounting period, adopt or change any material method of accounting for Tax purposes, enter into any written material agreement with a Governmental Authority with respect to Taxes or settle any claim or assessment for material Taxes, in each case, in a manner that would reasonably be expected to adversely affect Newco or its Affiliates (including any of the Transferred DPP Companies and their Subsidiaries) following the Closing;

(o) (i) modify or amend in any material respect, terminate (other than in accordance with its terms), cancel or extend any Material Contract or expressly waive any material benefits under any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract; provided, however, that the Transferred DPP Companies and their respective Subsidiaries and DPP Affiliates (with respect to the DPP Business) shall be permitted to take the actions restricted in clauses (i) and (ii) above if such actions are taken in the ordinary course of business consistent with past practice;

(p) settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Authority, against or affecting any of the Transferred DPP Companies or their respective Subsidiaries or DPP Affiliates (with respect to the DPP Business) other than settlements or compromises of any Action that is a Retained Liability or in the ordinary course of business consistent with past practice and where the amount paid in settlement or compromise does not exceed $1,000,000 individually or $3,000,000 in the aggregate and where such settlements do not impose future material restrictions or requirements on the DPP Business or the Transferred DPP Companies and their respective Subsidiaries or any of their respective Assets or properties;

(q) enter into any Contract for the purchase or lease (as lessee) of real property or exercise any option to extend any leases related to the material Leased Real Property; or

(r) agree to take any of the foregoing actions.

Notwithstanding any provision herein to the contrary, prior to the Effective Time, without the consent of Newco, each of Delta, the other DPP Share Sellers, the DPP Affiliates and the Transferred DPP Companies and their Subsidiaries will, in compliance with applicable Law, be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer or advance to Delta or any Subsidiary thereof (other than by intercompany loan or advance or other transactions that result in the creation of an intercompany receivable, except to the extent such intercompany loan or advance is made as part of or permitted by the Pre-Closing Restructuring Transactions as described on Section 7.16 of the Delta Disclosure Schedule (as it may be amended pursuant to this Agreement prior to the Effective Time)), to the extent paid in full prior to the Effective Time, (x) any Excluded Assets (including in connection with any “cash sweep” or cash management practices), (y) any other Assets which are not contemplated to be owned or held by Newco or a Transferred DPP Company or a Subsidiary of a Transferred DPP Company pursuant to this Agreement or the Related Agreements and (z) any Delta Books and Records, (ii) execute, deliver and perform obligations under the Related Agreements; and (iii) take any action contemplated pursuant to Section 7.16, including any action with respect to or implementing the Pre-Closing Restructuring Transactions.

Section 7.2 Access to Information. From the date of this Agreement until the Closing, Delta will, and will cause its Subsidiaries to, give Newco and its Representatives reasonable access to the Transferred DPP Books and Records and to such personnel, Transferred Business Plan trustees, offices and other facilities and properties of the Transferred DPP Companies and their Subsidiaries and to furnish such other information in respect of the operation of the DPP Business and the ownership and leasehold interest in the Real Property as Newco may reasonably request; provided, however, that (i) any such access shall be conducted at a reasonable time, upon reasonable advance notice to Delta, consistent with applicable Law, and in accordance with the reasonable procedures established by Delta and in such a manner as not to interfere unreasonably with the operation of any business conducted by any Transferred DPP Company or its Subsidiaries, (ii) any such access or information request shall not involve conducting a Phase 2 environmental assessment or other similar invasive sampling, investigation or work of any kind, and (iii) neither Delta nor any of its Subsidiaries or any of their respective Affiliates shall be required to violate any Law or obligation of confidentiality to which Delta or any of its Subsidiaries or any of their respective Affiliates is subject in discharging its obligations under this Section 7.2, and (iv) if Transferred DPP Books and Records cannot be disclosed without the consent of a Business Employee, neither Delta nor any of its Subsidiaries or any of their respective Affiliates shall be required to (A) seek consent from such Business Employee or (B) provide access to the Transferred DPP Books and Records without such consent. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, neither Delta nor its Subsidiaries (including the Transferred DPP Companies) shall be required to disclose to JLL Holdco or its Representatives any information (i) related to the Transaction Process or Delta’s or its Representatives’ evaluation thereof including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the DPP Business without being primarily prepared for the Transaction Process or to the extent prepared in response to requests by JLL Holdco after the date hereof, (ii) if doing so presents a reasonable risk of violating any Contract or Law to which Delta or any of its

Subsidiaries is a party or to which it is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of Privilege (provided that the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information in a manner which would not (in the good faith belief of Delta (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such Contract or Law or reasonably be likely to cause such Privilege to be undermined with respect to such information), (iii) if Delta or any of its Subsidiaries, on the one hand, and JLL Holdco or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, (iv) if Delta or any of its Subsidiaries reasonably determines in good faith that such information is competitively sensitive to any of the Excluded Businesses or (v) related to the Taxes of any Person other than the Transferred DPP Companies and their Subsidiaries. Notwithstanding the foregoing, Delta and its Subsidiaries shall not be required to provide any such information to the extent it relates solely to the Excluded Businesses, the Excluded Assets or the Retained Liabilities.

Section 7.3 Certain Governmental Approvals.

(a) Subject to the terms and conditions set forth in this Agreement and without limiting Section 7.3(b)(iv) below, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, Regulatory Law) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Regulatory Laws to consummate and make effective the transactions contemplated by this Agreement and the Arrangement Agreement, as promptly as practicable, including (a) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority in connection with any Regulatory Law and (b) the execution and delivery of any additional instruments reasonably requested by the other party hereto necessary to consummate the transactions contemplated by this Agreement.

(b) Without limiting the generality of the undertakings pursuant to Section 7.3(a):

(i) the parties shall, as promptly as practicable, file the notification and report form pursuant to the HSR Act and make the filings required to obtain all other Required Antitrust Approvals;

(ii) the parties shall use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any Governmental Authorities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all such filings and timely seeking all such consents, permits, authorizations, waivers or approvals;

(iii) Delta and JLL Holdco shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly furnish the other with copies of notices or other communications (or, in the case of material oral communications, advise the other orally of such communications) between Delta or JLL Holdco and their Representatives and counsel, as the case may be, or any of their respective Affiliates, and any Governmental Authority with respect to such transactions. JLL Holdco and Delta shall keep each other timely apprised of any inquiries or requests for additional information from any Governmental Authority pursuant to any Regulatory Law in connection with the transactions contemplated by this Agreement, and shall comply promptly with any such reasonable inquiry or request. JLL Holdco and Delta shall permit counsel for the other parties reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each of JLL Holdco and Delta agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Regulatory Law in connection with the transactions contemplated by this Agreement, unless each other party has given its prior written consent to such extension or delay; and

(iv) without limiting any other provision of this Section 7.3, each of the parties hereto shall use its respective reasonable best efforts: (i) to avoid the entry of, or to have vacated or terminated, any order, writ, injunction, judgment, decree, ruling, settlement or stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that would restrain, prevent, delay, unwind, declare void or unlawful, or otherwise temporarily or permanently prohibit the Closing and the transactions contemplated hereby, including defending through litigation on the merits any claim asserted in any Governmental Authority by any Person; and (ii) to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Closing and the transactions contemplated hereby. Despite anything to the contrary contained in this Section 7.3, the covenants of the parties contained in this Section 7.3 shall not require the parties to make or agree to any undertaking, agreement, remedy or action that would have a substantial negative financial impact on, or impose a substantial negative financial burden on, Newco or its Affiliates or the Transferred DPP Companies or their Subsidiaries or the value thereof, in each case, relative to the fair market value of the JLL Contribution and the Delta Contribution. Nothing in this Section 7.3 shall be construed as requiring Delta (or any of its Retained Subsidiaries or their respective Affiliates or direct or indirect equity holders) to (A) sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of or agree to do any of the foregoing with respect to any Retained Subsidiary, Excluded Business or Asset (other than the DPP

Assets) or (B) conduct the Excluded Businesses in a specified manner or modify, amend or terminate any commercial, governance, liquidity or other arrangement to which it is a party that is not included in the DPP Assets or agree to conduct the Excluded Businesses in a specified manner or modify, amend or terminate such commercial, governance, liquidity or other arrangement that is not included in the DPP Assets.

Section 7.4 Further Assurances. Except as otherwise provided in this Agreement and subject to Section 7.3, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of all necessary consents, approvals or waivers from Governmental Authorities required to be obtained by Delta, JLL Holdco or Newco, or their respective Affiliates, in connection with the transactions contemplated by this Agreement (other than with respect to Regulatory Laws which are the subject of Section 7.3); (iii) to the extent consistent with the obligations of the parties set forth in Section 7.3, the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) engaging with the trustees or other Representatives of any Employee Benefit Plan or any employee representative body in relation to the transactions contemplated by this Agreement and their consequences; (v) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement; (vi) the transfer and assignment to one of the Transferred DPP Companies or their Subsidiaries any of the DPP Assets not held by a Transferred DPP Company or its Subsidiary as of the Closing Date; and (vii) the transfer and assignment to Delta or one of the Retained Subsidiaries any of the Excluded Assets not held by Delta or one of the Retained Subsidiaries as of the Closing Date; provided, however, that nothing in this Section 7.4 shall be construed as requiring any party hereto (or any of their respective Subsidiaries, Affiliates or direct or indirect equity holders) to offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. In addition, Delta shall take the actions set forth on Section 7.4 of the Delta Disclosure Schedule.

Section 7.5 Intercompany Accounts and Arrangements.

(a) Except for the Related Agreements, the Delta Note and the agreements set forth on Section 7.5 of the Delta Disclosure Schedule hereto, effective as of the Effective Time, all intercompany Contracts, between Delta or any of the Retained Subsidiaries, on the one hand, and any of the Transferred DPP Companies or their Subsidiaries, on the other hand, shall be terminated and of no further force and effect after the Effective Time (or, to the extent that any equity interests in a Transferred DPP Company or Subsidiary of a Transferred DPP Company are not transferred to Newco at the Closing pursuant to Section 7.17, such later date on which all such equity interests are transferred to Newco). Prior to the Effective Time, Delta shall cause each of its Subsidiaries (including any of the Transferred DPP Companies or their respective Subsidiaries) to pay in full or otherwise cancel (to the extent the cancellation of such intercompany account does not have any material adverse Tax consequence on Newco or its Subsidiaries in which event such intercompany account shall be paid in full) all outstanding intercompany accounts, whether payables or receivables, between Delta or any of its Retained Subsidiaries, on the one hand, and any of the Transferred DPP Companies or their Subsidiaries, on the other hand.

(b) Except to the extent provided to the contrary in this Agreement or any Related Agreement or Service Level Agreement, effective as of the Closing, Newco, on behalf of itself and its Affiliates, including the Transferred DPP Companies and their Subsidiaries, hereby releases Delta and each of the Retained Subsidiaries (and their respective officers, directors and employees, acting in their capacity as such) from any Liability to any of them for any and all past actions or failures to take action occurring prior to the Closing, including any actions which may be deemed to have been negligent, relating to or arising out of Contracts with Delta or a Subsidiary thereof or the operation or conduct of any businesses, Assets (including activities performed thereat) or operations managed or operated by, or operationally related, directly or indirectly, to the DPP Business or the Excluded Businesses, except for any obligation pursuant to the provisions of this Agreement or the Related Agreements or Service Level Agreements. Except to the extent provided to the contrary in this Agreement or any Related Agreement or Service Level Agreement, effective as of the Closing, Delta, on behalf of itself and its Subsidiaries, hereby releases the Transferred DPP Companies and their Subsidiaries (and their respective Representatives, acting in their capacity as such) from any Liability to any of them for any and all past actions or failures to take action occurring prior to the Closing, including any actions which may be deemed to have been negligent, relating to or arising out of Contracts with Delta or a Subsidiary thereof or the operation or conduct of any businesses, Assets (including activities performed thereat) or operations managed or operated by, or operationally related, directly or indirectly, to Delta and its Affiliates, except for any obligation pursuant to the provisions of this Agreement or the Related Agreements or Service Level Agreements.

Section 7.6 Provision of Corporate Records. As soon as practicable after the Closing Date and in no event later than twenty (20) days after Closing, as permitted by Law, Delta shall use its commercially reasonable efforts to deliver or cause to be delivered to Newco all Transferred DPP Books and Records then in the possession of Delta or any Retained Subsidiary, and Newco shall use its commercially reasonable efforts to deliver or cause to be delivered to Delta all Delta Books and Records then in the possession of any Transferred DPP Company or any of its Subsidiaries. The foregoing shall be limited by the following specific provisions:

(a) To the extent any document (other than that stored on electronic media) can be subdivided without unreasonable effort into two portions, one of which constitutes a Transferred DPP Book and Record and the other of which constitutes a Delta Book and Record, such document (other than that stored on electronic media) shall be so sub-divided, and the original of the portion such document (other than that stored on electronic media) which constitutes a Transferred DPP Book and Record shall be provided to Newco (with a copy thereof provided to Delta) and the original of the portion such document (other than that stored on electronic media) which constitutes a Delta Book and Record shall be provided to Delta (with a copy thereof provided to Newco).

(b) Neither party shall be required to conduct any company wide search or investigation of files.

(c) For purposes of this Section 7.6, “commercially reasonable efforts” shall require, without limitation, deliveries of any such specific and discrete books and records requested in writing by either party and then in the possession of the other party.

(d) Each party may retain copies of the books and records of the other already in its possession, and may use such books and records as reasonably required for its normal business purposes, subject to this Agreement and the Related Agreements, and subject to holding in confidence information contained in such books and records in accordance with the requirements and limitations of this Agreement including Section 7.12 and Section 7.13.

(e) Each party may refuse to furnish any Information if it believes in good faith that doing so presents, based on advice of counsel (which can be inside counsel provided such advice is in writing), a significant risk of loss of the ability to successfully assert a claim of Privilege; provided that the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information without resulting in a loss of the ability to successfully assert a claim of Privilege.

(f) Neither party shall be required to deliver to the other books and records or portions thereof (i) if such delivery would violate any applicable Law or (ii) which are subject to confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other party, such party shall use its commercially reasonable efforts to seek a waiver of such confidentiality restriction.

(g) Delta may redact any Information covered by this Section 7.6 as and to the extent such Information relates to Delta’s business, Assets or Liabilities other than the Transferred DPP Companies and their Subsidiaries, the DPP Business, the DPP Assets and the Assumed Liabilities.

Section 7.7 Retained Names. Following the Closing, Newco shall cause the Transferred DPP Companies and their Subsidiaries to, (i) as soon as practicable, but in no event later than six (6) months following the Closing Date, change their names, including making any necessary legal filings with the appropriate Governmental Authority to effectuate such change, and cause their certificates of incorporation (or equivalent organizational documents), as applicable, to be amended to remove any reference to “DSM,” “DPP” or any other Retained Name and cease to hold themselves out as having any affiliation with Delta or any of its Affiliates, and (ii) no later than six (6) months following the Closing Date, cease to use or to authorize any third party to use any Retained Names, and remove, strike over, or otherwise obliterate all Retained Names from all Assets and other materials owned or possessed by the Transferred DPP Companies and their Subsidiaries, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, forms, websites, email, computer software and other materials and systems (except to the extent such software code and other materials are not made readily available to or observable by third Persons); provided, however, that after the 6-month period, the Transferred DPP Companies and their Subsidiaries may continue to report in textual sentences in a factually accurate and non-prominent manner on the

DPP Business’ website, securities filings and other materials that the DPP Business was previously owned by Delta. Notwithstanding anything to the contrary, Newco, the Transferred DPP Companies and their Subsidiaries shall not be deemed to have violated this Section 7.7, even after the 6-month period provided above by reason of: (i) their use of Equipment and other similar articles used in the DPP Business as of the Closing, notwithstanding that they may bear one or more of the Retained Names (provided that it is not reasonably practicable to remove or cover the Retained Name); (ii) the appearance of the Retained Names on any tools, dies, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written or electronic data, materials or Assets (including computer source code) that are used for internal purposes only in connection with the DPP Business; (iii) the appearance of the Retained Names in or on any third party’s publications, marketing materials, brochures, instruction sheets, Equipment or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Newco and its Affiliates have no control; (iv) the sale by distributors unaffiliated with Newco of inventory containing any Retained Name that is held by such distributors as of the date that is six (6) months after the Closing Date; or (v) the use by Newco, the Transferred DPP Companies and their Subsidiaries of a Retained Name in a non-trademark manner in textual sentences that are factually accurate and non-prominent, including for purposes of conveying to customers or the general public that the DPP Business is no longer affiliated with Delta, or to reference historical details concerning or make historical reference to the DPP Business.

Section 7.8 Guarantees.

(a) Section 7.8(a) of the Delta Disclosure Schedule contains a true and correct list of the Delta Guarantees outstanding as of the date hereof, the maximum amount guaranteed thereunder and, as of the date set forth on such schedule, the amount of the third party guaranteed Indebtedness with respect to such Delta Guarantee that is outstanding as of such date (other than any Delta Guarantees that will terminate or expire prior to the Effective Time and other than any Delta Guarantee involving a maximum amount guaranteed thereunder that is less than $1,000,000). After the date hereof, Delta shall not enter into any Delta Guarantee without the consent of Newco, other than (i) any Delta Guarantees that will terminate or expire prior to the Effective Time or (ii) any Delta Guarantees provided in the ordinary course of business consistent with past practice that will remain in effect immediately following the Closing under which the maximum amount guaranteed, together with any Delta Guarantees in existence as of the date hereof that remain outstanding as of the Closing Date, shall not exceed $1,000,000 in the aggregate. Prior to the Closing Date, Delta and Newco shall cooperate and shall use their respective commercially reasonable best efforts to terminate, or, if the parties are unable to so terminate, cause Newco or one of its Subsidiaries to be substituted in all respects for Delta or the applicable Retained Subsidiary in respect of, all obligations of Delta or any of the Retained Subsidiaries under Delta Guarantees on the Closing Date (which efforts shall include, other than in the case of the Contract listed as Item #13 on Section 4.4(c) of the Delta Disclosure Schedule, the issuance of letters of credit or bank guarantees in an aggregate amount not to exceed $15,000,000 from Newco or one of its Affiliates on or after the Closing Date to the beneficiaries of such Delta Guarantees). With respect to any Delta Guarantees that remain outstanding after the Closing Date, (i) Delta and Newco shall continue to cooperate and use their respective commercially reasonable best efforts to terminate, or, if the parties are unable to so terminate, cause Newco or one of its Subsidiaries to be substituted in all respects for Delta or any Retained Subsidiary in respect of, all obligations under Delta Guarantees no later than the six (6) month anniversary of the Closing Date (provided that following such period the parties shall negotiate in good faith to agree upon alternative solutions), (ii) Newco shall indemnify and hold harmless Delta Indemnified Parties for amounts required to be paid under such Delta Guarantees from and after the Closing, and (iii) Newco shall not permit any of the Transferred DPP Companies or any of their Subsidiaries or Affiliates to (A) renew or extend the term of, (B) increase its obligations under, (C) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement or (D) transfer to another third party other than Newco or its Subsidiaries any loan, Contract or other obligation for which Delta or any Retained Subsidiary is or would reasonably be expected to be liable under such Delta Guarantee. To the extent that Delta or the Retained Subsidiaries have performance obligations under any Delta Guarantee, Newco will use commercially reasonable best efforts to (x) perform such obligations on behalf of Delta and the Retained Subsidiaries or (y) otherwise take such action as reasonably requested by Delta so as to put Delta and the Retained Subsidiaries in the same position as if Newco, and not Delta or a Retained Subsidiary, had performed or were performing such obligations.

(b) Section 7.8(b) of the Delta Disclosure Schedule contains a true and correct list of the Delta LCs outstanding as of the date set forth on such schedule and the amounts thereof (other than any Delta LCs that will terminate or expire prior to the Effective Time and other than any Delta LC for an amount that is less than $1,000,000). After the date hereof, Delta shall not issue any Delta LC without the consent of Newco, other than any Delta LCs (x) that will terminate or expire prior to the Effective Time or (y) that as of immediately following the Closing, shall not exceed $1,000,000 in the aggregate. Prior to the Closing Date, Delta and Newco shall cooperate and Newco shall use commercially reasonable best efforts to replace all letters of credit issued by Delta or the Retained Subsidiaries on behalf of or in favor of any of the Transferred DPP Companies, any of their Subsidiaries or the DPP Business, including those listed on Section 7.8 of the Delta Disclosure Schedule (the “Delta LCs”), in an aggregate amount up to $15,000,000 (together with any LCs issued pursuant to clause (a) above) as promptly as practicable with letters of credit from Newco or one of its Affiliates as of the Closing Date and procure that Delta or the Retained Subsidiary be fully and unconditionally released from their respective obligations under the Delta LCs. With respect to any Delta LCs that remain outstanding after the Closing Date, Newco shall (i) indemnify and hold harmless Delta Indemnified Parties for any drawing under any such letters of credit and any fees in connection with the issuance and maintenance thereof, and (ii) without the prior written consent of Delta, Newco and its Subsidiaries shall not, and shall not permit any of the Transferred DPP Companies or any of their Subsidiaries or Affiliates to, enter into renew or extend the term of, amend so as to increase its obligations under, or transfer to a third party other than Newco or its Subsidiaries, any loan, lease, Contract or other obligation in connection with which Delta or any Retained Subsidiary has issued any letters of credit which remain outstanding. Newco shall replace such Delta LC’s in an aggregate amount up to $15,000,000 no later than six (6) months following the Closing Date (provided that the parties shall negotiate in good faith to agree upon alternative solutions); provided that following such period Delta shall have the right to terminate such Delta LCs without liability to Newco. The parties hereto agree that neither Delta nor any of the Retained Subsidiaries will have any obligation to renew any letters of credit issued on behalf of any Transferred DPP Company (or any Subsidiary thereof) or the DPP Business after the expiration of any such letter of credit.

(c) For purposes of this Section 7.8, “commercially reasonable best efforts” shall not require any Person to, or to cause any of its Subsidiaries to, make or accelerate any payment under any loan, lease, Contract or other obligation for which Delta or any Retained Subsidiary is or may be liable under any Delta Guarantee or Delta LC prior to the date such payment is due.

Section 7.9 Post-Closing Access to Information. For a period of seven (7) years from the Closing Date, except as prohibited by applicable Law, Delta and Newco shall, subject to compliance by the other with the provisions of Section 7.12 and any Related Agreements, afford to each other and to each other’s Representatives reasonable access and duplicating rights (with copying costs to be borne by the requesting party) during normal business hours and upon reasonable advance notice to all financial, Tax, and other books and records, documents and other information (collectively, “Information”) within the knowledge, possession or control of such party or its Affiliates solely to the extent relating to (a) in the case of requests by Newco, the DPP Business, Transferred DPP Companies (and their Subsidiaries), DPP Assets, Assumed Liabilities or Transferred Employees and (b) in the case of requests by Delta, the Excluded Businesses, the Excluded Assets or the Retained Liabilities, insofar in each case as such access is reasonably required by Delta or Newco or any of their Subsidiaries or Affiliates for legitimate business reasons, including litigation, government investigations, financial and Tax reporting purposes, and does not violate any applicable Law or any confidentiality obligations applicable to Delta or Newco or any of their Subsidiaries or Affiliates, as the case may be (and shall use reasonable efforts to cause Persons or firms possessing relevant Information to give similar access) and, to the extent practicable, such Information is identified by the requesting party with reasonable specificity; provided, however, that no party shall be required to disclose any Information if (i) it believes in good faith that doing so presents a significant risk, based on advice of counsel (which can be inside counsel provided such advice is in writing) of resulting in a loss of the ability to successfully assert a claim of Privilege or (ii) Delta or any of its Subsidiaries, on the one hand, and Newco or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (other than a litigation with respect to a claim for indemnification under this Agreement) and such information is reasonably pertinent thereto; provided, further, that, in the case of clause (i) above, the parties hereto shall reasonably cooperate in seeking to find a way to allow disclosure of such information without resulting in a loss of the ability to successfully assert a claim of Privilege; provided, further, that Delta and its Affiliates shall not be required to provide Newco or its Representatives with any information related to the Transaction Process or Delta’s or its Representatives’ evaluation thereof, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the DPP Business without being primarily prepared for the Transaction Process. Without limiting the generality of the foregoing, Information may be requested under this Section 7.9 for audit and accounting purposes and in connection with Actions, as well as for purposes of fulfilling disclosure and reporting obligations.

Section 7.10 Production of Witnesses and Individuals. From and after the Closing Date, each of the parties shall use and shall cause their respective Subsidiaries to use reasonable efforts to make available to each other, upon written request, its officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved relating to the conduct of the DPP Business or the Excluded Businesses. Delta and Newco agree to reimburse each other for reasonable out-of-pocket expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 7.10. Notwithstanding the foregoing, the provisions of this Section 7.10 shall not apply to Actions brought between Delta and its Affiliates (but not including the Transferred DPP Companies and their Subsidiaries), on the one hand, and Newco, JLL Holdco and their respective Affiliates (including after the Closing Date, the Transferred DPP Companies and their Subsidiaries) on the other hand.

Section 7.11 Retention of Records. Except when a longer retention period is otherwise required by Law or agreed to in writing, including as set forth in Section 8.7, Delta and the Transferred DPP Companies and their respective Subsidiaries shall retain, in accordance with their respective records control schedule policy existing from time to time, all Information relating to the DPP Business and the Excluded Businesses, respectively. The parties hereto agree that upon written request from the other that certain Information relating to the DPP Business or the transactions contemplated hereby be retained in connection with an Action, the parties shall use commercially reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting party.

Section 7.12 Confidentiality.

(a) For a period of five (5) years after the Closing Date, except as otherwise expressly provided in any Related Agreement, Delta shall hold and shall cause its Affiliates to hold, and shall use its reasonable best efforts to cause its Representatives to hold, in strict confidence and not to disclose, release or use without the prior written consent of Newco, any and all DPP Confidential Information; provided, that Delta may disclose, or may permit disclosure of, DPP Confidential Information (i) to its Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations Delta will be responsible, (ii) for audit or accounting purposes and in connection with any litigation, government investigations, financial and Tax reporting purposes, (iii) if Delta, its Affiliates or its Representatives are compelled to disclose any such DPP Confidential Information by judicial or administrative process or any stock exchange rule or regulation or, in the opinion of legal counsel including in house counsel, by other requirements of Law, or (iv) to Delta’s Representatives with respect to Delta’s capacity as a limited partner of Newco or in their capacity as directors of the GP. Notwithstanding the foregoing, in the event that any demand or request for disclosure of DPP Confidential Information is made pursuant to clause (iii) above, Delta shall to the extent practicable promptly notify Newco of the existence of such request or demand and shall provide Newco a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, Delta or its Affiliates or Representatives shall furnish, or cause to be furnished, only that portion of the DPP Confidential Information that is legally required to be disclosed. As used in this Section 7.12, “DPP Confidential Information” shall mean all proprietary technical, economic, environmental, operational, financial and other business Information or material of Newco and its Subsidiaries which, prior to or following the Closing Date, is or has been in the possession of Delta and its Affiliates, whether by operation or conduct of the DPP Business or otherwise or has been disclosed by Newco or its Affiliates in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, Delta, in each case including pursuant to the access provisions of Section 7.9 hereof or any other provision of this Agreement or any Related Agreement, in each case to the extent relating to the DPP Business or the DPP Assets prior to the Closing Date, including (a) ideas and concepts for existing products, processes and services; (b) specifications for products, Equipment and processes; (c) manufacturing and performance specifications and procedures; (d) engineering drawings and graphs; (e) technical, research and engineering data; (f) formulations and material specifications; (g) laboratory studies and benchmark tests; (h) service and operation manuals; (i) quality assurance policies, procedures and specifications; (j) evaluation and validation studies; (k) pending Patent applications; (l) all other Know-How, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; and (m) business information, including marketing and development plans, forecasts, research and development agreements, and customer and vendor information (except to the extent that such Information can be shown to have been (1) in the public domain or enters the public domain through no fault of Delta or its Affiliates, (2) lawfully acquired from other sources by Delta or its Affiliates or (3) developed independently by Delta or its Affiliates; provided, however, in the case of (2) that such sources did not provide such Information in breach of any confidentiality or other legal obligation owed to Newco or its Subsidiaries). Notwithstanding the foregoing and without limiting the Related Agreements, nothing herein shall prevent Delta or its Subsidiaries or Affiliates or their respective Representatives from disclosing or using any DPP Confidential Information exclusively used or held for use in any Excluded Business.

(b) For a period of five (5) years after the Closing Date, except as otherwise expressly provided in any Related Agreement, Newco shall hold and shall cause its Affiliates to hold, and shall use its reasonable best efforts to cause its Representatives to hold, in strict confidence and not to disclose, release or use without the prior written consent of Delta, any and all Delta Confidential Information; provided, that Newco may disclose, or may permit disclosure of, Delta Confidential Information (i) to its Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations Newco will be responsible, (ii) for audit or accounting purposes and in connection with any litigation, government investigations, financial and Tax reporting purposes, or (iii) if Newco, its Affiliates or its Representatives are compelled to disclose any such Delta Confidential Information by judicial or administrative process or any stock exchange rule or regulation or, in the opinion of legal counsel including in house counsel, by other requirements of Law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Delta Confidential Information is made pursuant to clause (iii) above, Newco shall to the extent practicable promptly notify Delta of the existence of such request or demand and shall provide Delta a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, Newco or its Affiliates or Representatives shall furnish, or cause to be furnished, only that portion of the Delta Confidential

Information that is legally required to be disclosed. As used in this Section 7.12(b), “Delta Confidential Information” shall mean all proprietary technical, economic, environmental, operational, financial and other business Information or material of Delta and its Subsidiaries which, prior to or following the Closing Date, is or has been in the possession of Newco and its Affiliates, or has been disclosed by Delta or its Affiliates in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, Newco, in each case including pursuant to the access provisions of Section 7.9 hereof or any other provision of this Agreement or any Related Agreement, in each case to the extent relating to the Excluded Assets or Excluded Businesses prior to the Closing Date, including: (a) ideas and concepts for existing products, processes and services; (b) specifications for products, Equipment and processes; (c) manufacturing and performance specifications and procedures; (d) engineering drawings and graphs; (e) technical, research and engineering data; (f) formulations and material specifications; (g) laboratory studies and benchmark tests; (h) service and operation manuals; (i) quality assurance policies, procedures and specifications; (j) evaluation and validation studies; (k) pending Patent applications; (l) all other Know-How, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; and (m) business information, including marketing and development plans, forecasts, research and development agreements, and customer and vendor information (except to the extent that such Information can be shown to have been (1) in the public domain or enters the public domain through no fault of Newco or its Affiliates, (2) lawfully acquired from other sources by Newco or its Affiliates, or (3) developed independently by Newco or its Affiliates; provided, however, in the case of (2) that such sources did not provide such Information in breach of any confidentiality or other legal obligation owed to Delta or its Subsidiaries).

(c) Notwithstanding the foregoing in this Section 7.12, to the extent that a Related Agreement or another Contract pursuant to which a party hereto is bound or its Confidential Information is subject provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 7.12, then the applicable provisions contained in such Related Agreement or other Contract shall control with respect thereto. For the avoidance of doubt, references to “Subsidiaries” or “Affiliates” of Newco in this Section 7.12 shall include, to the extent relating to any period following the Closing, the Transferred DPP Companies and their Subsidiaries.

Section 7.13 Mail and Other Communications; Accounts.

(a) After the Closing Date, each of Delta and its Subsidiaries and Newco and its Subsidiaries may receive mail, packages and other communications (including electronic communications) properly belonging to the other (or the other’s Subsidiaries). Accordingly, at all times after the Closing Date, each of Delta and Newco authorizes the other and their respective Subsidiaries to receive and open all mail, packages and other communications received by it and not unambiguously intended for the other party (or its Subsidiaries) or any of the other party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to the DPP Business (in the case of receipt by Newco and its Subsidiaries) or the Excluded Businesses (in the case of receipt by Delta and its Subsidiaries), or to the extent that they do not relate to the DPP Business (in the case of receipt by Newco and its Subsidiaries) or the Excluded Businesses or the Transaction Process (in the case of receipt by

Delta and its Subsidiaries), the receiving party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the DPP Business and the Excluded Businesses, copies thereof) to the other party. The provisions of this Section 7.13 are not intended to, and shall not be deemed to, constitute an authorization by either Delta or Newco to permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes.

(b) All payments and reimbursements received by Delta or its Subsidiaries in connection with or arising out of the DPP Business, the DPP Assets or the Assumed Liabilities after the Closing shall be held by such Person in trust for the benefit of Newco and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Newco the amount of such payment or reimbursement, without right of set off.

(c) All payments and reimbursements received by Newco or its Subsidiaries in connection with or arising out of the Excluded Assets, Retained Liabilities or Excluded Businesses after the Closing shall be held by such Person in trust for the benefit of Delta and, immediately upon receipt by such Person of any such payment or reimbursement such Person shall pay over to Delta the amount of such payment or reimbursement, without right of set off.

Section 7.14 Compliance with WARN Act and Similar Statutes. Newco agrees that it shall, and shall cause its Subsidiaries to, comply with the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any applicable state, local and foreign plant closing and layoff Law as it relates to any site of employment of the Transferred DPP Companies or their Subsidiaries, and Newco agrees to, and shall cause its Subsidiaries to, indemnify, defend and hold harmless Delta and the Retained Subsidiaries from and against any and all resultant Losses which Delta and the Retained Subsidiaries incur following the Closing Date in connection with any Action or claim of violation brought against Delta or any of the Retained Subsidiaries under the WARN Act or any applicable state, local or foreign plant closing or layoff Law, which relate, in whole or in part, to actions taken by Newco or any of its Subsidiaries after the Closing Date. Within ten (10) Business Days following the Closing Date, Delta shall provide Newco with a list of all U.S. employees of Delta or any of its Affiliates who (a) suffer an “employment loss” (as defined under the WARN Act) within the 90-day period immediately prior to the Closing Date and (b) at the time of such “employment loss” are located at the same “single site of employment” (as defined under the WARN Act and regulations promulgated thereunder) as any of the Business Employees located in the United States. As used in this Section 7.14, Newco’s Subsidiaries shall include the Transferred DPP Companies and their Subsidiaries. Such list shall include the date of such employment loss for each listed employee. Delta shall also promptly provide any additional information that Newco may thereafter reasonably request for the purpose of assessing its obligations under the WARN Act.

Section 7.15 Shared Contracts.

(a) Shared Contractual Liabilities pursuant to, under or directly relating to Shared Contracts shall, unless otherwise allocated pursuant to Section 7.15(a) of the Delta Disclosure Schedule, this Agreement or a Related Agreement, be allocated between Delta and Newco as follows:

(i) If a Liability is incurred exclusively in respect of the DPP Business or the Excluded Businesses, such Liability shall be allocated to Newco (in respect of the DPP Business) or Delta (in respect of the Excluded Businesses);

(ii) If a Liability cannot be so allocated under clause (i) above, such Liability shall be allocated to Delta or Newco, as the case may be, based on the relative proportions of total economic benefit received (over the term of the Shared Contract remaining as of the Closing Date, measured as of the date of the allocation) by the DPP Business or the Excluded Business under the relevant Shared Contract. Notwithstanding the foregoing, each of Delta and Newco shall be responsible for any or all Liabilities arising from its (or its Subsidiary’s) breach of the relevant Shared Contract to which this Section 7.15 otherwise pertains.

(b) If Delta or any Retained Subsidiary, on the one hand, or Newco or any of its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries), on the other hand, receives any benefit or payment which under any Shared Contract was intended for the other, Delta and Newco will use their respective reasonable best efforts to, and to cause their respective Subsidiaries to, deliver such benefit or payment to the other party.

(c) Notwithstanding anything to the contrary herein, the parties agree that the Shared Contracts listed on Section 7.15(c)(i) of the Delta Disclosure Schedule shall not be deemed to be DPP Assets hereunder (the “Excluded Shared Contracts”). Without limiting the foregoing, the parties have determined that it is advisable that certain Shared Contracts, which are identified on Section 7.15(c)(ii) of the Delta Disclosure Schedule, be separated into separate Contracts between the appropriate third party and either the Excluded Businesses or the DPP Business. The parties agree to cooperate and provide reasonable assistance prior to the Closing (with no obligation on the part of either party to pay any costs or fees with respect to such assistance) in effecting the separation of such Shared Contracts. Notwithstanding anything to the contrary herein, without the prior written consent of Newco, no Transferred DPP Company or any Subsidiary of the Transferred DPP Companies shall enter into any new Shared Contract after the date hereof or any separate Contract with respect to any or all of the Shared Contracts set forth on Section 7.15(c)(ii) of the Delta Disclosure Schedule to the extent that such new or separate Contract (x) is a sourcing Contract containing “take or pay” obligations of such Transferred DPP Company or respective Subsidiary thereof or (y) requires payment of any costs by such Transferred DPP Company or respective Subsidiary thereof to terminate such separate Contract.

(d) As used in this Section 7.15, Newco’s Subsidiaries shall include the Transferred DPP Companies and their Subsidiaries.

Section 7.16 Transfer of Excluded Assets; Restructuring.

(a) Delta shall take, or cause one or more of its Affiliates to take, such actions described on Section 7.16 of the Delta Disclosure Schedule (as it may be amended pursuant to the immediately following sentence) to transfer effective as of, or prior to, the Effective Time (i) the Excluded Assets from the Transferred DPP Companies or any of their Subsidiaries to Delta or one or more of its Retained Subsidiaries and (ii) the DPP Assets not held by any Transferred DPP Companies or any their Subsidiaries from Delta or its Retained Subsidiaries to a Transferred DPP Company or Subsidiary thereof, in each case, for such consideration or for no consideration, as may be determined by Delta in its sole discretion. Delta shall effect the restructuring transactions set forth on Section 7.16 of the Delta Disclosure Schedule (as may be amended pursuant to this sentence, the “Pre-Closing Restructuring Transactions”) by the Effective Time; provided, however, that following the date hereof, Delta shall be permitted to amend Section 7.16 of the Delta Disclosure Schedule to the extent the effect of such amendments would not adversely affect Newco or its Affiliates, or, following the Closing, the DPP Business, the Transferred DPP Companies and their Subsidiaries, or impose liabilities, restrictions or limitations on Newco or the Transferred DPP Companies contemplated by this Agreement (taking into account the transactions contemplated by this Agreement, including the assumption of the Assumed Liabilities by one or more Subsidiaries of Newco), with prior notice to and good faith consultation with Newco. After the Closing Date, Newco and its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries) shall take all actions (or shall cause their Affiliates to take all actions) reasonably requested by Delta to effect the provisions of this Section 7.16, including the transfer of any Excluded Assets to Delta or one or more of its designees for no additional consideration. All documents, instruments or certificates executed to effectuate the Pre-Closing Restructuring Transactions and the other transactions described in this Section 7.16 shall be in form and substance consistent with the Pre-Closing Restructuring Transactions (as may be amended in accordance with this Section 7.16). Delta shall provide Newco all such material documents, instruments or certificates (or forms thereof) required in connection with the Pre-Closing Restructuring Transactions as far in advance of the execution thereof as is reasonably practicable.

(b) Section 7.16(b) of the Delta Disclosure Schedule sets forth a list of all of the Real Property which as a result of the transactions contemplated hereby, including the Pre-Closing Restructuring Transactions, are expected as of the date hereof to be owned, leased or subleased in connection with the DPP Business immediately following the Closing, and for each such Real Property (i) the legal address, and (ii) whether such Real Property is expected as of the date hereof to be owned, leased or subleased. Notwithstanding anything to the contrary contained herein, following the date hereof, Delta may amend Section 7.16(b) of the Delta Disclosure Schedule to the extent the effect of such amendments would not adversely affect Newco or its Affiliates or, following the Closing, the DPP Business or the Transferred DPP Companies and their Subsidiaries, with prior notice to and good faith consultation with Newco. As part of the Pre-Closing Restructuring Transactions, Delta shall, and shall cause its Affiliates to, take such actions as are necessary so that immediately following the Closing and the Real Property Transfer, the Transferred DPP Companies and their Subsidiaries have the right to own, lease or sublease, as applicable, all of the Real Property set forth in Section 7.16(b) of the Delta Disclosure Schedule as contemplated thereby. To the extent any Transferred DPP Company or a Subsidiary thereof or DPP Affiliate (in respect of the DPP Business) intends to enter into any lease or sublease with Delta or its Affiliates, Delta shall not and shall cause its Affiliates not to execute any such lease or sublease without Newco’s written approval (such approval not to be unreasonably withheld, conditioned or delayed) of the material terms of such lease or sublease, including the term, rent, termination rights, assignment and subletting, indemnification, alterations and permitted use of the property subject to such lease or sublease. In addition, any sublease entered into shall provide for, on a pro rata basis, at least the same rights that, and no greater obligations than, Delta or its Affiliate has under the underlying lease of such Real Property, a copy of which will be provided to Newco prior to the date such sublease is entered into.

(c) Promptly after the date hereof, each of JLL Holdco and Delta shall negotiate in good faith the agreements set forth on Section 7.16(c) of the Delta Disclosure Schedule and such other services agreements as the parties shall deem necessary. Notwithstanding the foregoing, in the event that any such agreements are not executed and delivered on the Closing Date, the Service Level Agreements set forth on Section 7.5 of the Delta Disclosure Schedule with respect to the services contemplated by the agreements described in the immediately preceding sentence that are not entered into on the Closing Date shall continue in effect following the Closing on the terms and conditions set forth therein until such time as replacement agreements are executed and delivered.

(d) Promptly after the date hereof, Delta shall deliver to Newco a complete list of the Patents and Trademarks listed in Section 4.15(a) of the Delta Disclosure Schedule and any other issued Patents, Patent applications, Trademark registrations and applications for Trademark registration otherwise included in the DPP Assets, including application serial numbers, patent numbers (if issued) and details of record ownership of such Intellectual Property on a country-by-country basis. Upon receipt thereof, Newco shall provide proposed omnibus assignments substantially similar to the form of IP Assignment Agreement attached as Exhibit H, together with any country-specific Intellectual Property assignments suitable for recordation in a given country (the “Country-Specific IP Assignments”), and together with final schedules thereto, and reasonably satisfactory to Delta, as may be reasonably required to transfer record title of any Intellectual Property included in the DPP Assets to Newco, a Transferred DPP Company or a Subsidiary or Affiliate thereof as provided hereunder. Delta shall, or shall cause the applicable Retained Subsidiary or Affiliate to, execute and deliver to Newco at Closing such omnibus assignments and such Country-Specific IP Assignments and any other document reasonably required to transfer record title as provided hereunder. For avoidance of doubt, the cost of preparing and filing any necessary Intellectual Property title transfer documentation or taking similar actions with local Intellectual Property offices around the world (including any applicable attorneys’ fees) shall be borne solely by Newco.

(e) Nothing contained herein shall restrict Delta or its Affiliates from entering into administrative services agreements, site services agreements, information technology administrative service agreements or services level agreements prior to the Closing Date in connection with the Pre-Closing Restructuring Transactions, it being understood and agreed that such agreements shall not be binding upon Newco or, following Closing, the Transferred DPP Companies or their Subsidiaries.

(f) Promptly after the date of this Agreement, the parties shall establish a committee (the “Planning Committee”) for the purposes of coordinating and communicating pertinent information regarding the activities contemplated or taken in accordance with or pursuant to the Service Level Agreements, the Related Agreements or this Agreement. The parties shall reasonably determine the membership of the Planning Committee, provided that the Planning Committee shall include member representatives from Delta, the DPP Business, JLL Holdco and Pi. The Planning Committee shall meet on a regular basis, in person or by telephone conference at a schedule to be determined by the Planning Committee itself, but no less than weekly. The Planning Committee shall not have decision making authority with respect to either party and shall not bind any party, or otherwise affect the rights, remedies or obligations of any party hereunder.

Section 7.17 Obligations Regarding Non-Assignable Assets and Delayed DPP Assets.

(a) Notwithstanding anything else in this Agreement to the contrary, unless and until such consent, approval or amendment described below is no longer required or has been obtained, this Agreement and the Related Agreements shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at or before the Closing any DPP Asset that is not held by any Transferred DPP Company or any of their respective Subsidiaries on the date hereof or any claim or right or any benefit arising thereunder or resulting therefrom or any change of control with regard thereto as to which consent or approval from any Person (including consents and approvals of Governmental Authorities) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof or change of control with regard thereto is required but has not been obtained (such Asset, together with any related Assets identified on Section 7.17(a) of the Delta Disclosure Schedule, a “Delayed DPP Asset”); provided, however, to the extent not inconsistent with the terms of any Delayed DPP Asset or applicable Law, the parties shall treat Newco (or a Subsidiary of Newco, as applicable) as the owner thereof for Tax purposes beginning as of the Closing Date; provided, further, that, in connection with the foregoing, except as otherwise expressly provided herein, neither Delta or any of its Affiliates nor Newco or any of its Affiliates shall be required to, nor will Delta or any of its Affiliates without Newco’s prior written consent (which consent shall not be unreasonably withheld) commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. Without limiting the generality of Section 7.3 and Section 7.4, Delta and Newco shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such consent, approval or amendment, including after the Closing Date. Upon obtaining the requisite consents or approvals, such Delayed DPP Asset shall be transferred and assigned to Newco or a Subsidiary of Newco without additional consideration therefor.

(b) In the event and to the extent that, prior to the Closing, Delta or any Retained Subsidiary is unable to obtain a consent, approval or amendment required to assign, license, sublicense, lease, sublease, convey or transfer any Delayed DPP Asset to Newco or a Subsidiary of Newco, or a change of control with regard thereto, then following the Closing, Delta shall, and shall cause the Retained Subsidiaries to, use commercially reasonable efforts to (i) continue to hold, and to the extent required by the terms applicable to such Delayed DPP Asset, operate such Delayed DPP Asset in all material respects in the ordinary course of business consistent with past practice and taking into account the transactions contemplated by this Agreement, (ii) cooperate in any arrangement, reasonable and lawful as to Delta and Newco, designed to provide to Newco or its Subsidiaries the benefits arising under such Delayed DPP Asset, including consulting with Newco as to the operation of such Delayed DPP Asset and accepting such reasonable direction as Newco shall request of Delta, (iii) enforce at Newco’s request, or allow Newco and its Affiliates to enforce in a commercially reasonable manner, any rights of Delta or the applicable Retained Subsidiary under such Delayed DPP Asset against the other party or parties thereto and (iv) effect the transfer to (or, in the case of any Non-Transferable Permits, reissue in the name of) Newco or its Subsidiaries; provided, however, that the costs and expenses incurred by Delta or its Affiliates in connection with operation of such Delayed DPP Asset at Newco’s direction shall be borne solely by Newco. Delta shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, pay and remit to Newco promptly all monies, rights and other consideration received in respect of such performance as promptly as practicable after receipt thereof. Newco shall pay, perform and discharge fully, promptly when due, all of the obligations of Delta or the Retained Subsidiaries in respect of such performance, and Newco shall be responsible for all Assumed Liabilities related thereto and indemnify the Delta Indemnified Parties for all Losses arising out of any actions (or omissions to act) of Delta or any Retained Subsidiary arising out of such performance taken at the direction of Newco or its Subsidiaries.

(c) Notwithstanding anything else set forth in this Section 7.17, no party hereto shall be required to take any action that (i) violates, in any material respect any material contractual obligation of such party or (ii) violates applicable Law.

(d) Newco acknowledges that certain consents and approvals to the transactions contemplated by this Agreement may be required from certain third parties, and that certain of such consents and approvals may not be obtained. Newco and JLL Holdco agree that, unless expressly provided in this Section 7.17 or Sections 4.4, 7.3, 7.4, 10.3 or 10.4 and subject to the limitations therein, Delta and its Affiliates shall not have any Liability whatsoever arising out of or relating to the failure to obtain any consents or approvals that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Contracts, Permits or Environmental Permits or other right or obligation, as a result thereof.

Section 7.18 Financing Covenants.

(a) Pursuant to the terms of the Arrangement Agreement, Newco has delivered to Pi a complete and accurate copy of an executed commitment letter and corresponding fee letter with only the pricing cap, fees and any other economic and flex provisions redacted (none of which would adversely affect the amount or availability of the Debt Financing if so required by the lenders party to such letters) from the financial institutions identified therein (the “Debt Commitment Letter”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by the Arrangement Agreement (being collectively referred to as the “Debt Financing”) pursuant to the Debt Commitment Letter. Newco shall comply with its obligations set forth in Section 4.6(1) of the Arrangement Agreement.

(b) Prior to the Closing, Delta shall use its commercially reasonable best efforts to provide to Newco, and shall cause each of its Subsidiaries to use its commercially reasonable best efforts to provide, and shall use its commercially reasonable best efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Newco in connection with arranging, obtaining and syndicating the Debt Financing and to assist Newco in causing the conditions in the Debt Commitment Letter to be satisfied (provided that such request is made on reasonable notice), including in (i) assisting with (x) the preparation of Offering Documents and (y) preparing the DPP Business financial information required for the pro forma financial statements referred to in paragraphs 9 and 12 of Exhibit D of the Debt Commitment Letter, including, for the avoidance of doubt, the DPP Business financial information required for the pro forma consolidated balance sheet and pro forma consolidated statements of income of the Parent Borrower (as defined in the Debt Commitment Letter) required under paragraph 9 thereof, (ii) preparing and furnishing to Newco and the Financing Source Parties as promptly as practicable all Required Information and all other available pertinent information and disclosures relating to the DPP Business and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Newco to assist in preparation of the Offering Documents, and any supplements thereto, (iii) having Delta designate members of senior management, with appropriate seniority and expertise, of the DPP Business to participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions, customary meetings and sessions with ratings agencies in connection with the Debt Financing and reasonably cooperating with the marketing efforts, including direct contact between such senior management of the DPP Business and its Subsidiaries and Financing Source Parties and potential lenders and investors in the Debt Financing, (iv) assisting Newco in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter, including assisting Newco and the Financing Source Parties in the preparation of materials for rating agency presentations, (v) assisting the Financing Source Parties in obtaining from the DPP Business’s independent auditors customary accountant’s comfort letters (including customary negative assurances) and consents from the DPP Business’s independent auditors for a U.S. offering of debt securities which such auditors are prepared to issue at the time of pricing of such debt securities and the closing thereof upon completion of customary procedures, (vi) assisting in the preparation of, and, subject to the occurrence of the Closing, executing and delivering, definitive financing documents, including guarantee and collateral documents and other certificates and documents on terms and conditions consistent with the Debt Commitment Letter as may be reasonably requested by Newco, (vii) subject to any contractual agreement in effect as of the date hereof (except to the extent any pledge prohibition in such contractual agreement is unenforceable after giving effect to the applicable provisions of Article 9 of the Uniform Commercial Code of New York), facilitating the pledging of collateral for the Debt Financing (including the delivery of original share certificates, together with share powers executed in blank, with respect to the DPP Business and each of its Subsidiaries), including taking reasonable actions necessary to permit the Financing Source Parties to evaluate the DPP Business’s and its Subsidiaries’ Assets for the purpose of establishing collateral arrangements (including cooperation in connection with the payoff of existing Indebtedness and the release of related Encumbrances), (viii) assisting the Financing Source Parties in benefiting from the existing lending relationships of the DPP Business and its Subsidiaries, (ix) cooperating with Newco to the extent within the control of Delta and its Subsidiaries, and taking all organizational actions, subject to the occurrence of the Closing Date, reasonably requested by Newco to permit the consummation of the Debt Financing, (x) executing and delivering any certificate and documents as may be reasonably requested by Newco, including a solvency certificate, (xi) obtaining surveys, to the extent available, and obtaining title insurance at the expense of and as reasonably requested by Newco on behalf of the Financing Source Parties, (xii) taking all actions reasonably requested by Newco and necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the DPP Business’s inventory, current Assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting the commercial finance examination and inventory, Equipment and real property appraisals as may be contemplated by the Debt Commitment Letter within the time frame described therein) and (B) establish bank and other accounts and blocked account and control agreements in connection with the foregoing, (xiii) cooperating with the Financing Source Parties requests for due diligence to the extent customary and reasonable, (xiv) requesting consents of accountants for use of their reports in any materials reasonably relating to the Debt Financing and (xv) providing, at least three (3) Business Days prior to the Closing Date, all documentation and other information about Delta, the DPP Business and each of its Subsidiaries as is reasonably requested in writing by Newco at least eight (8) Business Days prior to the Closing Date in connection with the Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act; provided, however, in each case, that (A) neither the DPP Business nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing Date, (B) none of the DPP Business or any of its Subsidiaries shall be required to take any action that would subject it to any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable legal, accounting and other professional fees to the extent Newco agrees to promptly reimburse such amounts) or incur any other Liability or provide or agree to provide any indemnity in connection with the Debt Financing that is not subject to the occurrence of the Closing Date, (C) none of the boards of directors (or equivalent bodies) of the DPP Business or any of its Subsidiaries shall be required to enter into any resolutions or take similar action approving the Debt Financing (except that concurrently with the Closing the boards (or their equivalent bodies) of the DPP Business and the Subsidiaries of Delta may sign resolutions or take similar actions that do not become effective until the Closing Date), and (D) Delta and the DPP Business shall not be required to take any action or do anything that would contravene any Law. Delta and the DPP Business hereby consent to the use of the DPP Business’s logos in connection with the Debt Financing in a form and manner mutually agreed with the DPP Business; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the DPP Business or any of its Subsidiaries or the reputation or goodwill of the DPP Business or any of its Subsidiaries. Prior to the Closing Date, Delta and the DPP Business shall use their reasonable best efforts to update any Required Information provided to Newco to assist in preparation of the Offering Documents as may be reasonably necessary so that such Required Information meets the applicable requirements set forth in the definition of “Required Information.”

(c) Delta shall provide to Newco the audited financial statements for the year ended December 31, 2013 for the DPP Business, together with such financial information converted from IFRS to GAAP, by March 15, 2014.

Section 7.19 Equity Contribution Covenant. Newco and JLL Holdco shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to maintain in effect the Equity Commitment Letter. Newco and JLL Holdco agree not to, and not to permit, any amendment or modification of the Equity Commitment Letter without the prior written consent of Delta. Newco and JLL Holdco agree to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enforce the terms and provisions of the Equity Commitment Letter, subject to the terms and conditions thereof, if the conditions to the obligation of Newco and JLL Holdco to consummate the transactions contemplated by this Agreement, as set forth in Article IX of this Agreement, have been satisfied or, to the extent legally permissible, waived.

Section 7.20 Related Agreements. The parties hereto agree to enter into, and to cause each of their respective Subsidiaries to enter into, each of the Related Agreements to which it is contemplated to be a party at or prior to the Closing Date.

Section 7.21 Employee Matters.

(a) From and after the Effective Time, Newco shall honor all Transferred Business Plans in accordance with their terms as in effect immediately prior to the Effective Time and unless otherwise expressly terminated in accordance with their terms, the Transferred Business Plans shall survive after the Effective Time, provided, that nothing in this sentence shall prohibit Newco from amending or terminating, or prohibit JLL Holdco from causing Newco to amend or terminate, any such Transferred Business Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law, provided that any such amendment or termination does not result in any Liability for Delta or any of its Affiliates (other than Newco, the Transferred DPP Companies and their Subsidiaries).

(b) For a period of not less than one year following the Effective Time, Newco or its Subsidiaries, as applicable, shall provide Transferred Employees (to the extent they remain employed by Newco or any of its Subsidiaries following the Effective Time), compensation and employee benefits which shall be substantially comparable, in the aggregate, excluding equity compensation benefits, to the compensation and benefits prevailing at Delta and its Subsidiaries with respect to such employees immediately prior to the Closing (or such higher compensation and benefits as is required by applicable Law or Employee Benefit Plan to prevent severance Liability or other termination-related Liability from becoming payable to such Transferred Employee from Delta or any of its Affiliates (other than Newco, Transferred DPP Companies and their Subsidiaries)); provided, that following such period, the aggregate compensation and benefits for such Transferred Employees shall be substantially comparable to the compensation and benefits of other similarly situated employees of Newco. Notwithstanding the foregoing, Newco or its Subsidiaries, as applicable, shall maintain terms and conditions of employment for Transferred Employees to the extent necessary or appropriate to: (x) effect the automatic transfer of such employees under applicable local Laws, collective bargaining agreements or employment agreements, (y) comply with local Laws, and (z) prevent severance Liability or other termination-related Liability from becoming payable to any such employee from Delta or any of its Affiliates (other than Newco, the Transferred DPP Companies and their Subsidiaries) under applicable Law (including, as a result of unlawful termination of employment by Newco), any Employee Benefit Plan or otherwise. To the extent any severance Liability or other termination-related Liability becomes payable to any Business Employee from Delta or any of its Affiliates (other than Newco, the Transferred DPP Companies and their Subsidiaries), due to (i) Newco’s or one of its Subsidiaries’ failure to maintain necessary or appropriate terms and conditions of employment, or (ii) termination of employment by Delta or one of its Affiliates or the relevant individual following refusal or objection to transfer (either to

Newco or between Affiliates of Delta on or prior to the Closing in connection with the transactions contemplated by this Agreement) or rejection or refusal of an Offer (such Liability, collectively, “Severance Costs”), Newco shall indemnify and hold harmless Delta and its Affiliates (other than Newco, the Transferred DPP Companies and their Subsidiaries) against such Severance Costs.

(c) Effective as of the Effective Time, each Transferred Employee shall cease participation in the Employee Benefit Plans (other than the Transferred Business Plans). Newco shall assume all Liabilities (other than any Liability resulting from a breach of any representation or warranty or covenant hereunder) under the Transferred Business Plans, except for any project bonuses set forth on Section 4.12(a) of the Delta Disclosure Schedule, which shall be paid by Delta, whether incurred prior to, on or following the Closing Date. Newco will pay any change of control bonuses instituted by Delta prior to Closing payable in connection with the transactions contemplated hereby; provided, however, that Delta shall reimburse Newco for any amounts paid by Newco in respect thereof in excess of $3,500,000 in the aggregate. Notwithstanding any other provision of this Agreement, Delta or an ERISA Affiliate (other than the Transferred DPP Companies or any of their Subsidiaries) shall, effective as of the Closing Date, retain or assume the sponsorship of any and all Liabilities and obligations under or relating to each Employee Benefit Plan (other than the Transferred Business Plans), regardless of when any such Liability or obligation arises, is reported or disclosed.

(d) As soon as reasonably practicable following the receipt by Newco of the initial list described in Section 7.21(g) (but in no event later than three (3) weeks before the Closing Date), Newco shall or shall cause one of its Affiliates to provide a written offer of employment (an “Offer”) to each Offer Employee effective as of (and conditioned on the occurrence of) the Closing. The form of Offer in each jurisdiction in which an Offer Employee will be employed will be provided to Delta at least 10 Business Days prior to distribution to the applicable Offer Employees in such jurisdiction and Newco shall incorporate all reasonable comments thereto received from Delta. Each Offer shall (i) offer compensation and benefits as set forth in the first sentence of Section 7.21(b) and (ii) include an acknowledgement by the Offer Employee that acceptance of such Offer constitutes resignation of employment at Delta and its Affiliates. Delta and Newco shall and shall cause their respective Affiliates to use commercially reasonable efforts to (A) encourage Offer Employees to accept such Offers and (B) make application for and to obtain any work permit or visa, employment pass, or other legal or regulatory approval for employment of the Offer Employees. Delta, Newco and their respective Affiliates shall effectuate the transfer of employment of the Transferred Employees and related employment matters contemplated by this Agreement in compliance with applicable Law. After the date hereof, Delta shall timely deliver or make all filings, notifications and other communications (including the Consultation Process), and timely provide all information, to any applicable works councils, trade unions or other employee or union representatives representing the Business Employee(s), and to employees that are required by Law or agreements relating to such bodies or employees to transfer the employment of the Transferred Employees as contemplated by this Agreement and JLL Holdco and Newco shall promptly provide Delta with all information and assistance necessary or appropriate to timely complete such filings, notifications and other communications (including the Consultation Process) and timely provide such information. In addition, (i) Delta shall (A) use commercially reasonable efforts to obtain any required consent or approval of any works council or trade union in connection with each such transfer of employment, including by engaging in discussions and consultations with such works councils and trade unions and by furnishing such documentation or other materials reasonably requested by any such works council or trade union in connection with the applicable transfer of employment or other related matters, and (B) keep JLL Holdco reasonably informed regarding Delta’s efforts in connection with obtaining any consent or approval of any works council or trade union; provided, that Delta shall have no obligation to obtain JLL Holdco’s consent in connection therewith, other than with respect to creating, modifying or amending any material obligations with respect to any works council or trade union outside the ordinary course of business, which shall be subject to JLL Holdco’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Newco or its Subsidiaries, as applicable, shall give each Transferred Employee full credit for such Transferred Employees’ service with Delta, the Transferred DPP Companies and their respective Subsidiaries under any benefit plans (other than under any defined benefit pension or retiree medical plan) made available to the Transferred Employee by Newco or any of its Subsidiaries to the same extent recognized by Delta, the Transferred DPP Companies or their respective Subsidiaries immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(f) Newco or its Subsidiaries, as applicable shall (i) waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan of Newco or any Subsidiary of Newco that provides health benefits in which Transferred Employees may be eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Employee Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Transferred Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Newco or any of its Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents at or after the Effective Time, in each case to the extent such Transferred Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Benefit Plan prior to the Effective Time, and (iv) credit the accounts of Transferred Employees under any plan of Newco or any of its Subsidiaries which is a flexible spending plan with any unused balance in the account of such Transferred Employee under the analogous Employee Benefit Plan. Any vacation or paid time off accrued but unused by a Transferred Employee as of immediately prior to the Effective Time shall be credited to such Transferred Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(g) Within ten (10) Business Days after the date hereof, Delta shall deliver to Newco a true and complete list of all Business Employees as of the date hereof, including, as of such date, each such employee’s title and function, then current base salary or other compensation rate, date of hire, estimated percentage of time dedicated to the DPP Business, name of applicable variable pay plan and applicable target percentage of annual salary and any special status under employment protection Laws (e.g. parental leave, maternity protection, disability), in each case to the extent permitted to be disclosed without the consent of the applicable Business Employee under applicable Law. Such list shall designate those Business Employees whom Delta reasonably expects to be Offer Employees or subject to further material action to transfer to or otherwise become employed by Newco or one of its Subsidiaries and, between the date hereof and the Closing, Newco and Delta shall reasonably cooperate to determine the appropriate method of transfer of such Business Employees. Delta shall update such list from time to time prior to Closing as reasonably requested by Newco.

(h) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco to terminate the employment of, any Transferred Employee for any reason, (ii) subject to the limitations and requirements specifically set forth in this Section 7.21, require Newco to continue in effect any Employee Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time, (iii) confer upon any Business Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of Delta or any of its Subsidiaries.

Section 7.22 Newco Partnership Agreement. JLL Holdco and Delta agree to, and JLL Holdco and Delta shall cause the GP to, at or prior to the Closing Date enter into and deliver the Newco Partnership Agreement.

Section 7.23 GP Shareholders’ Agreement. JLL Holdco and Delta agree to, and JLL Holdco and Delta shall cause the GP to, at or prior to the Closing Date enter into and deliver the Shareholders’ Agreement.

Section 7.24 Supplemental Disclosure. With respect to the representations and warranties of Delta set forth in Article IV, Delta may from the date hereof until the Closing supplement or amend promptly the Delta Disclosure Schedule with respect to any matter occurring after the date hereof or matter of which Delta first obtains Knowledge of after the date hereof. Delta shall deliver a copy of the amendment or supplement (in either case, the “Supplemental Disclosure”) to JLL Holdco at least five (5) days prior to the anticipated Closing Date. JLL Holdco will have five (5) days after receipt (the “Termination Period”) in which to review the Supplemental Disclosure. If a Supplemental Disclosure discloses facts that would constitute a breach of Delta’s representations and warranties hereunder and such breach would reasonably be expected to result in the failure of the conditions to Closing specified in Sections 9.3 or 9.4 to be satisfied at the Closing, JLL Holdco may elect, in its sole discretion, to terminate this Agreement by delivering a termination notice to Delta within the Termination Period (which termination notice shall specify the representation or warranty breached, identify the specific facts in the Supplemental Disclosure that constitute the breach, and describe why the failure of such condition would reasonably be expected to occur). Such termination shall be JLL Holdco’s sole remedy for a breach of a representation and warranty disclosed by the Supplemental Disclosure. If a termination notice is not received within the Termination Period, the relevant Delta Disclosure Schedules will be deemed, for all purposes, to be amended or supplemented as described in the Supplemental Disclosure, as of the date hereof.

Section 7.25 Conflicts; Privileges.

(a) It is acknowledged by each of the parties that Delta has retained Latham & Watkins LLP, Norton Rose Fulbright, Cleary Gottlieb Steen & Hamilton LLP, and Allen & Overy (“Delta Counsel”) to act as its counsel in connection with the transactions contemplated hereby and that Delta Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of Delta Counsel for conflict of interest or any other purposes in connection with such transactions. Newco hereby agrees that, in the event that a dispute arises between Newco or any of its Affiliates (including, after the Closing, the Transferred DPP Companies and their Subsidiaries) and Delta or any of its Affiliates (including, prior to the Closing, the Transferred DPP Companies and their Subsidiaries), Delta Counsel may represent Delta or any such Affiliate in such dispute even though the interests of Delta or such Affiliate may be directly adverse to Newco or any of its Affiliates (including, after the Closing, the Transferred DPP Companies and their Subsidiaries) and even though Delta Counsel may have represented a Transferred DPP Company or one of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Newco or a Transferred DPP Company or one of its Subsidiaries, and Newco and the Transferred DPP Companies and their Subsidiaries hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation of Delta or its Affiliates by Delta Counsel. Newco further agrees that, as to all communications, whether written or electronic, among Delta Counsel, Delta, the Transferred DPP Companies and their respective Subsidiaries, and all files, attorney notes, drafts or other documents, that relate in any way to the transactions contemplated by this Agreement, that predate the Closing and that are protected by the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege, such protections belong to Delta and may be controlled by Delta and shall not pass to or be claimed by Newco or the Transferred DPP Companies or any of their Subsidiaries. Delta and Newco agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 7.25(a). Delta and Newco further agree that Delta Counsel and its respective partners and employees are third party beneficiaries of this Section 7.25(a).

(b) Each of the parties hereto (a) acknowledges that JLL Partners, Inc., a Delaware corporation, and certain of its Affiliates have retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to act as counsel to JLL Holdco, Newco and their respective Affiliates in connection with the transactions contemplated hereby, Skadden has not acted as counsel for any other Person in connection with the transactions contemplated hereby, and no other Person has the status of a client of Skadden for conflict of interest or any other purposes in connection with such transactions; and (b) acknowledges that after the Closing, Skadden may act as counsel to JLL Holdco, Newco and their respective Affiliates (including, after the Closing, the Transferred DPP Companies and their Subsidiaries) in connection with matters arising out of or related to this Agreement, the transactions contemplated hereby and the business activities of JLL Holdco, Newco and their respective Affiliates (including, after the Closing, the Transferred DPP Companies and their Subsidiaries) and that Skadden’s prior representation of JLL Holdco, Newco and their respective Affiliates shall not be deemed to be a disabling conflict with respect to such representation. Each of the parties hereto hereby waives any conflict of interest resulting from the foregoing. The parties hereto further agree that, as to all communications, whether written or electronic, among Skadden, JLL Holdco, Newco and their respective Affiliates, and all files, attorney notes, drafts or other documents, that relate in any way to the transactions contemplated by this Agreement (other than with respect to the Arrangement Agreement), that predate the Closing in the case of communications among Skadden and JLL Holdco and its Affiliates (other than Newco and the GP), and that precede the date hereof in the case of communications among Skadden and Newco and the GP, and that are protected by the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege, such protections belong to JLL Partners and may be controlled by JLL Partners and shall not pass to or be claimed by JLL Holdco, Newco and their respective Affiliates (including, after the Closing, the Transferred DPP Companies and their Subsidiaries). The parties agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 7.25(b). The parties further agree that Skadden and its respective partners and employees are third party beneficiaries of this Section 7.25(b).

Section 7.26 Insurance.

(a) From and after the Closing Date, the Transferred DPP Companies and their Subsidiaries shall cease to be insured by Delta’s or its Affiliates’ insurance policies (“Delta Insurance Policies”) or by any of their self-insured programs for events occurring on or after the Closing Date, and neither Newco nor its Subsidiaries shall have any access, right, title or interest to or in any such Delta Insurance Policies or self-insured programs to cover any Assets of the Transferred DPP Companies or their Subsidiaries or any Liability arising from the operation of the DPP Business on or after the Closing, provided, however, that Delta shall use commercially reasonable efforts to ensure that Newco is provided the right to receive payment, after the Closing Date, under any Delta Insurance Policy that covered the DPP Business prior to the Closing Date with respect to any claim or loss that is covered by such Delta Insurance Policy and arises out of, results from or relates to the operation of DPP Business prior to the Closing; provided, however, that Delta shall not be required to maintain, extend or renew any of the Delta Insurance Policies and Delta or its Affiliates may, to be effective at the Closing, amend any Delta Insurance Policies in a manner not inconsistent with this Section 7.26. As to any Delta Insurance Policies underwritten on a claims-made, claims made and reported or integrated occurrence policy form, Newco agrees to purchase “tail” or “run-off” insurance with commercially reasonable terms and conditions, total limits, and retentions, the cost of which shall be borne by Newco. This insurance shall include coverage for events occurring pre-Closing for the Transferred DPP Companies and their Subsidiaries which manifest themselves after Closing. From and after the Closing, Newco shall be responsible for securing all insurance it considers appropriate for its operation in accordance with Section 7.26(b). Prior to the Closing, Delta agrees to use commercially reasonable efforts to submit all known claims of the Transferred DPP Companies and their Subsidiaries and the DPP Business, which have been incurred prior to the Closing Date, to the appropriate insurer pursuant to the applicable Delta Insurance Policy. At the Closing, Newco agrees to assume all of the incurred but not reported claims of the Transferred DPP Companies and their Subsidiaries and the DPP Business that are not Retained Liabilities which have been incurred as of the Closing Date. Any right of Newco to receive payment for any insurance claim hereunder shall be subject to any deductibles, self-insured retentions, retained amounts, retentions or exclusions as well as pro rata allocation thereto between Delta and Newco based on the aggregate claims asserted by each under the respective Delta Insurance Policies and Newco shall reimburse Delta for any actual out-of-pocket expenses incurred by Delta pursuant to this Section 7.26. Delta shall provide Newco with loss runs with respect to the DPP Business for all Delta Insurance Policies within thirty (30) days of any request by Newco.

(b) After the date hereof, JLL Holdco and Delta shall, and shall use their reasonable best efforts to cause their respective Representatives to, cooperate in good faith to obtain insurance policies in the name of Newco or its Subsidiaries to cover their businesses and Assets from and after the Closing Date, in nature and amounts as would be typical for a company engaged in the business to be conducted by Newco and its Subsidiaries after the Closing Date.

Section 7.27 Post-Closing Employee Organization. After the date hereof, each of JLL Holdco and Delta shall cooperate in good faith to determine the employee organizational structure of Newco and its Subsidiaries for the period following the Closing Date.

Section 7.28 Control Regarding Delta Environmental Matters.

(a) During the Environmental Indemnity Claim Period, Delta shall have the right, but not the obligation, at any time, to maintain or assume control of or undertake any Cleanup with respect to the Delta Environmental Matters, with counsel, consultants or contractors selected by Delta. With respect to any Specified Environmental Indemnity Claim that arises from a Third Party Claim, Delta shall have the right, but not the obligation, at any time, to assume the defense of, and compromise and settle, such Third Party Claim, including the right to maintain or assume control of or undertake any Cleanup relating to such Third Party Claim as provided in this Section 7.28(a), notwithstanding anything to the contrary in Section 10.4(f); provided, however, that should Delta assume the defense of a Third Party Claim that would reasonably be expected to exceed the Environmental Cap, Delta shall not compromise or settle such Third Party Claim without the prior written consent of Newco, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Delta shall (A) keep Newco reasonably informed as to the status of any such Cleanup or Third Party Claim; (B) provide Newco with a reasonable opportunity to review (and, with respect to any Third Party Claim that would reasonably be expected to exceed the Environmental Cap, to approve, such approval not to be unreasonably withheld, conditioned or delayed) any material submissions, correspondence or pleadings relating to such Cleanup or Third Party Claim; and (C) upon request, promptly provide Newco with any material information, documentation and correspondence relating to such Cleanup or Third Party Claim.

(b) If Delta elects, in its sole discretion, to maintain or assume control of or undertake any Cleanup or to assume the defense of any Third Party Claim pursuant to Section 7.28(a), Newco shall, and Newco shall cause each of its Subsidiaries to and shall use its reasonable best efforts to cause its Representatives to, (i) cooperate with Delta and its Representatives and provide Delta and its Representatives with reasonable access, during normal business hours and upon reasonable notice, to the Sites to permit Delta or its Representatives to undertake such Cleanup, and (ii) cooperate as necessary in connection with the defense, compromise and settlement of such Third Party Claim.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Indemnification.

(a) Delta’s Indemnification of Newco. Delta shall indemnify Newco and its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries) and each of their Affiliates and hold them harmless from, against and in respect of, without duplication, (i) any Taxes of the Transferred DPP Companies and their Subsidiaries, with respect to any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date (computed in accordance with Section 8.2 hereof) (each, a “Pre-Closing Tax Period”) (including any Taxes of the Transferred DPP Companies and their Subsidiaries arising as a result of the removal of the Excluded Assets from the Transferred DPP Companies and their Subsidiaries pursuant to Section 7.16(a)(i), the Pre-Closing Restructuring Transactions and any termination of intercompany accounts pursuant to Section 7.5(a), whether imposed by way of withholding or otherwise, and without regard to whether assessed during a Pre-Closing Tax Period or a Post-Closing Tax Period); (ii) any Taxes imposed on the DPP IP or that otherwise arise with respect to the DPP Business, in each case, for Pre-Closing Tax Periods; (iii) any Taxes of any Person (other than any Transferred DPP Company, or any of their Subsidiaries) for which any Transferred DPP Company or any of their Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law) by reason of being a member of a fiscal unity, consolidated, affiliated, combined or other similar group for Tax purposes at any time on or before the Closing Date; (iv) any Taxes (other than Transfer Taxes) imposed on Delta or any DPP Share Seller arising or deemed to have arisen as a result of the Delta Contribution; (v) any Liabilities arising out of or relating to (I) any breach of, or inaccuracy in, any representation or warranty contained in Section 4.11(l) or Section 4.11(m) or (II) the breach of any covenant of Delta or the DPP Share Sellers contained in this Agreement; and (vi) all liability for reasonable out-of-pocket legal and other professional advisor fees and expenses for any item attributable to an item described in this Section 8.1(a). Notwithstanding anything to the contrary in this Agreement, (A) Delta shall not be required to indemnify Newco, its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries) or their Affiliates or hold them harmless from, against or in respect of any (x) Taxes taken into account in the determination of the Net Working Capital of the DPP Business or Indebtedness Amount or (y) Taxes arising from any action taken by Newco, any of its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries) or any of their Affiliates outside the ordinary course of business on the Closing Date after the Closing and (B) for the avoidance of doubt, the indemnification obligations of Delta pursuant to this Section 8.1(a) shall not be subject to Section 10.4(h) and Section 10.4(j).

(b) Newco’s Indemnification of Delta. Newco shall, and shall cause the Transferred DPP Companies and their Subsidiaries to, indemnify Delta and its Affiliates and hold them harmless from, against and in respect of, without duplication, (i) any Taxes of the Transferred DPP Companies and their Subsidiaries with respect to any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date (computed in accordance with Section 8.2 hereof) (each, a “Post-Closing Tax Period”); (ii) any Taxes arising out of or relating to any breach of any covenant of Newco or its Affiliates

(including, following the Closing, the Transferred DPP Companies and their Subsidiaries) contained in this Agreement; (iii) all liability for reasonable out-of-pocket legal and other professional advisor fees and expenses for any item attributable to an item described in this Section 8.1(b); and (iv) any Transfer Taxes for which Newco is responsible under Section 8.5 hereof. Notwithstanding the foregoing, Newco and the Transferred DPP Companies and their Subsidiaries shall not indemnify or hold harmless Delta and its Affiliates from any liability set forth in this Section 8.1(b) to the extent that Newco and its Affiliates (including the Transferred DPP Companies and their Subsidiaries) are entitled to indemnification from Delta for such liability pursuant to Section 8.1(a).

Section 8.2 Straddle Periods. In the case of any Straddle Period, the Taxes of the Transferred DPP Companies and their Subsidiaries for the Pre-Closing Tax Period and Post-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. Notwithstanding the foregoing, exemptions, allowances, credits, deductions or other Tax Items (such as real, personal and other property or similar Taxes) that must under applicable Law be calculated on an annual basis shall be apportioned on a pro rata basis.

Section 8.3 Tax Returns.

(a) Except as provided in Section 8.5 hereof, Delta shall prepare, or cause to be prepared in accordance with applicable Law and, to the extent relevant, consistent with past practices, and file or cause to be filed, when due, all Tax Returns (other than Straddle Period Tax Returns) that are required to be filed by or with respect to any Transferred DPP Company and its Subsidiaries, and the DPP IP, in each case, for any Pre-Closing Tax Period. Newco shall and shall cause the Transferred DPP Companies and their Subsidiaries to cooperate with, and take any action reasonably requested by, Delta with respect to the preparation and filing of such Tax Returns. The immediately preceding sentence shall, in no way, be construed as limiting or otherwise modifying the rights and obligations of the parties under Section 8.7 hereof.

(b) Except as provided in Section 8.5 hereof, Newco shall prepare, or cause to be prepared in accordance with applicable Law and, to the extent relevant, consistent with past practices and file or cause to be filed, when due, all Tax Returns required to be filed by or with respect to the Transferred DPP Companies and their Subsidiaries and the DPP IP, in each case, for any Straddle Period.

(c) If either Delta or Newco is obligated under this Agreement to bear the economic burden for any portion of the Tax payable in connection with any income or other material Tax Return to be prepared and filed by the other (or an Affiliate of the other), the party responsible for filing such Tax Return (the “Preparer”) shall prepare and deliver to the other party (the “Payor”) a copy of such Tax Return and any schedules, work papers and other documentation that are relevant to the preparation of the portion of such Tax Return for which the Payor is or may be liable hereunder not later than thirty (30) days prior to the due date for such Tax Return (including applicable extensions) (the “Due Date”). The Preparer shall not file such Tax Return until the earlier of (i) the receipt of written notice from the Payor indicating the Payor’s consent thereto, or (ii) one (1) day prior to the Due Date.

(d) The Payor shall have the option of providing to the Preparer, at any time at least five (5) days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the Tax Items for which it may be liable reflected on such Tax Return. Subject to the foregoing sentence, the Preparer shall, in preparing such Tax Return and in good faith, cause the Tax Items for which the Payor is liable hereunder to be reflected in accordance with all reasonable instructions from the Payor on such Tax Return. In the absence of having received written instructions from Payor in accordance with this Section 8.3(d), such Tax Items shall be reported in any manner determined by the Preparer, in accordance with applicable Law and, to the extent relevant, consistent with past practices.

Section 8.4 Contest Provisions.

(a) Notification of Contests. Delta and its Affiliates, on the one hand, and Newco and its Affiliates, on the other hand (the “Recipient”), shall notify the other party in writing within ten (10) Business Days of receipt by the Recipient of written notice of any pending or threatened Tax Audit which may affect the liability for Taxes of such other party or may give rise to an indemnification payment under Section 8.1 by such other party. If the Recipient fails to give such notice to the other party, or if such notice is not in sufficient detail to notify the other party of the nature of the Tax Audit, the Recipient shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent the other party is actually prejudiced by such failure to give notice.

(b) Which Party Controls.

(i) Delta’s Items. If a Tax Audit relates solely to any Taxes for which Delta is liable hereunder, Delta shall at its expense control the defense and settlement of such Tax Audit (including selection of counsel, determining whether to pursue or forego any and all administrative appeals, proceedings (whether judicial or administrative), hearings and conferences with any Tax Authority with respect thereto, and may, in its sole discretion either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest such Tax Audit in any permissible manner); provided, however, that if a settlement, compromise or abandonment of such Tax Audit could reasonably be expected to have a material adverse impact on Newco or any of its Affiliates (including the Transferred DPP Companies and their respective Subsidiaries) in any Post-Closing Tax Period, Delta shall keep Newco reasonably informed as to the status of such Tax Audit and shall not settle, compromise or abandon any such Tax Audit without obtaining the prior written consent of Newco, which consent shall not be unreasonably withheld, conditioned or delayed. In no case shall Newco, the Transferred DPP Companies or their Subsidiaries or any of their Affiliates settle or otherwise compromise any Tax Audit referred to in the preceding sentence without Delta’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) Newco’s Items. If a Tax Audit relates solely to any Taxes for which Newco is liable in full hereunder, Newco shall at its expense control the defense and settlement of such Tax Audit (including selection of counsel, determining whether to pursue or forego any and all administrative appeals, proceedings (whether judicial or administrative), hearings and conferences with any Tax Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest such Tax Audit in any permissible manner); provided, however, that if a settlement, compromise or abandonment of such Tax Audit could reasonably be expected to have a material adverse impact on Delta or any of its Affiliates, Newco shall keep Delta reasonably informed as to the status of such Tax Audit and shall not settle, compromise or abandon any such Tax Audit without obtaining the prior written consent of Delta, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Combined and Mixed Items. If a Tax Audit relates to Taxes for which both Delta and Newco are liable, to the extent possible the issues in such Tax Audit will be distinguished and each party will control the defense and settlement of those issues for which it is so liable; provided, however, that if such Tax Audit relates to any Straddle Period or any Taxes for which both Delta and Newco are liable and any issues in such Tax Audit cannot be identified as being a liability of only one party or cannot be separated from an issue in such Tax Audit for which the other party is liable, the party which has the greater potential liability for Taxes in such Tax Audit shall control the defense and settlement of the Tax Audit, provided that, the other shall be entitled to participate in such Tax Audit and the controlling party shall not settle, compromise or abandon such Tax Audit without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv) Participation Rights. Any party who is entitled to participate but does not control a Tax Audit under this Section 8.4(b) may participate at its own expense in the defense of such Tax Audit and employ counsel of its choice at its expense, and the party controlling such Tax Audit under this Section 8.4(b) shall in good faith keep such party informed with respect to such Tax Audit (including by promptly providing written copies of all correspondence in connection therewith) and, upon the reasonable request of such party, shall consult with such party from time to time regarding the conduct of such Tax Audit; provided, that nothing in this Section 8.4(b)(iv) shall limit the participation rights of any party who is entitled to participate but does not control a Tax Audit under this Section 8.4(b).

(c) Tax Audit. Notwithstanding Section 10.4(f), this Section 8.4 and not Section 10.4(f) (other than the first two sentences of Section 10.4(f)(i)) shall govern the conduct of any Tax Audit.

Section 8.5 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement or any Related Agreement, all excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes arising directly from the Closing and the Real Property Transfer (but excluding any VAT and any direct or indirect capital gain Taxes and withholding Taxes, in each case, imposed on Delta or any of its Affiliates in connection with the transactions contemplated by this Agreement) (“Transfer Taxes”), shall be paid to the appropriate Tax Authority by Newco. Notwithstanding Section 8.3 hereof, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party responsible for filing such Tax Returns under the applicable Law imposing such Transfer Taxes. Notwithstanding anything to the contrary in this Agreement or any Related Agreement, (i) Delta shall pay all and direct or indirect capital gain Taxes and withholding Taxes, in each case, imposed on Delta or any of its Affiliates in connection with the transactions contemplated by this Agreement and all excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation, and other similar Taxes arising from the removal of the Excluded Assets from the Transferred DPP Companies and their respective Subsidiaries pursuant to Section 7.16(a)(i) or the Pre-Closing Restructuring Transactions and (ii) JLL Holdco shall pay all direct or indirect capital gain Taxes and withholding Taxes, in each case, imposed on JLL Holdco or any of its Affiliates in connection with the transactions contemplated by this Agreement. All amounts payable under this Agreement are exclusive of any VAT, which shall be payable at the same time and in the same manner as the payment to which such VAT relates, against delivery of a valid VAT invoice. Each party shall properly account or cause to be properly accounted to the relevant Tax Authority for any VAT arising in connection with the matters contemplated by this Agreement where such party is (or a member of the same VAT group as such party is) required to do so by applicable Law.

Section 8.6 Certain Post-Closing Settlement Payments and Post-Closing Actions.

(a) Newco’s Claiming, Receiving or Using of Refunds and Overpayments. If Newco or any of its Affiliates (A) receives any refund of Tax, or (B) utilizes the benefit of any overpayment of Taxes which, in each case (A) and (B), (x) relates to Taxes paid by Delta or any of its Subsidiaries with respect to a Pre-Closing Tax Period, (y) is the subject of indemnification by Delta pursuant to this Agreement, or (z) relates to Taxes taken into account in the determination of Net Working Capital of the DPP Business or Indebtedness Amount, in each case, other than any such refund or overpayment of Taxes resulting from a carryback from a Post-Closing Tax Period, Newco shall transfer, or cause to be transferred, to Delta, within ten (10) days of the receipt of any such refund or the filing of the Tax Return utilizing any such overpayment, the entire amount of such refund or overpayment (including interest paid thereon by a Governmental Authority), net of (I) any Tax payable, or required to be withheld, by Newco or any of its Affiliates with respect thereto (including with respect to any interest on such refund or overpayment) and (II) any reasonable out-of-pocket costs and expenses associated with obtaining such refund or overpayment. Newco agrees to waive any carryback of any Tax loss or other Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period and to instead carry forward such loss or other attribute to a Post-Closing Tax Period, if and to the extent permitted by applicable Tax Law. In the event that Newco is not permitted under applicable Tax Law to waive any such carryback, Newco shall be permitted to carry back such loss or other attribute to a Pre-Closing Tax Period and Delta shall be entitled to an amount (not to exceed the refund or overpayment resulting from such carryback) equal to the amount of any Taxes actually incurred by Delta (including as a result of any diminution in foreign tax credits) resulting from such carryback, as computed on a “with and without” basis. For the avoidance of doubt, to the extent that the income or Tax attributable to a given Pre-Closing Tax Period may be offset by either a carryback (or other refund or utilization of overpayment) described in this Section 8.6(a) or a carryback of other Tax Items of Delta or its Affiliates arising in the same Post-Closing Tax Period or any preceding Post-Closing Tax Period, Delta may in its reasonable discretion determine the order in which such carrybacks may be applied.

(b) Delta’s Claiming, Receiving or Using of Refunds and Overpayments. If Delta or any of its Affiliates (A) receives any refund of Tax, or (B) utilizes the benefit of any overpayment of Taxes which, in each case (A) and (B), (x) relates to Taxes paid by Newco or any of its Subsidiaries with respect to a Post-Closing Tax Period (including any refund or overpayment of Tax in a Pre-Closing Tax Period by reason of a carryback from a Post-Closing Tax Period), or (y) is the subject of indemnification by Newco pursuant to this Agreement, Delta shall transfer, or cause to be transferred, to Newco, within ten (10) days of the receipt of any such refund or the filing of the Tax Return utilizing any such overpayment, the entire amount of such refund or overpayment (including interest paid thereon by a Governmental Authority), net of (I) any Tax payable, or required to be withheld, by Delta or any of its Affiliates with respect thereto (including with respect to any interest on such refund or overpayment) and (II) any reasonable costs and expenses associated with obtaining such refund or overpayment.

(c) Post-Closing Actions. None of Newco, the Transferred DPP Companies or their Subsidiaries or any of their Affiliates shall (i) make any election or take any other action outside the ordinary course of business (including without limitation any election pursuant to Section 338 of the Code or any merger, conversion, liquidation or dissolution of any of the Transferred DPP Companies or their Subsidiaries) on the Closing Date after the Closing or (ii) amend any Tax Return prepared and filed by Delta pursuant to Section 8.3(a) hereof, in each case without the prior written consent of Delta, which consent shall not be unreasonably withheld, conditioned or delayed. Solely for purposes of the previous sentence, any action taken effective as of the Closing Date or any day prior to the Closing Date shall be treated as having been taken on the Closing Date. Subject to Section 8.6(a), Delta agrees to reasonably cooperate with Newco to claim any refund arising from carrybacks from a Post-Closing Tax Period to a Pre-Closing Tax Period. In addition, from the Closing Date through the end of the calendar year that includes the Closing Date, Newco shall, and shall cause its Affiliates to, (x) operate DPI Newco (as such term is defined in Section 4.3 of the Delta Disclosure Schedule), DSM Pharmaceutical Products, Inc. and DSM Pharma Chemicals North America, Inc. in the ordinary course of business and (y) not take any action outside the ordinary course of business that would reasonably be expected to materially increase the “earnings and profits” (within the meaning of Section 312 of the Code) of DPI Newco, DSM Pharmaceutical Products, Inc. or DSM Pharma Chemicals North America, Inc.

Section 8.7 Maintenance of Books and Records. Until the applicable statute of limitation (including periods of waiver) has expired for any Tax Return filed or required to be filed covering the periods up to and including the Closing Date (including any Straddle Periods), Newco and its Affiliates shall retain such Tax Return and all Tax work papers and related materials in its possession and under its control that were used in the preparation of any such Tax Return. Newco will notify Delta sixty (60) days prior to disposing of any Tax records relating to taxable periods and will deliver to Delta any such records requested by Delta.

Section 8.8 Miscellaneous.

(a) Termination of Existing Tax Sharing Agreements. Delta hereby agrees and covenants that any Tax Sharing Agreement to which any of the Transferred DPP Companies or their Subsidiaries is a party will cease to apply to the Transferred DPP Companies and their Subsidiaries as of the Closing Date.

(b) VAT. From and after the Closing Date, the Transferred DPP Companies and their Subsidiaries shall cease to be members of a VAT group pursuant to Article 11 of Directive 2006/112/EC (or equivalent provision in a jurisdiction outside the European Union) where Delta is also a member of the same VAT group.

(c) Interpretation. To the extent that there is a conflict between any provision of this Article VIII and any other provision of this Agreement that otherwise would be applicable with respect to any Taxes, Tax Returns, Tax Audits, Tax indemnification claims or any other matter related to Taxes, the provisions of this Article VIII shall govern.

(d) Cash Payment Required for Indemnification. The parties agree that any payment required to be made pursuant to this Article VIII shall be made in cash by the party or Affiliate responsible for such payment and not by adjusting the principal amount of the Delta Note.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1 Mutual Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) No Injunction or Proceeding. No Law, statute, rule, regulation, executive order, decree, writ, judgment, preliminary or permanent injunction or restraining order shall have been issued, enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or restricts the consummation of the Delta Contribution nor shall any proceeding by any Governmental Authority seeking the foregoing be pending; and

(b) Required Antitrust Approvals. The Required Antitrust Approvals shall have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with Required Antitrust Approvals shall have expired or been terminated.

Section 9.2 Conditions to the Obligations of Delta to Effect the Delta Contribution. The obligation of Delta to effect the Delta Contribution and to consummate the other transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Delta, as of the Closing of each of the following conditions:

(a) Representations and Warranties of Newco. (i) The representations and warranties of Newco set forth in Section 6.1 (Organization and Standing), Section 6.4 (Brokers and Finders), Section 6.5 (No Prior Business), Section 6.6 (Investigation by Newco), Section 6.7 (Solvency) and Section 6.9 (Capitalization; Valid Issuance) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Newco set forth in Section 6.2 (Authority Relative to this Agreement, Etc.) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for any failures to be true and correct as would not have a material impact on the enforceability of this Agreement or the Related Agreements, and (iii) each of the other representations and warranties of Newco contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date except (x) in each of clauses (i) and (ii), representations and warranties made as of a specified date shall be true and correct only as of such specified date, and (y) in the case of clause (iii), where the failure of such representations and warranties to be true and correct (without giving regard to any materiality or “Newco Material Adverse Effect” qualifications therein) would not, individually or in the aggregate, have a Newco Material Adverse Effect.

(b) Performance by Newco. Newco shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Representations and Warranties of JLL Holdco. (i) The representations and warranties of JLL Holdco set forth in Section 5.1 (Organization and Standing), Section 5.4 (Brokers and Finders), Section 5.7 (Availability of Funds), Section 5.8 (Investigation by JLL Holdco) and Section 5.9 (JLL Legacy Entities) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of JLL Holdco set forth in Section 5.2 (Authority Relative to this Agreement, Etc.) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for any failures to be true and correct as would not have a material impact on the enforceability of this Agreement or the Related Agreements, and (iii) each of the other representations and warranties of JLL Holdco contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date except (x) in each of clauses (i) and (ii), representations and warranties made as of a specified date shall be true and correct only as of such specified date, and (y) in the case of clause (iii), where the failure of such representations and warranties to be true and correct (without giving regard to any materiality or “JLL Holdco Material Adverse Effect” qualifications therein) would not, individually or in the aggregate, have a JLL Holdco Material Adverse Effect.

(d) Performance by JLL Holdco. JLL Holdco shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(e) Certificates. Newco shall have furnished Delta with a certificate signed by an authorized officer to the effect that the conditions set forth in Section 9.2(a) and Section 9.2(b) hereof have been satisfied. JLL Holdco shall have furnished Delta with a certificate signed by an authorized officer to the effect that the conditions set forth in Section 9.2(c) and Section 9.2(d) hereof have been satisfied.

(f) Deliveries. Each of JLL Holdco and Newco shall have delivered the documents required to be delivered by it pursuant to Sections 2.2(c) and 2.2(d), respectively.

(g) Arrangement Agreement. The transactions contemplated by the Arrangement Agreement shall have been consummated or shall be consummated contemporaneously with the Closing; other than as a result of the failure of Delta to effect the Delta Contribution when all of Delta’s other conditions set forth herein to its obligation to effect the Delta Contribution have been satisfied or waived.

Section 9.3 Conditions to the Obligations of Newco to Effect the Issuance of the Newco Interests. The obligations of Newco to effect the issuance of the Newco Interests and to consummate the other transactions contemplated hereby shall be subject to the fulfillment, or written waiver by Newco, as of the Closing of each of the following conditions:

(a) Representations and Warranties of Delta. (i) The representations and warranties of Delta set forth in Section 4.1 (Organization, Etc.) and Section 4.19 (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Delta set forth in Section 4.6(a) (Financial Statements) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for any failures to be true and correct as would not have a material adverse impact on the combined business of Pi and the DPP Business, and after giving effect to the transactions contemplated by this Agreement and the Arrangement Agreement (the “Big MAC”), (iii) the representations and warranties of Delta set forth in Section 4.2 (Authority Relative to this Agreement, Etc.) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for any failures to be true and correct as would not have a material impact on the enforceability of this Agreement or the Related Agreements, (iv) the representations and warranties of Delta set forth in Section 4.3(a) and Section 4.3(b) (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for any failures to be true and correct that would have a de minimis impact on the ownership of the DPP Business by Newco and (v) each of the other representations and warranties of Delta contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (x) in each case of clauses (i), (ii), (iii) (iv) and (v), representations and warranties made as of a specified date shall be true and correct only as of such specified date, (y) in the case of clause (v), with respect to any representation or warranty of Delta where the failure of such representation or warranty to be true and correct would entitle Newco to indemnification pursuant to Section 8.1(a), and (z) in the case of clause (v), where the failure of such representations and warranties to be true and correct (without regard to any materiality or “Material Adverse Effect” qualifications therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance by Delta. Delta shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Certificates. Delta shall have furnished Newco with such certificate signed by an authorized officer to the effect that the conditions set forth in Section 9.3(a) and Section 9.3(b) hereof have been satisfied.

(d) Deliveries. Delta shall have delivered the documents required to be delivered by it pursuant to Section 2.2(b).

Section 9.4 Conditions to the Obligations of JLL Holdco to Effect the JLL Contribution. The obligation of JLL Holdco to effect the JLL Contribution and to consummate the other transactions contemplated hereby shall be subject to the fulfillment, or written waiver by JLL Holdco, as of the Closing of each of the following conditions:

(a) Representations and Warranties of Delta. (i) The representations and warranties of Delta set forth in Section 4.1 (Organization, Etc.) and Section 4.19 (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Delta set forth in Section 4.6(a) (Financial Statements) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for any failures to be true and correct as would not have a Big MAC, (iii) the representations and warranties of Delta set forth in Section 4.2 (Authority Relative to this Agreement, Etc.) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for any failures to be true and correct as would not have a material impact on the enforceability of this Agreement or the Related Agreements, (iv) the representations and warranties of Delta set forth in Section 4.3(a) and Section 4.3(b) (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for any failures to be true and correct that would have a de minimis impact on the ownership of the DPP Business by Newco and (v) each of the other representations and warranties of Delta contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except (x) in each case of clauses (i), (ii), (iii), (iv) and (v), representations and warranties made as of a specified date shall be true and correct only as of such specified date, (y) in the case of clause (v), with respect to any representation or warranty of Delta where the failure of such representation or warranty to be true and correct would entitle Newco to indemnification pursuant to Section 8.1(a), and (z) in the case of clause (v), where the failure of such representations and warranties to be true and correct (without regard to any materiality or “Material Adverse Effect” qualifications therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance by Delta. Delta shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Certificates. Delta shall have furnished JLL Holdco with such certificate signed by an authorized officer to the effect that the conditions set forth in Section 9.4(a) and Section 9.4(b) hereof have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Deliveries. Delta shall have delivered the document required to be delivered by it pursuant to Section 2.2(b).

(f) Arrangement Agreement. The transactions contemplated by the Arrangement Agreement shall have been consummated or shall be consummated contemporaneously with the Closing; other than as a result of the failure of JLL Holdco to effect the JLL Contribution when all of JLL Holdco’s other conditions set forth herein and in the Equity Commitment Letter to its obligation to effect the JLL Contribution have been satisfied or waived.

ARTICLE X

TERMINATION AND ABANDONMENT; INDEMNIFICATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the parties;

(b) by any party if the Closing shall not have occurred on or before April 30, 2014 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by any party if any Governmental Authority shall have issued an order, judgment, writ, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the transactions contemplated hereunder and such order, judgment, writ, decree, ruling or other action shall have become final and nonappealable; provided, however, that the terminating party shall have fulfilled its obligations contained in Section 7.3 in all material respects prior to exercising its right to termination hereunder;

(d) by any party if the Arrangement Agreement is terminated in accordance with the terms thereof;

(e) by Newco or JLL Holdco upon written notice to Delta, if there shall have been a material breach or failure to perform in any material respect of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Delta which has rendered the satisfaction of any conditions set forth in Section 9.3 or Section 9.4 incapable of fulfillment, such violation or breach has not been waived by Newco and JLL Holdco, and the breach has not been cured within 30 days following Newco’s or JLL Holdco’s written notice of such breach or is not capable of being cured prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the party seeking to terminate this Agreement if such party is then in material breach of any representation, warranty, covenant, or other agreement contained herein, and such breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), or Section 9.2(c) or Section 9.2(d), as applicable;

(f) by Delta upon written notice to Newco or JLL Holdco, if there shall have been a breach or failure to perform in any material respect of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Newco or JLL Holdco which has rendered the satisfaction of any conditions set forth in Section 9.2 incapable of fulfillment, such violation or breach has not been waived by Delta, and the breach has not been cured within 30 days following Delta’s written notice of such breach and is not capable of being cured prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to Delta if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein, and such breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), or Section 9.4(a) or Section 9.4(b), as applicable; or

(g) by JLL Holdco by written notice to Delta pursuant to Section 7.24.

Notwithstanding the foregoing, the parties agree that no party shall have any right to terminate this Agreement pursuant to Section 10.1(b) during the pendency of a legal proceeding by any other party for specific performance pursuant to Section 11.7. For the avoidance of doubt, upon payment of the Purchaser Fee (as such term is defined in the Arrangement Agreement) to Pi, none of the Financing Source Parties will have any liability or obligation to Delta, JLL Holdco, their Affiliates, any of their former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees or any of their Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or performance hereunder or thereunder or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity or otherwise; provided, however, that nothing contained herein shall in any way restrict, limit or modify the liabilities and obligations of the Financing Source Parties to Newco under the Debt Commitment Letter.

Section 10.2 Procedure and Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties, and, except as set forth in this Section 10.2, this Agreement shall terminate and be void and have no effect and the transactions contemplated hereby shall be abandoned. If this Agreement is terminated as provided herein:

(b) each party hereto will destroy, and will direct its agents (including attorneys and accountants) to destroy, all documents, work papers and other material of each party hereto relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, in each case, subject solely to compliance with Laws or required document retention policies;

(c) all DPP Confidential Information received by Newco, JLL Holdco or any of their Affiliates with respect to the business, operations, Assets or financial condition of Delta or its Subsidiaries shall remain subject to the Confidentiality Agreement; and

(d) notwithstanding the termination hereof, the Confidentiality Agreement, and the following Sections of this Agreement shall remain in full force and effect: (A) Section 4.21, Section 5.4 and Section 6.4 relating to brokers, (B) Section 11.12 relating to certain expenses, (C) Section 10.1 and this Section 10.2 and (D) Article XI.

Section 10.3 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing as follows: (i) the representations and warranties set forth in Section 4.1 (Organization, Etc.), Section 4.2 (Authority Relative to this Agreement, Etc.), Section 4.3 (Capitalization), Section 4.19 (Brokers and Finders), Section 5.1 (Organization and Standing), Section 5.2 (Authority Relative this Agreement, Etc.), Section 5.4 (Brokers and Finders), Section 5.8 (Investigation by JLL Holdco), Section 5.9 (JLL Legacy Entities), Section 6.1 (Organization and Standing), Section 6.2 (Authority Relative this Agreement, Etc.), Section 6.4 (Brokers and Finders), Section 6.5 (No Prior Business), Section 6.6 (Investigation by Newco) and Section 6.9 (Capitalization; Valid Issuance) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely, (ii) the representations and warranties set forth in Section 4.6 (Financial Statements), Section 4.9 (Undisclosed Liabilities), Section 4.16(b) (Customers and Suppliers), Section 4.17 (Product Liability and Warranty Breach) and Section 4.18 (Title to DPP Assets; Sufficiency of DPP Assets) shall survive the Closing until November 18, 2015 (the “General Representation Survival Period”) and (iii) the other representations and warranties set forth in Article IV, Article V and Article VI shall not survive the Closing. All covenants and agreements contained herein which by their terms are to be performed at or prior to the Closing shall survive the Closing until November 18, 2015, and all covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing until fully performed and remain in full force and effect in accordance with their terms; provided that, for the avoidance of doubt, (x) the obligations of Newco to assume, and to indemnify the Delta Indemnified Parties for, the Assumed Liabilities shall survive the Closing indefinitely, and (y) the obligations of Delta to retain, and indemnify the Newco Indemnified Parties for, the Retained Liabilities shall survive the Closing indefinitely; provided, however, that the obligations in Section 8.1(a) shall survive only until 30 days after the expiration of the applicable statute of limitations, including any extension thereof.

Section 10.4 Indemnification.

(a) From and after Closing, and subject to Sections 10.3 through 10.7, Delta shall indemnify, defend and hold harmless Newco and its Subsidiaries (including, following the Closing, the Transferred DPP Companies and their respective Subsidiaries) and each of their Affiliates and each of Newco’s, its Subsidiaries’, and its Affiliates’ respective Representatives (collectively, the “Newco Indemnified Parties”) from and against any Losses incurred or suffered by any of the Newco Indemnified Parties (other than indemnification related to Taxes, which shall be covered exclusively by Article VIII) arising or resulting from, in connection with or relating to (i) the failure of Delta or any of the other DPP Share Sellers to duly perform or observe any covenant or agreement to be performed or observed by Delta pursuant to this Agreement, (ii) any of the Retained Liabilities, (iii) any breach of any representation or warranty of Delta set forth in Section 4.1 (Organization, Etc.), Section 4.2 (Authority Relative to this Agreement, Etc.), Section 4.3 (Capitalization), Section 4.6 (Financial Statements), Section 4.9 (Undisclosed Liabilities), Section 4.16(b) (Customers and Suppliers), Section 4.17 (Product Liability and Warranty Breach), Section 4.18 (Title to DPP Assets; Sufficiency of DPP Assets), or Section 4.19 (Brokers and Finders) (or any certificate provided by Delta in connection herewith to the extent relating to such representations or warranties of Delta) as of the date of this Agreement or as of the Closing or any failure of any such representation or warranty of Delta to be true and correct as of the Closing, in each case (other than Section 4.6(a) (Financial Statements) and Section 4.9 (Undisclosed Liabilities)), without regard to any materiality, Material Adverse Effect or similar qualifying condition in such representation or warranty, (iv) the matters set forth on Section 10.4(a)(iv) of the Delta Disclosure Schedule, or (v) the matters set forth on Section 10.4(a)(v)(I) of the Delta Disclosure Schedule. Newco shall take and shall cause its Subsidiaries and Affiliates to take all commercially reasonable steps to mitigate any Loss that would reasonably be expected to be indemnifiable hereunder upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Notwithstanding anything to the contrary herein, at any time prior to a Delta Note Transfer, Delta may, at its election, satisfy its obligations pursuant to Section 10.4(a)(iii) and (iv) by decreasing the principal amount of the Delta Note by the aggregate amount of Delta’s obligations pursuant to Sections 10.4(a)(iii) or (iv), as applicable, after giving effect to the offset provisions of Sections 10.5 and 10.6, as applicable, and Delta shall satisfy all other obligations pursuant to this Section 10.4(a) by payment of the amount of such other obligations by wire transfer of immediately available funds to one or more accounts designated in writing by Newco within twenty (20) Business Days following the resolution or determination thereof.

(b) From and after Closing, and subject to Section 10.3 and this Section 10.4, Newco shall indemnify and hold harmless Delta and its Subsidiaries and each of their Affiliates and each of Delta’s, its Subsidiaries’ and its Affiliates’ respective Representatives (collectively, the “Delta Indemnified Parties”) from and against any Losses incurred or suffered by any of the Delta Indemnified Parties (other than indemnification related to Taxes, which shall be covered exclusively by Article VIII) arising or resulting from, in connection with or relating to (i) the failure of Newco to duly perform or observe any covenant or agreement to be performed or observed by Newco pursuant to this Agreement, or (ii) any of the Assumed Liabilities. Delta shall take and cause its Subsidiaries and Affiliates to take all commercially reasonable steps to mitigate any Loss that would reasonably be expected to be indemnifiable hereunder upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(c) From and after Closing, and subject to Sections 10.3 through 10.7, JLL Holdco shall indemnify, defend and hold harmless the Newco Indemnified Parties from and against any Losses incurred or suffered by any of the Newco Indemnified Parties arising or resulting from, in connection with or relating to (i) the failure of JLL Holdco to duly perform or observe any covenant or agreement to be performed or observed by JLL Holdco pursuant to this Agreement, (ii) any breach of any representation or warranty of JLL Holdco set forth in Section 5.1 (Organization and Standing), Section 5.2 (Authority Relative to this Agreement, Etc.), Section 5.4 (Brokers and Finders), Section 5.8 (Investigation by JLL Holdco) and Section 5.9 (JLL Legacy Entities) (or any certificate provided by JLL Holdco in connection herewith to the extent relating to such representations or warranties of JLL Holdco) as of the date of this Agreement or as of the Closing or any failure of such representation or warranty of JLL Holdco to be true and correct as of the Closing, (iii) any breach of the representations or warranties of Newco set forth in Section 6.1 (Organization and Standing), Section 6.2 (Authority Relative to this Agreement, Etc.), Section 6.4 (Brokers and Finders), Section 6.5 (No Prior Business), Section 6.6 (Investigation by Newco) and Section 6.9 (Capitalization; Valid Issuance) (or any certificate provided by Newco in connection herewith to the extent relating to such representations or warranties of Newco) as of the date of this Agreement or as of the Closing or any failure of any such representation or warranty of Newco to be true and correct as of the Closing, (iv) the matter set forth on Section 10.4(c)(iv) of the Delta Disclosure Schedule, (v) any breach of the representations or warranties of Pi set forth in paragraphs 1 (Organization and Qualification), 2 (Corporate Authorization), 3 (Execution and Binding Obligation), 6 (Capitalization), 9 (Subsidiaries), 11(a) (Financial Statements), 12 (Disclosure Controls and Internal Control over Financial Reporting), 13 (No Undisclosed Liabilities), 16 (Bankruptcy), 25 (Product Liability), 33 (Taxes) and 35 (Brokers) of Schedule C to the Arrangement Agreement (collectively, the “Specified Pi Reps”) (or any certificate provided by Pi in connection with the Arrangement Agreement to the extent relating to the Specified Pi Reps) as of the date of the Arrangement Agreement or as of the Closing Date or any failure of Specified Pi Reps to be true and correct as of the Closing, in each case (other than paragraph 11(a) of Schedule C to the Arrangement Agreement), without regard to any materiality, Material Adverse Effect (as defined in the Arrangement Agreement) or similar qualifying condition in such representation or warranty, but as qualified by the Company Disclosure Letter (as defined in the Arrangement Agreement) (it being understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, disclosure for the purposes of) the representations and warranties of Pi that are contained in the corresponding section of the Arrangement Agreement and any other representations and warranties of Pi to which it is reasonably apparent on its face it should relate), and (vi) the matters set forth on Section 10.4(c)(vi) of the Delta Disclosure Schedule. Notwithstanding anything to the contrary herein, at any time prior to a Delta Note Transfer, JLL Holdco may satisfy its obligations pursuant to this Section 10.4(c) by electing, in its sole discretion, to either (x) increase the principal amount of the Delta Note by the aggregate amount of JLL Holdco’s obligations pursuant to Section 10.4(c)(iv) or (y) pay the amount of JLL Holdco’s obligations pursuant to Section 10.4(c)(i)-(iv) obligations by wire transfer of immediately available funds to one or more accounts designated in writing by Newco within twenty (20) Business Days following the resolution or determination thereof.

(d) Any calculation of Losses for purposes of this Section 10.4 (including for purposes of determining the amount of Losses for purposes of sub-sections (h) – (k) below) or any indemnity payments made under Article VIII hereof shall be net of any third party insurance, other third-party proceeds (less costs of collection) or Tax benefits actually realized (calculated on a “with and without” basis) that have been received by the Indemnified Party in connection with the facts giving rise to the right of indemnification (whether paid directly to such Indemnified Party or assigned by the Indemnifying Party to such Indemnified Party).

(e) No Action or claim for Losses subject to indemnification under this Section 10.4 with respect to a breach of any representation, warranty, covenant or agreement contained in this Agreement shall be brought or made after the date on which such representation, warranty, covenant or agreement shall terminate pursuant to Section 10.3 or this Section 10.4(e), regardless of when the facts underlying such claim are first discovered; provided, however, that any claim made after the Closing with respect to a breach of a representation, warranty, covenant or agreement that survives the Closing and prior to such termination date with reasonable specificity in accordance with the notice obligations set forth in Section 10.4(f) by the Indemnified Party to the Indemnifying Party shall survive (and be subject to indemnification) until it is finally and fully resolved. Notwithstanding any provision in the Arrangement Agreement to the contrary, the parties agree that, for purposes of Section 10.4(c)(v), the Specified Pi Reps shall be deemed to survive the Closing until the last day of the General Representation Survival Period.

(f) (i) Upon receipt by a Newco Indemnified Party or Delta Indemnified Party (the “Indemnified Party”) of notice from a third party of any Action against such Indemnified Party which might give rise to a claim for Losses under this Section 10.4, the Indemnified Party (or Delta or Newco on behalf of an Indemnified Party) shall promptly give written notice thereof to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including identification of all particular sections of this Agreement pursuant to which indemnification is being sought), a copy of any documentation received from the third party and a good-faith estimate of the Losses relating thereto (to the extent reasonably estimable); provided, however, that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. For the avoidance of doubt, no party shall make any voluntary disclosure to any Governmental Authority regarding any non-compliance with any Law for which such notifying party is entitled to indemnification hereunder other than as specifically agreed in writing between the parties or as required by applicable Law or stock exchange rule. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such matter as to which the Indemnified Party has provided notice in accordance to this Section 10.4(f). If the Indemnifying Party shall, in accordance with the preceding sentence, undertake to compromise or defend any such asserted liability, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not settle any such asserted liability without the written consent of the Indemnified Party (not to be unreasonably withheld) unless (A) such settlement completely and unconditionally releases the Indemnified Party in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnified Party of any wrongdoing or violation of Law. Notwithstanding an election of the Indemnifying Party to assume the defense of such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Action, which shall be at its own cost and expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel pursuant to the preceding sentence (and shall pay such fees, costs and expenses at least quarterly), if, but only if, the defendants in, or targets of, any such Action include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such proceeding (in which case the Indemnifying Party shall not have the right to direct the defense of such Action or proceeding on behalf of the Indemnified Party). In any event, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel and shall not assert any position in any proceeding inconsistent with that asserted by the Indemnifying Party.

(ii) If the Indemnifying Party does not undertake to compromise or defend any Third Party Claim pursuant to Section10.4(f)(i) above, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but in such case, the Indemnified Party shall control the investigation and defense of the asserted liability; provided, however, that the Indemnified Party shall not consent to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld); provided, further, that the Indemnifying Party may, at its option, elect at any time to assume and control the defense against such Third Party Claim. The Indemnifying Party’s decision to allow the Indemnified Party to take the lead with respect to any indemnity obligation of the Indemnifying Party shall not limit, expand or otherwise affect the Indemnifying Party’s obligation to indemnify the Indemnified Party with respect to any such indemnity obligation, and if an Indemnified Party settles a Third Party Claim it is defending pursuant to this Section 10.4(f)(ii) without obtaining the Indemnifying Party’s written consent to such settlement in violation of the immediately preceding sentence, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Third Party Claim unless the Indemnifying Party unreasonably withheld, conditioned or delayed such consent.

(iii) In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a claim by a third party, promptly after becoming aware of any facts or circumstances which the Indemnified Party believes have given or would reasonably be expected to give rise to a right of indemnification pursuant to this Agreement, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party in writing setting forth, with reasonable specificity, the nature of and facts underlying each particular claim (including identification of all particular sections of this Agreement pursuant to which indemnification is sought) and a good-faith estimate of the Losses relating thereto. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction.

(g) Except with respect to (i) the Related Agreements and the Service Level Agreements, (ii) matters covered by Section 7.7, (iii) the right to an injunction or specific performance as contemplated by Section 11.7, (iv) any matter relating to Taxes (which shall be governed exclusively by Article VIII except to the extent explicitly provided in this Article X), and (v) any claim involving Losses resulting from any fraud committed by Delta, Newco or JLL

Holdco with respect to the representations and warranties made by such party in Article IV, Article V or Article VI, as applicable (as determined by a court of competent jurisdiction pursuant to a final and non-appealable judgment), the indemnification provisions of this Section 10.4 (x) shall be the sole and exclusive remedy of the parties following the Closing with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant or any other obligation contained in this Agreement, (y) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off (except as set forth in Sections 10.5 and 10.6), limitation or otherwise and (z) are intended to be comprehensive and not to be limited by any requirements of Law concerning prominence of language or waiver of any legal right under any Law (including rights under any workers compensation statute or similar statute conferring immunity from suit). In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Delta or any of its Affiliates, Newco or any of its Affiliates or JLL Holdco or any of its Affiliates, as the case may be, arising under or based upon any Law. The obligations of the parties set forth in this Section 10.4 shall be conditioned upon the Closing having occurred. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement and the Related Agreements.

(h) Notwithstanding anything to the contrary set forth herein, (x) no indemnification for Losses pursuant to Section 10.4(a)(iii) shall be asserted against Delta or be included in the Delta Representation Claims Amount and no Losses pursuant to Section 10.4(c)(v) shall be included in the Pi Representation Claims Amount under this Article X, in each case, unless any individual Loss or group or series of related Losses asserted pursuant to Section 10.4(a)(iii) or Section 10.4(c)(v), as applicable, exceeds $225,000 (such Loss or group or series of related Losses that does not exceed $225,000, the “DeMinimis Losses”), and (y) no indemnification for Losses pursuant to Section 10.4(a)(iii) shall be asserted against Delta under this Article X unless the aggregate amount of Losses that would otherwise be payable under Section 10.4(a)(iii) (following settlement in accordance with Section 10.5), which shall not include for such purposes DeMinimis Losses, to the Newco Indemnified Parties with respect to such breaches (in the aggregate), exceeds $5,000,000 (the “Basket”), in which case the obligation to provide indemnification under Section 10.4(a)(iii) to the Newco Indemnified Parties shall only apply with respect to such amounts (which shall not include for such purposes the DeMinimis Losses) that are in excess of the Basket. Notwithstanding anything to the contrary set forth herein, the Basket shall not apply to any claim involving Losses arising out of or relating to a breach of any Fundamental Representation.

(i) Notwithstanding anything to the contrary set forth herein, no indemnification for Losses pursuant to Section 10.4(c)(iv) shall be asserted against JLL Holdco under this Article X unless the aggregate amount of Losses that would otherwise be payable under Section 10.4(c)(iv) exceeds $7,500,000 (the “Special JLL Basket”), in which case the obligation to provide indemnification under Section 10.4(c)(iv) to the Newco Indemnified Parties shall only apply with respect to such amounts that are in excess of the Special JLL Basket, and JLL Holdco shall not be required to make payments for indemnification to the Newco Indemnified Parties under Section 10.4(c)(iv) to the extent that the aggregate amount paid by JLL Holdco with respect thereto exceeds $30,000,000.

(j) Notwithstanding anything to the contrary set forth herein, Delta shall not be required to make payments for indemnification to the Newco Indemnified Parties under Section 10.4(a)(iii) (following settlement in accordance with Section 10.5) to the extent that the aggregate amount paid by Delta with respect thereto exceeds $50,000,000 (the “Cap”); provided, however, that the foregoing limitation shall not apply to any claim involving Losses arising out of or relating to a breach of any Fundamental Representation or resulting from any fraud committed by Delta with respect to the representations and warranties made by Delta in Section 10.4(a)(iii) (as determined by a court of competent jurisdiction pursuant to a final and non-appealable judgment).

(k) In no event shall any party or Indemnified Party be entitled to recover any Losses under one section or provision of this Agreement if such party or Indemnified Party has already recovered such Losses pursuant to another section or provision of this Agreement (including any such amounts that would otherwise have constituted Losses, but were taken into account in the determination of the Net Working Capital of the DPP Business or Indebtedness Amount).

Section 10.5 General Indemnity Offset.

(a) During the General Representation Survival Period, if a Newco Indemnified Party asserts a claim pursuant to Section 8.1(a)(v)(I) or Section 10.4(a)(iii) (each, a “Delta Representation Claim”) or Section 10.4(c)(v) (each, a “Pi Representation Claim”), as applicable, and otherwise in accordance with Section 10.4(f), Delta shall not be required to provide indemnification for any Losses thereunder, and there shall be no adjustment to the principal amount of the Delta Note with respect thereto, until the aggregate amount of Losses arising or resulting from or relating to Delta Representation Claims (the “Delta Representation Claims Amount”) and Pi Representation Claims (the “Pi Representation Claims Amount”) are fully and finally determined in accordance with this Section 10.5. It being understood that in no event shall JLL Holdco be required to make any payment with respect to a Pi Representation Claim and the Pi Representation Claims Amount shall be used only to offset the Delta Representation Claims Amount.

(b) As promptly as practicable following the last day of the General Representation Survival Period, the parties shall cooperate in good faith to determine any Delta Representation Claim Overage. In the event that a Newco Indemnified Party has asserted a Pi Representation Claim or a Delta Representation Claim in accordance with Section 10.4(f) prior to the last day of the General Representation Survival Period that remains pending and unresolved as of the last day of the General Representation Survival Period, the parties shall mutually agree in good faith on an estimate of Losses reasonably expected to arise or result from or relate to such pending and unresolved Pi Representation Claim (the “Pi Estimated Representation Losses”) or Delta Representation Claim (the “Delta Estimated Representation Losses”), as applicable.

(c) In the event that the parties cannot mutually agree on the Delta Estimated Representation Losses or the Pi Estimated Representation Losses, as applicable, within ten (10) Business Days following the last day of the General Representation Survival Period, then either Newco or Delta shall have the right to submit the dispute to binding arbitration under the expedited commercial arbitration rules of the American Arbitration Association (the “AAA Rules”). The arbitral tribunal in any dispute in which the total value of disputed Losses is less than $3,000,000 shall consist of a single arbitrator who shall be appointed pursuant to the AAA Rules pertaining to the selection of a single arbitrator. In any dispute in which the total value of the disputed Losses is $3,000,000 or more, the arbitral tribunal shall consist of three (3) arbitrators. In disputes for which three arbitrators shall preside, Newco shall appoint one arbitrator and Delta shall appoint one arbitrator, in each case within ten (10) Business Days after any request for arbitration hereunder (for the avoidance of doubt, the party requesting arbitration shall appoint its arbitrator at the time of its request). The two arbitrators thus appointed shall choose the third arbitrator within ten (10) Business Days after their appointment; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within ten (10) Business Days after the appointment of the last arbitrator, either arbitrator may petition the American Arbitration Association to make the appointment. The place of arbitration shall be New York, New York. The arbitrator(s) shall be requested to render a decision within thirty (30) days after selection of the final arbitrator and not more than fifteen (15) days after a hearing regarding the dispute, or as promptly as possible thereafter. Each party to the arbitration shall bear its own expenses in connection with such arbitration, and the fees and expenses of the arbitrator(s) shall be borne by Newco.

(d) In the event that on the earlier of a Sale of the Partnership (as defined in the Newco Partnership Agreement) and the fifth (5th) anniversary of the General Representation Survival Period (the “Termination Date”) (i) (x) the actual amount of Losses (“Delta Actual Losses”) arising or resulting from or relating to any Delta Representation Claim for which Losses were included in the Delta Estimated Representation Losses (a “Delta Unresolved Claim”) and that is finally resolved on or prior to the Termination Date is less than the estimated amount of Losses in respect of such Delta Unresolved Claim included in the Delta Estimated Representation Losses (“Delta Estimated Losses”) or (y) the actual amount of Losses (“Pi Actual Losses”) arising or resulting from or relating to any Pi Representation Claim for which Losses were included in the Pi Estimated Representation Losses (a “Pi Unresolved Claim”) and that is finally resolved on or prior to the Termination Date is greater than the estimated amount of Losses in respect of such Pi Unresolved Claim included in the Pi Estimated Representation Losses (“Pi Estimated Losses”), and (ii) Delta would not have been required to make payments for indemnification to the Newco Indemnified Parties under Section 8.1(a)(v)(I) or Section 10.4(a)(iii) if (A) the amount of Delta Actual Losses (instead of the amount of Delta Estimated Losses) had been taken into account in determining the Delta Representation Claim Overage or (B) the amount of Pi Actual Losses (instead of the amount of Pi Estimated Losses) had been taken into account in determining the Delta Representation Claim Overage (i.e., the Delta Representation Claim Overage would not have existed), then (x) if Delta or one of its Affiliates is the then current holder of the Delta Note and if Delta satisfied its obligations pursuant to Section 10.4(a)(iii) by decreasing the principal amount of the Delta Note by the amount of such obligations (the “Delta Representation Payment Amount”), then, Newco shall cause the Note Issuer to increase the principal amount of the Delta Note by the Delta Representation Payment Amount, (y) if neither Delta nor any of its Affiliates is the then current holder of the Delta Note or if Delta satisfied its obligations pursuant to Section 10.4(a)(iii) by payment of the Delta Representation Payment Amount in cash to Newco, then Newco shall promptly pay to Delta an amount in cash equal to the Delta Representation Payment Amount or (z) if Delta satisfied its obligations pursuant to Section 8.1(a)(v)(I) by payment of the amount thereof in cash to Newco, then Newco shall promptly pay to Delta an amount in cash equal to such amount.

(e) Notwithstanding anything in this Section 10.5 to the contrary, the Delta Representation Claim Overage shall not include any Losses for any disputes being resolved by litigation pursuant to Section 10.4(f)(iii); provided, however, that the parties shall use their reasonable best efforts to resolve such disputes prior to the last day of the General Representation Survival Period. If any such disputes are not resolved prior thereto, this Section 10.5 shall not apply to such disputes.

(f) Notwithstanding anything in Article VIII or Section 10.4 or this Section 10.5 to the contrary, Delta shall be obligated to provide indemnification pursuant to Section 8.1(a)(v)(I) or Section 10.4(a)(iii) solely with respect to the Delta Representation Claim Overage, if any, subject to the other provisions of Article VIII and Section 10.4, which obligations may, at Delta’s election (in its sole discretion), be paid by Delta to Newco in cash or be settled through a decrease in the principal amount of the Delta Note in accordance with and subject to the last sentence of Section 10.4(a); provided that the foregoing limitation shall not apply to any claim involving Losses arising out of or relating to a breach of any Fundamental Representation first discovered and asserted after the last day of the General Representation Survival Period. Notwithstanding anything in Section 10.4 or this Section 10.5 to the contrary, JLL Holdco shall not be obligated to make any payment with respect to indemnification pursuant to Section 10.4(c)(v) under any circumstance.

(g) If a claim for indemnification could be made as a Delta Representation Claim or a Pi Representation Claim, and could also be made under any other provision of this Agreement, then notwithstanding anything herein to the contrary, such claim when made shall be deemed to have been made as either a Delta Representation Claim or a Pi Representation Claim, as applicable, and not under any other provision of this Agreement, and such claim shall therefore be subject to the provisions of this Section 10.5.

Section 10.6 Environmental Indemnity Offset.

(a) During the Environmental Indemnity Claim Period, if a Newco Indemnified Party asserts a claim pursuant to Section 10.4(a)(iv) or Section 10.4(c)(vi) (a “Delta Environmental Indemnity Claim” or a “Pi Environmental Indemnity Claim,” respectively), as applicable, and otherwise in accordance with Section 10.4(f), neither Delta nor JLL Holdco, as the case may be, shall be required to provide indemnification for any Losses thereunder, and there shall be no adjustment to the principal amount of the Delta Note with respect thereto, until the aggregate amount of Losses arising or resulting from or relating to Delta Environmental Indemnity Claims (the “Delta Environmental Claims Amount”) and Pi Environmental Indemnity Claims (the “Pi Environmental Claims Amount”) are fully and finally settled in accordance with this Section 10.6. It being understood that in no event shall JLL Holdco be required to make any payment with respect to a Pi Environmental Indemnity Claim, and the Pi Environmental Claims Amount shall be used only to offset the Delta Environmental Claims Amount.

(b) As promptly as practicable following the last day of the Environmental Indemnity Claim Period, the parties shall cooperate in good faith to determine any Delta Environmental Overage. In the event that a Newco Indemnified Party has asserted a Pi Environmental Indemnity Claim or Delta Environmental Indemnity Claim in accordance with Section 10.4(f) prior to the end of the Environmental Indemnity Claim Period that remains pending and unresolved as of the last day of the Environmental Indemnity Claim Period, the parties shall mutually agree in good faith on an estimate of Losses reasonably expected to arise or result from or relate to such pending and unresolved Delta Environmental Indemnity Claim (the “Delta Estimated Environmental Losses”) or Pi Environmental Indemnity Claim (the “Pi Estimated Environmental Losses”), as applicable.

(c) In the event that the parties cannot mutually agree on the Delta Estimated Environmental Losses or the Pi Estimated Environmental Losses within ten (10) Business Days following the last day of the Environmental Indemnity Claim Period, then either Delta or Newco shall have the right to submit the dispute to ENVIRON, or if ENVIRON is unwilling to serve, another mutually acceptable environmental expert (the “Environmental Expert”). The Environmental Expert shall be given reasonable access to all relevant records related to the Delta Environmental Indemnity Claim(s) or Pi Environmental Indemnity Claim(s) for which the parties have been unable to mutually agree on the Delta Estimated Environmental Losses or the Pi Estimated Environmental Losses, as applicable. Each of Newco and Delta will be afforded an opportunity to present to the Environmental Expert any materials relating to the determination of such Delta Estimated Environmental Losses or Pi Estimated Environmental Losses, as applicable, and to discuss such materials with the Environmental Expert; provided that copies of any materials provided to the Environmental Expert shall be contemporaneously delivered to the other party and the other party or its Representatives shall be given a reasonable opportunity to participate in any discussions with the Environmental Expert. The Environmental Expert shall provide a determination of the Delta Estimated Environmental Losses or the Pi Estimated Environmental Losses, as applicable, submitted to the Environmental Expert based solely on the materials provided to it by Newco and Delta, and not by independent investigation, as soon as practicable, but in any event within ten (10) Business Days after the receipt of such materials. The determination by the Environmental Expert of the Delta Estimated Environmental Losses or Pi Estimated Environmental Losses, as applicable, will be conclusive and binding on the parties.

(d) In the event that on or prior to the Termination Date (A) (I) the actual amount of Losses (“Delta Actual Environmental Losses”) arising or resulting from or relating to any Delta Environmental Indemnity Claim for which Losses were included in the Delta Estimated Environmental Losses (a “Delta Unresolved Environmental Claim”) and that is finally resolved on or prior to the Termination Date is less than the estimated amount of Losses in respect of such Unresolved Environmental Claim included in the Delta Estimated Environmental Losses (“Delta Estimated Environmental Losses”) or (II) the actual amount of Losses (“Pi Actual Environmental Losses”) arising or resulting from or relating to any Pi Environmental Indemnity Claim for which Losses were included in the Pi Estimated Environmental Losses (a “Pi Unresolved Environmental Claim”) and that is finally resolved on or prior to the Termination Date is greater than the estimated amount of Losses in respect of such Pi Unresolved Environmental Claim included in the Pi Estimated Environmental Losses (“Pi Estimated Environmental Losses”), and (B) Delta would not have been required to make payments for indemnification to the Newco Indemnified Parties under Section 10.4(a)(iv) if (1) the amount of Delta Actual Environmental Losses (instead of the amount of Delta Estimated

Environmental Losses) had been taken into account in determining the Delta Environmental Overage or (2) the amount of the Pi Actual Environmental Losses (instead of the amount of Pi Estimated Environmental Losses) had been taken into account in determining the Delta Environmental Overage (i.e., the Delta Environmental Overage would not have existed), then (x) if Delta or one of its Affiliates is the then current holder of the Delta Note and if Delta satisfied its obligations pursuant to Section 10.4(a)(iv) by decreasing the principal amount of the Delta Note by the amount of such obligations (the “Delta Environmental Payment Amount”), then Newco shall cause the principal amount of the Delta Note to be increased by the Delta Environmental Payment Amount, or (y) if neither Delta nor any of its Affiliates is the then current holder of the Delta Note or if Delta satisfied its obligations pursuant to Section 10.4(a)(iv) by payment of the Delta Environmental Payment Amount in cash to Newco, Newco shall promptly pay to Delta an amount in cash equal to the Delta Environmental Payment Amount.

(e) If the Delta Environmental Overage exceeds $7,500,000 (the “Environmental Basket”), notwithstanding anything in Section 10.4 to the contrary, Delta shall be obligated to provide indemnification pursuant to Section 10.4(a)(iv) solely with respect to such amount that exceeds the Environmental Basket; provided, however, that Delta shall not be required to make payments for indemnification to the Newco Indemnified Parties under Section 10.4(a)(iv) to the extent that the Delta Environmental Overage exceeds $15,000,000 (the “Environmental Cap”). Notwithstanding anything in Section 10.4 or this Section 10.6 to the contrary, JLL Holdco shall not be obligated to make any payment with respect to indemnification pursuant to Section 10.4(c)(vi) under any circumstance.

(f) In no event shall Delta or JLL Holdco be liable for any Delta Environmental Indemnity Claim or Pi Environmental Indemnity Claim, as applicable, first asserted after the Environmental Indemnity Claim Period.

Section 10.7 Specified Environmental Indemnity Claim Limitations.

(a) Notwithstanding Section 10.4(a)(iv) or Section 10.6, Delta shall not be required to provide indemnification for Losses arising or resulting from or relating to any Specified Environmental Indemnity Claim nor shall any such Losses incurred by the Newco Indemnified Parties be taken into account for purposes of the Environmental Basket to the extent that such Losses arise out of or result from (i) post-Closing Releases at the Sites, (ii) any change in the industrial use of a Site to a non-industrial use, (iii) any disclosure (except for such disclosures that are required by applicable Laws or by a Governmental Authority) to any Governmental Authority by any Newco Indemnified Party which causes any Governmental Authority to investigate or exercise its regulatory or enforcement authority in respect of any Delta Environmental Matter, (iv) any Cleanup or similar activity other than as required to comply with the minimum standards permissible for industrial use of the Sites pursuant to applicable Environmental Law, including, as applicable and permissible under applicable Environmental Law, the use of institutional controls, including deed restrictions, signs, fencing, buffers and controls (provided that such institutional controls shall not unreasonably restrict or limit the industrial activities being performed on the Sites), or (v) any environmental investigation, sampling or testing of soil, subsurface strata, surface water, groundwater, sediments, ambient air or building materials at, on, under or within any portion of the Sites that any Newco Indemnified Party performs or causes to be performed by any Person other than any such investigation, sampling or testing that is (x) in response to an immediate, imminent or substantial threat to human health or the environment as required under applicable Environmental Law or (y) required to be performed pursuant to Environmental Laws or by a Governmental Authority, other than any such investigation, sampling or testing required to be performed at any Site in relation to any post-closing expansion, closure, sale or lease termination at any site (unless any such expansion, closure, sale or lease termination has been approved by the Delta’s managing board prior to the Closing Date).

(b) Notwithstanding Section 10.4(a)(iv) or Section 10.6, to the extent that any Losses arising or resulting from or relating to a Delta Environmental Matter for which any Newco Indemnified Party seeks indemnification from Delta are exacerbated or increased after the Closing Date due to a negligent act or omission of any Newco Indemnified Party, or their respective Representatives, including contractors and subcontractors, or third parties acting on their own or under the supervision or direction of any Newco Indemnified Party, Delta shall not be required to provide indemnification for any such increase in Losses, and no such increased Losses shall be taken into account for purposes of the Environmental Basket.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment and Modifications. This Agreement may be amended, modified or supplemented at any time by the parties hereto, but only by an instrument in writing signed on behalf of the parties.

Section 11.2 Extension; Waiver. At any time prior to the Closing, the parties hereto entitled to the benefits of the respective term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party not entitled to the benefits of such extension or waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of such right preclude other or further exercise thereof or any other right.

Section 11.3 Entire Agreement; Assignment. This Agreement (a) constitutes, together with the Dutch Offer Letter and the Interim Shareholders’ Agreement, the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) shall not be assigned by operation of Law or otherwise; provided, however, that (i) Delta may assign its rights (but not its obligations) to any Wholly Owned Subsidiary of Delta, (ii) prior to the Closing, Newco may assign its rights under this Agreement and the Related Agreements, in whole or in part, to one or more Affiliates of Newco (and where applicable, such Affiliate shall enter into the applicable Related Agreement) and (iii) Newco may collaterally assign this Agreement and the Related Agreements, in whole or in part, to any Financing Source Parties or any other party providing debt financing to Newco or its Subsidiaries (in each case, unless to do so would restrict or delay the consummation of the transactions contemplated by this Agreement), but no such assignment shall relieve either party of its obligations hereunder.

Section 11.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

Section 11.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Newco, to:

JLL/Delta Patheon Holdings, L.P.

c/o JLL Partners, Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Attn:	Daniel Agroskin
Michel Lagarde

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square, P.O. Box 636

Wilmington, DE 19899-0636

Attn:	Robert B. Pincus

If to JLL Holdco, to:

c/o JLL Partners, Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Attn:	Daniel Agroskin
Michel Lagarde

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square, P.O. Box 636

Wilmington, DE 19899-0636

Attn:	Robert B. Pincus

If to Delta, to:

c/o DSM Pharmaceutical Products, Inc.

45 Waterview Boulevard

Parsippany, NJ 07054

Attn:	Hugh C. Welsh

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn:	Edward Sonnenschein
M. Adel Aslani-Far
Shaun Hartley

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 11.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at Law or in equity. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 11.8 Publicity. Each of the parties to this Agreement hereby agrees with the other party hereto that no press release or similar public announcement or communication shall, if prior to, or after, the Closing, be made or be caused to be made (including by such parties’ respective Affiliates) concerning the execution or performance of this Agreement unless the parties shall have agreed in advance with respect thereto, except with respect to ordinary course press releases, public announcements or communications in connection with the Debt Financing. Notwithstanding the foregoing, (i) Delta may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of any stock exchange upon which the securities of Delta are listed, (ii) Delta may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, and (iii) JLL Partners, Inc. may disclose this Agreement and its terms to the limited partners of its investment funds under management with whom it has executed confidentiality agreements; provided, that in the case of (i) and (ii) above to the extent in the good faith judgment of Delta it is reasonably practicable to do so, Delta shall provide JLL Holdco reasonable opportunity in light of the circumstances to review such intended communication and shall consider any comments in good faith in advance of its issue.

Section 11.9 Jurisdiction; Forum, Etc.

(a) The parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of New York. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit (i) Delta’s or any of its Subsidiaries’ ability or right to join, implead or otherwise bring any third-party claim against JLL Holdco, Newco or any of its Subsidiaries in an Action brought against Delta or any of its Subsidiaries by a third party in a jurisdiction outside of the State of New York and JLL Holdco and Newco agree that, pursuant to Section 11.9(b), it (and its Subsidiaries, as applicable) will submit to such jurisdiction or (ii) JLL Holdco’s, Newco’s or any of its Subsidiaries’ ability or right to join, implead or otherwise bring any third-party claim against Delta or any of their respective Subsidiaries in an Action brought against Newco or any of its Subsidiaries by a third party in a jurisdiction outside of the State of New York and Delta agrees that, pursuant to Section 11.9(b), it (and its Subsidiaries, as applicable) will submit to such jurisdiction. The parties hereto further agree, to the extent permitted by Law, that final and non-appealable judgment against a party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the parties hereto agrees that it will not bring any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 11.9(a).

(c) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THE EQUITY FINANCING. THE PARTIES HEREBY FURTHER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY FINANCING SOURCE PARTIES IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE EQUITY FINANCING OR THE PERFORMANCE THEREOF.

Section 11.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

Section 11.12 Expenses.

(a) Except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees, investment banking, brokerage, finders or similar fees, filing fees and other out-of-pocket expenses) incurred in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement any Related Agreements, any Service Level Agreements, the Arrangement Agreement or any other agreements referred to herein, respectively, shall be paid by the party incurring such fees and expenses. Notwithstanding the foregoing, if the Closing occurs in accordance with this Agreement and the transactions contemplated by this Agreement and the Arrangement Agreement are consummated, Newco shall be responsible for paying (or reimbursing) each of JLL Holdco and Delta all such costs and expenses incurred by each of them, and, in the case of Delta, Newco shall be responsible for paying (or reimbursing) Delta for (i) $2,000,000 of the internal expenses incurred by Delta in respect of the foregoing and (ii) all of Delta’s restructuring and reorganization costs incurred pursuant to Section 7.16 up to a maximum of $1,000,000; provided that each of Delta and JLL Holdco shall provide monthly good faith estimates in writing of such costs and expenses (excluding, in the case of Delta, its internal expenses) to the other through the term of this Agreement, as well as a good faith estimate of all such costs and expenses as of the date hereof. Newco shall pay any fees or expenses required to be paid by it pursuant to this Agreement by wire transfer of immediately available funds to one or more accounts designated in writing by JLL Holdco or Delta, as applicable, within 30 days following presentation to Newco of invoices therefor.

(b) Notwithstanding the foregoing, Newco shall be responsible for and shall pay to Delta promptly following written invoice thereof, its portion of all costs and expenses actually incurred by Delta and its Retained Subsidiaries after Closing with respect to (i) a pro rata portion of the severance of any Person that is not a Business Employee, but who has provided services to the DPP Business or Newco or its Subsidiaries and (ii) without duplication of severance described in the foregoing clause (i), a pro rata portion of the “hanging” or “stranded” costs and expenses with respect to services provided by Delta or its Retained Subsidiaries to Newco or its Subsidiaries following Newco’s termination thereof upon 180 days’ prior notice to Delta or such other notice period as may be provided in the applicable Related Agreement or Service Level Agreement which covers such terminated services. The pro rata portion of the severance referenced in clauses (i) above shall equal the percentage of such Person’s working hours with Delta or its Affiliates that is allocated to the DPP Business prior to Closing or Newco or its Subsidiaries following the Closing, as documented in existing service agreements or intercompany agreements among Delta and its Subsidiaries, on the one hand, and the Transferred DPP Companies, Newco or their Subsidiaries, on the other hand, multiplied by the lesser of (A) the actual severance Liability with respect to such Person and (B) the cost of one year of service of such Person. The pro rata portion of the costs and expenses referenced in clause (ii) above shall equal 1.5x the annual costs associated with such service at the time of such termination as provided in the applicable Related Agreement or Service Level Agreement less the amount of any actual cost savings reasonably expected to be realized by Delta as a result of redeploying any Assets used to provide such services for use in the Excluded Businesses. The aggregate Liability for which Newco is responsible in respect of clause (ii) of this Section 11.12(b) shall not exceed €11,400,000.

Section 11.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 11.14 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Delta and Newco (and their respective Subsidiaries), Delta Counsel, Skadden and their respective partners and employees under Section 7.25, and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, it being understood that the foregoing shall not limit the right of a Delta Indemnified Party or a Newco Indemnified Party to bring claims for indemnification under Section 10.4 in respect of Losses. In addition, the Financing Source Parties and their former, current and future assignees shall be considered third party beneficiaries with respect to, and shall be entitled to rely on, the last sentence of Section 10.1, Sections 11.6 (Governing Law) and 11.9 (Jurisdiction; Forum; Waiver of Jury Trial), and this Section 11.14.

Section 11.15 Interpretation. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on,” “set forth in” or “given effect in numbers on” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, to the extent that (a) there is a reserve, accrual or other similar item underlying a number on the face of such balance sheet or financial statement that relates to the subject matter of such representation or (b) such item is otherwise set forth on the face of such balance sheet or financial statement or in the notes thereto.

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Derivative forms of defined terms will have correlative meanings. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The use of the words “or,” “either” and “any” shall not be exclusive. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Newco hereunder shall be a joint and several obligation of Newco and the Transferred DPP Companies and their Subsidiaries (other than any Transferred DPP Companies or Subsidiaries thereof that, at such time, have not been transferred, directly or indirectly, to Newco in accordance with this Agreement).

Section 11.16 Schedules. The disclosure of any matter in any section of any Delta Disclosure Schedule shall expressly not be deemed to constitute an admission by Delta, or to otherwise imply, that any such matter is material for the purpose of this Agreement. Any information, item or other disclosure set forth in any section of any Delta Disclosure Schedule shall be deemed to have been set forth in any other section of such Delta Disclosure Schedule, if the relevance of such disclosure to such other section is reasonably apparent from the facts specified in such disclosure.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JLL PATHEON CO-INVESTMENT FUND, L.P.

By its general partner,
JLL Partners Fund VI (Patheon), L.P.,

By its general partner,
JLL Associates VI (Patheon), L.P.

By its general partner,
JLL Associates GP V (Patheon), Ltd.

By:	/s/ Paul S. Levy

	Name:	Paul S. Levy
	Title:	Authorized Person

[JLL Patheon Co-Investment Fund, L.P. Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JLL/DELTA PATHEON HOLDINGS, L.P.

By its general partner,
JLL/Delta Patheon GP, Ltd.

By:	/s/ Michel Lagarde

	Name:	Michel Lagarde
	Title:	Director

[JLL/Delta Patheon Holdings, L.P. Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KONINKLIJKE DSM N.V.

By:	/s/ Hugh C. Welsh

	Name:	Hugh C. Welsh
	Title:	President, DSM North America

By:	/s/ Michael W. Wahl

	Name:	Michael W. Wahl
	Title:	Vice President, Mergers & Acquisitions

[Koninklijke DSM N.V. Signature Page to Contribution Agreement]

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Annex A.

“AAA Rules” shall have the meaning set forth in Section 10.5(c).

“Acceptance Notice” shall have the meaning set forth in Section 1.4(b).

“Accounting Firm” shall have the meaning set forth in Section 2.3(b)(ii).

“Acquisition” shall have the meaning set forth in the recitals.

“Action” shall mean any action, claim, suit, arbitration, subpoena, discovery request, hearing, demand letter, warning letter, proceeding, or known investigation by or before any court or grand jury, any Governmental Authority or arbitration tribunal.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this Agreement, (i) the Transferred DPP Companies and their respective Subsidiaries shall be deemed to be (a) Affiliates of Delta (but not Newco) prior to Closing and (b) Affiliates of Newco (but not Delta) as of and following Closing and (ii) Newco shall not be deemed to be an Affiliate of Delta at any time.

“Agreement” shall have the meaning set forth in the preamble.

“Anticorruption Laws” shall have the meaning set forth in Section 4.21.

“Arrangement Agreement” shall have the meaning set forth in the recitals.

“Asset” shall mean, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all of the properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever located, including the following: (i) all Cash Equivalents, notes and accounts receivable (whether current or non-current); (ii) all real properties, including plants, buildings and other structures and improvements (including construction in progress) located thereon, fixtures contained therein and appurtenances thereto (including, in the case of the Transferred DPP Companies and their Subsidiaries, the Real Property); (iii) all leases and subleases and all machinery, Equipment (including all transportation and office Equipment), fixtures, trade fixtures and furniture; (iv) all office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (v) all capital stock, partnership interests and other equity or ownership interests or rights, directly or indirectly, in any Subsidiary or other entity; (vi) all raw materials, work-in-process, finished goods, consigned goods and other inventories; (vii) all Intellectual Property; (viii) all rights existing under all Contracts; (ix) all IT Assets, (x) all prepayments, deposits, performance bonds or prepaid expenses and, to the extent they constitute an Asset and not a Liability of such party, current and deferred tax accounts; (xi) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (xii) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and business records of every kind; (xiii) all advertising materials and all other printed or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents; (xiv) all permits, licenses, approvals and authorizations, to the extent transferable, of Governmental Authorities or third parties relating to the ownership, possession or operation of the Assets; (xv) all goodwill as a going concern and all other general intangible properties; (xvi) all employee Contracts, including the right thereunder to restrict an employee from competing in certain respects; and (xvii) all trucks, automobiles and other vehicles.

“Assumed Liabilities” shall mean any and all Liabilities (other than the Retained Liabilities), whether arising before, on or after the Closing Date, of Delta, the DPP Share Sellers, any of their Affiliates, Subsidiaries or divisions or any of the Transferred DPP Companies and their Subsidiaries or any of their predecessor companies or businesses, to the extent relating to, resulting from or arising out of the present, past or future operation, conduct or actions of the DPP Business, or, except to the extent related to their use in the Excluded Business, the present, past or future ownership or use of the DPP Assets, including the following:

(i) all Liabilities assumed by, retained or agreed to be performed by Newco or any of its Subsidiaries (including the Transferred DPP Companies or any of their Subsidiaries) pursuant to the terms of this Agreement or any Related Agreement or Service Level Agreement;

(ii) all Liabilities included in Final Net Working Capital and Final Net Indebtedness;

(iii) all Liabilities related to the employment or retention by Delta and its Affiliates or the Transferred DPP Companies and any of their Subsidiaries of any current or former Business Employee (including all Liabilities under or otherwise related to any Transferred Business Plan), other than (i) any project bonuses as set forth on Section 4.12(a) of the Delta Disclosure Schedule, which shall be paid by Delta, and (ii) all other Liabilities expressly contemplated by this Agreement to be retained by Delta;

(iv) Newco’s obligations relating to, resulting from or arising out of the Delta Guarantees or the Delta LCs pursuant to Section 7.8;

(v) Newco’s or any Subsidiary of Newco’s (including any Transferred DPP Company’s or any Subsidiary of any Transferred DPP Company’s) portion of Shared Contractual Liabilities pursuant to Section 7.15;

(vi) all Indebtedness specifically assumed by Newco or its Subsidiaries listed on Section A(1) of the Delta Disclosure Schedule;

(vii) all rights to indemnification, limitations on liability and rights to exculpation existing in favor of any current or former officers, directors, partners, members, managers or employees of the Transferred DPP Companies or their Subsidiaries, relating to matters prior to or following the Closing as provided in the organizational documents of the Transferred DPP Companies and their Subsidiaries or any Contract;

(viii) all Liabilities for Taxes for which Newco is responsible pursuant to Article VIII; and

(ix) all Liabilities arising from, under or relating to any Environmental Claim, Environmental Law, Environmental Permit, or Hazardous Substance in respect to the business and operations of the Transferred DPP Companies or any of their Subsidiaries and DPP Assets.

“Audited Financial Statements” shall have the meaning set forth in Section 4.6.

“Auditor” shall have the meaning set forth in Section 4.6.

“Basket” shall have the meaning set forth in Section 10.4(h).

“Big MAC” shall have the meaning set forth in Section 9.3(a).

“Biologics Business” shall mean the business of the DSM Biologics business unit of DSM Pharmaceutical Products, Inc., including the business of providing manufacturing technology and services and licensing services to the bio pharmaceutical industry.

“Biologics Earnout EBITDA” shall have the meaning set forth in Section 2.4(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which United States banks are closed generally.

“Business Employee” shall mean each individual who is an employee of Delta or any of its Affiliates immediately prior to the Closing and devotes at least seventy-five percent (75%) of his or her working time as an employee of Delta or its Affiliates to the DPP Business as of the date hereof through the period ending immediately before the Closing Date.

“Cap” shall have the meaning set forth in Section 10.4(j).

“Cash Amount” shall have the meaning set forth in Section 2.1(a).

“Cash Equivalents” shall mean (i) cash and (ii) checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority to the extent constituting “Cash Equivalents” under IFRS; provided, however, that

Cash Equivalents shall include only (i) the full amount of Cash Equivalents up to $2,000,000 (“Operating Cash”) and (ii) 55% of any additional amount of Cash Equivalents (other than Operating Cash) up to $8,000,000.

“Class B Unit” shall have the meaning set forth in the Newco Partnership Agreement.

“Cleanup” shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to requests of any Governmental Authority for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Adjustment Amounts” shall have the meaning set forth in Section 2.3(b)(i).

“Closing Balance Sheet Principles” shall mean (i) the accounting principles, procedures, policies, practices and methods specified on Exhibit E and (ii) to the extent not specified on Exhibit E, IFRS consistent with the accounting principles, procedures, policies, practices and methods applied in preparation of the balance sheet of the DPP Business as of December 31, 2012 contained in the Financial Statements with any inconsistency between the principles of presentation in the balance sheet of the DPP Business as of December 31, 2012 contained in the Financial Statements and the principles, procedures, policies, practices and methods described on Exhibit E to be resolved in favor of Exhibit E. The Preliminary Closing Balance Sheet shall be prepared giving effect to the Pre-Closing Restructuring Transactions, assumption of the Assumed Liabilities and the other transactions contemplated hereby.

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean the DPP Confidential Information and the Delta Confidential Information, as applicable.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated as of April 8, 2013 by and among DSM Pharmaceutical Products, Inc., Pi and JLL Partners, Inc., as amended.

“Consultation Process” shall have the meaning set forth in Section 1.4(a).

“Contract” shall mean any written contract, agreement, lease, license (other than Permits), instrument or other commitment that is binding on any Person or entity or any part of its property under applicable Law.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Country-Specific IP Assignments” shall have the meaning set forth in Section 7.16(d).

“Debt Commitment Letter” shall have the meaning set forth in Section 7.18(a).

“Debt Financing” shall have the meaning set forth in Section 7.18(a).

“Deficit Amount” shall have the meaning set forth in Section 2.3(c)(ii).

“Delayed DPP Asset” shall have the meaning set forth in Section 7.17(a).

“Delta” shall have the meaning set forth in the preamble.

“Delta Actual Environmental Losses” shall have the meaning set forth in Section 10.6(d).

“Delta Actual Losses” shall have the meaning set forth in Section 10.5(d).

“Delta Books and Records” shall mean the books and records, including all computerized books and records, of or owned by Delta and its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries), other than the Transferred DPP Books and Records and any copies of or backup data files associated with the Transferred DPP Books and Records.

“Delta Confidential Information” shall have the meaning set forth in Section 7.12(b).

“Delta Contribution” shall have the meaning set forth in Section 2.1(b).

“Delta Counsel” shall have the meaning set forth in Section 7.25(a).

“Delta Disclosure Schedule” shall mean the disclosure schedule that Delta has delivered to Newco as of the date of this Agreement.

“Delta Environmental Claims Amount” shall have the meaning set forth in Section 10.6(a).

“Delta Environmental Matters” shall mean the matters set forth on Section 10.4(a)(iv) of the Delta Disclosure Schedule related to the Sites.

“Delta Environmental Overage” shall exist when (and shall be equal to the amount by which) (A) the Delta Environmental Claims Amount plus the Delta Estimated Environmental Losses exceeds (B) the Pi Environmental Claims Amount plus the Pi Estimated Environmental Losses. For the avoidance of doubt, the Delta Environmental Claims Amount shall not include the Delta Estimated Environmental Losses and the Pi Environmental Claims Amount shall not include the Pi Estimated Environmental Losses.

“Delta Environmental Indemnity Claim” shall have the meaning set forth in Section 10.6(a).

“Delta Environmental Payment Amount” shall have the meaning set forth in Section 10.6(d).

“Delta Estimated Environmental Losses” shall have the meaning set forth in Section 10.6(b).

“Delta Estimated Losses” shall have the meaning set forth in Section 10.5(d).

“Delta Estimated Representation Losses” shall have the meaning set forth in Section 10.5(b).

“Delta Guarantees” shall mean all obligations of Delta or any of the Retained Subsidiaries under any Contract (other than the Delta LCs) in existence as of the Closing Date to the extent arising out of the DPP Business for which Delta or any of the Retained Subsidiaries is or may be liable, as guarantor, or for which Delta or any of the Retained Subsidiaries is required to provide financial support in any form whatsoever or by reason of performance guarantees, including those obligations set forth on Section 7.16 of the Delta Disclosure Schedule, but in any case excluding (x) obligations under Shared Contracts and (y) obligations relating to indebtedness for borrowed money of Delta and its Subsidiaries that is not an Assumed Liability.

“Delta Indemnified Parties” shall have the meaning set forth in Section 10.4(b).

“Delta Insurance Policies” shall have the meaning set forth in Section 7.26.

“Delta LCs” shall have the meaning set forth in Section 7.8(b).

“Delta Matter” shall have the meaning set forth in Section 3.2.

“Delta Note” shall mean the note issued by the Note Issuer to Delta as part of the consideration for the contribution of the shares of DSM Agro Services B.V. to the Note Issuer pursuant to the Pre-Closing Restructuring Transactions. The principal amount of the Delta Note shall be subject to adjustment as provided herein. Each such adjustment to the principal amount of the Delta Note shall be deemed to have occurred as an adjustment to the original principal amount of the Delta Note upon issuance (and, in the event of multiple adjustments, successive cumulative adjustments shall be made) and all interest payable thereon shall be adjusted to take into account such adjustment as if it occurred as of the date of issuance.

“Delta Note Transfer” shall mean the transfer of the Delta Note to a Person that is not an Affiliate of Delta.

“Delta Representation Claim” shall have the meaning set forth in Section 10.5(a).

“Delta Representation Claims Amount” shall have the meaning set forth in Section 10.5(a).

“Delta Representation Claim Overage” shall exist when (and shall be equal to the amount by which) (A) the Delta Representation Claims Amount plus the Delta Estimated Representation Losses exceeds (B) the Pi Representation Claims Amount plus the Pi Estimated Representation Losses. For the avoidance of doubt, the Delta Representation Claims Amount shall not include the Delta Estimated Representation Losses and the Pi Representation Claims Amount shall not include the Pi Estimated Representation Losses.

“Delta Representation Payment Amount” shall have the meaning set forth in Section 10.5(d).

“Delta Unresolved Claim” shall have the meaning set forth in Section 10.5(d).

“Delta Unresolved Environmental Claim” shall have the meaning set forth in Section 10.6(d).

“DeMinimis Losses” shall have the meaning set forth in Section 10.4(h).

“Dispute Notice” shall have the meaning set forth in Section 2.3(b)(ii).

“DOJ” shall have the meaning set forth in Section 4.4.

“DPP Affiliates” shall mean Delta and its Affiliates (excluding the Transferred DPP Companies and their Subsidiaries) that hold, lease or license any DPP Assets or conduct any part of the DPP Business.

“DPP Assets” shall mean all right, title and interest, as of immediately prior to Closing, of Delta, the DPP Share Sellers, the DPP Affiliates and their respective Affiliates (including the Transferred DPP Companies and their Subsidiaries) in the Exclusive Assets and all Assets (other than the Retained IP and the Exclusive Assets) primarily used or primarily held for use in connection with the DPP Business (excluding the Excluded Assets), including:

(i) the Transferred DPP Companies;

(ii) the Owned Real Property;

(iii) the leasehold interests in the Leased Real Property;

(iv) all Equipment (and leases thereof) primarily used or primarily held for use in connection with the DPP Business;

(v) the DPP Inventories;

(vi) all Contracts to which Delta or any of its Subsidiaries is a party or by which any of the DPP Assets is subject (other than any of the foregoing constituting an IP Contract or IT Asset or constituting the Excluded Assets);

(vii) all rights of the Transferred DPP Companies and their Subsidiaries under the Related Agreements and Service Level Agreements;

(viii) any Asset that was transferred to a Transferred DPP Company or any of its Subsidiaries (or any interest of any Transferred DPP Company or any of its Subsidiaries in any lease, sublease, license or sublicense of any Asset), other than those Assets sold, transferred or disposed of since the date of such transfer, lease, sublease, license or sublicense;

(ix) all Transferred DPP Books and Records;

(x) all Transferred IP Contracts;

(xi) the intercompany receivables, as of the Closing, for amounts due and owing solely among or between any of the Transferred DPP Companies and their Subsidiaries;

(xii) any rights and claims of Delta or any of its Subsidiaries under any confidentiality agreement, to the extent related to the DPP Business;

(xiii) all Transferred Business Plans including any Assets under or attributable to Transferred Business Plans;

(xiv) the DPP IT Assets; and

(xv) the Intellectual Property Assets set forth on Section 4.15(a) of the Delta Disclosure Schedule,

but in the case of each of the foregoing, excluding the Excluded Assets.

“DPP Business” shall mean, as comprised on or prior to the Closing Date, the businesses, activities and operations comprising the pharmaceutical products business group of Delta or currently carried out by its business units, as reflected in the Financial Statements.

“DPP Confidential Information” shall have the meaning set forth in Section 7.12(a).

“DPP Inventories” shall mean all inventory of raw materials, supplies and consumables, packaging material, work-in-progress or finished goods primarily used or primarily held for use in the operation and conduct of the DPP Business and owned by Delta or any of its Subsidiaries (including the Transferred DPP Companies or any their Subsidiaries).

“DPP IT Assets” means all right, title and interest of Delta, the other DPP Share Sellers and their respective Affiliates (including the Transferred DPP Companies and their Subsidiaries) in (i) the IT Assets (other than Contracts and Assets identified in Section A(2) of the Delta Disclosure Schedule as Excluded Assets) that are exclusively used or exclusively held for use in the DPP Business as of the Closing and during the twelve (12) month period prior to the Closing (or for the life of such applicable IT Asset prior to the Closing, if such life span is less than twelve (12) months as of the Closing), and (ii) the IT Assets set forth on Section A(3) of the Delta Disclosure Schedule.

“DPP Share Sellers” shall mean the Persons set forth in Section A(4) of the Delta Disclosure Schedule, as such Delta Disclosure Schedule may be amended by Delta to reflect any amendment to the Pre-Closing Restructuring Transactions in accordance with Section 7.16 (provided that any entities included on such amended Schedule are Wholly Owned Subsidiaries of Delta) prior to the Closing Date, or such other Retained Subsidiaries that own DPP Shares as of the Closing Date.

“DPP Shares” shall have the meaning set forth in Section 1.1.

“Due Date” shall have the meaning set forth in Section 8.3(c).

“Dutch Business Employees” shall mean Business Employees who are employed in the Netherlands.

“Dutch Entities” shall have the meaning set forth in Section 1.4(a).

“Dutch Interests” shall have the meaning set forth in Section 1.4(a).

“Dutch Offer Letter” shall have the meaning set forth in Section 1.4(a).

“Dutch Purchase Price” shall have the meaning set forth in Section 1.4(b)

“Dutch Works Council” shall mean the central works council of DSM Nederland B.V. and any other works council of Delta or any one or more of its Subsidiaries having a right to advice in accordance with Article 25 of the Dutch Works Council Act including the committee that has been established in respect of the Transaction Process.

“Earnout Dispute Notice” shall have the meaning set forth in Section 2.4(a)(i).

“Earnout Payment” shall have the meaning set forth in Section 2.4(a).

“Earnout Resolution Period” shall have the meaning set forth in Section 2.4(a)(i).

“Earnout Review Period” shall have the meaning set forth in Section 2.4(a)(i).

“Earnout Statement” shall have the meaning set forth in Section 2.4(a).

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Employee Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Encumbrance” shall mean any lien, encumbrance, claims, prejudgment or executor attachment, security interest, charge, mortgage, deed of trust, deed to secure debt, conditional sale agreement, option, depository receipts for shares, pledge or restriction on transfer of title or voting of any nature whatsoever; provided that “Encumbrance” shall not be deemed to include the restrictions imposed by federal, state and foreign securities Laws and any security interest incurred pursuant to financings by Delta or any Subsidiary thereof that will be released prior to the Closing without material expense to Newco.

“Environmental Basket” shall have the meaning set forth in Section 10.6(e).

“Environmental Cap” shall have the meaning set forth in Section 10.6(e).

“Environmental Claim” shall mean any Action alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, medical monitoring or penalties) arising out of, based on or resulting from: (i) the presence, Release or threatened Release of any Hazardous Substance at any location; (ii) exposure to any Hazardous Substance; or (iii) circumstances forming the basis of any violation of any Environmental Laws or Environmental Permits.

“Environmental Expert” shall have the meaning set forth in Section 10.6(c).

“Environmental Indemnity Claim Period” shall mean the period from the Closing Date to November 18, 2015.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Authority relating to Environmental Laws or Hazardous Substances.

“Equipment” shall mean all equipment, fixtures, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property but excluding any IT Assets.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.6.

“Equity Financing” shall have the meaning set forth in Section 5.6.

“ERISA” shall have the meaning set forth in Section 4.12(a).

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(a)

“Estimated Net Cash” shall have the meaning set forth in Section 2.3(a).

“Estimated Net Indebtedness” shall have the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.3(a).

“Estimated Working Capital Overage” means the amount, if any, by which Estimated Net Working Capital exceeds $170,000,000.

“Estimated Working Capital Underage” means the amount, if any, by which Estimated Net Working Capital is less than $130,000,000.

“EU Merger Regulations” shall mean European Union Council Regulation No. 139/2004 of January 20, 2004.

“Excess Amount” shall have the meaning set forth in Section 2.3(c)(i).

“Excluded Assets” shall mean (i) all Assets constituting ownership interests in, or that are used or held for use in, the Excluded Businesses but are not Assets primarily used or primarily held for use in the DPP Business; (ii) all Cash Equivalents (except to the extent that Cash Equivalents are held by any of the Transferred DPP Companies or their Subsidiaries as of the Effective Time, in which case such Cash Equivalents are not “Excluded Assets”); (iii) all intercompany receivables, as of the Closing, for amounts due and owing solely among or between Delta or any of the Retained Subsidiaries; (iv) with respect to the DPP Affiliates, all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, in each case if such are of the DPP Affiliates under applicable Law, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the DPP Business; (v) with respect to the DPP Affiliates, any deposit or similar advance payment with respect to Taxes; (vi) all current and prior insurance policies of Delta or any of its Subsidiaries and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, except as provided in Section 7.26; (vii) all legal and beneficial interest in the share capital or equity interests of Retained Subsidiaries; (viii) all rights of the DPP Share Sellers under this Agreement and any documents delivered or received in connection herewith; (ix) all Retained IP; (x) all IT Assets of Delta and its Subsidiaries (other than the DPP IT Assets); (xi) all Assets under or in any way attributable to Employee Benefit Plans (other than Assets under or attributable to Transferred Business Plans); (xii) all files (including all emails) relating to any Action included in the Retained Liabilities; (xiii) all email accounts relating to the DPP Business; (xiv) all emails relating to the DPP Business (A) that are dated between the date that is one month prior to the date of this Agreement and the Closing Date and that relate to any matter that is the subject of a litigation or dispute between Delta or any of its Subsidiaries, on the one hand, and Newco or any of its Subsidiaries, on the other hand, or (B) that are dated earlier than the date that is one month prior to the date of this Agreement; and (xv) any servers or hard drives that store information relating to, or otherwise used by, both the DPP Business and any Excluded Businesses, except to the extent information relating to any Excluded Business is or is contemplated to be deleted from such server or hard drive.

“Excluded Businesses” shall mean all of the former, present or future businesses of Delta and its Subsidiaries, other than the DPP Business. For the avoidance of doubt, the Excluded Business shall include all of the businesses, activities and operations (other than the DPP Business) of Delta and its Affiliates reflected in the Royal DSM Integrated Annual Report 2012.

“Excluded Shared Contracts” shall have the meaning set forth in Section 7.15(c).

“Exclusive Assets” shall mean (i) the Intellectual Property owned by the Transferred DPP Companies and their Subsidiaries and the Intellectual Property owned by Delta and any of its Subsidiaries and Affiliates and (ii) Permits (other than Non-Transferable Permits) owned, utilized or licensed by Delta or any of its Subsidiaries, in the case of both clauses (i) and (ii), only if exclusively used or held for use in connection with the DPP Business, and shall include all the Intellectual Property Assets set forth on Section 4.15(a) of the Delta Disclosure Schedule other than the patent and trademark rights identified in Section A(7) of the Delta Disclosure Schedule.

“Exit Event” shall have the meaning set forth in the Newco Partnership Agreement; provided, that clause (ii) of such definition shall not apply for purposes of this Agreement.

“FDA” shall mean the United States Food and Drug Administration.

“Final Adjustment Amounts” shall have the meaning set forth in Section 2.3(b)(ii).

“Final Net Cash” shall have the meaning set forth in Section 2.3(b)(ii).

“Final Net Indebtedness” shall have the meaning set forth in Section 2.3(b)(ii).

“Final Net Working Capital” shall have the meaning set forth in Section 2.3(b)(ii).

“Final Working Capital Overage” means the amount, if any, by which Final Net Working Capital exceeds $170,000,000.

“Final Working Capital Underage” means the amount, if any, by which Final Net Working Capital is less than $130,000,000.

“Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Financing Source Parties” shall mean the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt

Financing, any of the Debt Commitment Letters or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with of their respective former, current, or future general or limited partners, direct or indirect shareholders or equity holders, managers, members, Representatives or any former, current or future general or limited partner, direct or indirect shareholder or equity holder, manager, member, Representative of any of the foregoing.

“Foreign Benefit Plan” shall have the meaning set forth in Section 4.12(k).

“Foreign Company” shall mean any of the Transferred DPP Companies or any of their respective Subsidiaries that is organized under the Laws of a country other than the United States.

“Foreign Pension Plan” shall mean any pension benefit plan maintained by Delta or its Affiliates (whether or not funded) in which any Non-US DPP Employees participate as identified as a Foreign Pension Plan on Section 4.12(a) of the Disclosure Schedule.

“FTC” shall have the meaning set forth in Section 4.4.

“Fundamental Representations” shall have the meaning set forth in Section 10.3.

“Fund V” shall have the meaning set forth in the recitals.

“GAAP” shall mean generally accepted accounting principles in the United States, at the relevant time, applied on a consistent basis.

“General Partnership Unit” shall have the meaning assigned to such term in the Newco Partnership Agreement.

“General Representation Survival Period” shall have the meaning set forth in Section 10.3.

“Governmental Authority” shall mean any nation or government, any state, territorial, local, municipality or other political subdivision thereof and any entity, body, agency, tribunal, quasi-governmental entity, judicial or arbitral body, board, bureau, agency or instrumentality, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Filings” shall have the meaning set forth in Section 4.4.

“GP” shall have the meaning set forth in the recitals.

“Hazardous Substance” shall mean any (a) substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”,

“contaminants”, “pollutants”, “wastes”, “radioactive materials, “petroleum”, “oils”, or words of similar import under any Environmental Law, and (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” shall mean International Financial Reporting Standards as in effect on the date or for the period with respect to which such principles are applied (it being understood that all concepts of materiality shall be measured by reference to the DPP Business and not to Delta and its Affiliates).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or Assets purchased by such Person (excluding trade payables incurred in the ordinary course of business), (d) all Indebtedness of others secured by any mortgage, lien, pledge, or other Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all lease obligations of such Person which are required to be capitalized in accordance with IFRS, (f) breakage costs associated with interest rate or currency obligations, including swaps, hedges or similar agreements, (g) obligations evidenced by letters of credit, surety bonds, bank guarantees and similar instruments (solely to the extent drawn), (h) obligations in respect of accrued but unpaid dividends and (i) guarantees of any such Indebtedness described in clauses (a) – (g) of any other Person.

“Indebtedness Amount” shall have the meaning set forth in Section 2.1(a).

“Indemnified Party” shall have the meaning set forth in Section 10.4(f)(i).

“Indemnifying Party” shall have the meaning set forth in Section 10.4(f)(i).

“Information” shall have the meaning set forth in Section 7.9.

“Intellectual Property” shall mean all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) trade secrets and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies (excluding, for the avoidance of doubt, Patents) (“Know-How”) and (v) all applications and registrations for the foregoing.

“Interim Financial Statements” shall have the meaning set forth in Section 4.6(a).

“Investment Canada Act” means the Investment Canada Act (Canada), as amended, and the regulations promulgated thereunder.

“Investment Canada Act Approval” means receipt by Newco of written evidence from the responsible Minister under the Investment Canada Act that the Minister is satisfied or deemed to have been satisfied that the transactions contemplated by the Arrangement Agreement are likely to be of net benefit to Canada pursuant to the Investment Canada Act.

“IP Assignment Agreement” means the Intellectual Property assignment agreement, substantially in the form attached as Exhibit H.

“IP Contracts” means Contracts in which (i) the receiving or granting or limiting of rights in or to any Intellectual Property, or (ii) confidentiality of any Intellectual Property is material to the subject matter of the Contract.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“IT Assets” means all software, computer systems, databases, data rights and documentation, reference and resource materials relating thereto, radio licenses, Internet domain names, all Contracts and Contract rights associated with any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access Contracts, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

“JLL Contribution” shall have the meaning set forth in Section 1.2.

“JLL Holdco” shall have the meaning set forth in the preamble.

“JLL Holdco Material Adverse Effect” shall mean any actual change, event or effect that, individually or in the aggregate with all other actual changes, events and effects, impairs, hinders or adversely affects in any material respect the ability of JLL Holdco and its Affiliates to effect the JLL Contribution or consummate the other material transactions contemplated hereby.

“JLL Holdco Matters” shall have the meaning set forth in Section 3.2.

“Key Customer” shall mean the ten (10) most significant customers of the DPP Business, based on dollar sales volumes of the DPP Business (calculated using the IFRS methods of revenue recognition, including the percentage-of-completion method of revenue recognition for certain products sold to or purchased from certain customers and suppliers) during the twelve (12) month period ended December 31, 2012.

“Key Supplier” shall mean the ten (10) most significant suppliers of the DPP Business, based on amounts invoiced (calculated using the IFRS methods of revenue recognition, including the percentage-of-completion method of revenue recognition for certain products sold to or purchased from certain customers and suppliers) during the twelve (12) month period ended December 31, 2012.

“Know-How” shall have the meaning set forth in the definition of Intellectual Property.

“Knowledge” shall mean, with respect to Delta, the actual knowledge of any of the Persons listed on Section A(5) of the Delta Disclosure Schedule. The term “Known” and other forms of the word “Know” have the correlative meanings.

“Interim Shareholders’ Agreement” shall have the meaning set forth in the recitals.

“Law” shall mean any law, statute (including the Code), ordinance, rule, regulation, order, writ, judgment, injunction (preliminary or permanent), decree, stipulation, award or any settlement agreement of or with any Governmental Authority.

“Leased Real Property” shall mean the real property leased or subleased by one of the Transferred DPP Companies or a Subsidiary thereof or a DPP Affiliate (in respect of the DPP Business) pursuant to a Lease as set forth on Section A(6) of the Delta Disclosure Schedule (as such schedule may be updated by Delta prior to the Closing in connection with the Pre-Closing Restructuring Transactions with the prior written consent of Newco (such consent not to be unreasonably withheld, conditioned or delayed)), together with, to the extent also owned or leased by one of the Transferred DPP Companies or a Subsidiary thereof or a DPP Affiliate (in respect of the DPP Business), all improvements located thereon.

“Leases” shall mean all leases and subleases, pursuant to which any Transferred DPP Company or a Subsidiary thereof or a DPP Affiliate (in respect of the DPP Business) has a leasehold interest in Assets.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Liquidity Issue” shall have the meaning set forth in Section 3.2.

“Losses” shall mean any and all damages, losses, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs, Taxes and expenses (including the reasonable costs and expenses of attorneys incurred in the defense thereof), but excluding consequential damages, special damages, incidental damages (other than arising by reason of or resulting from efforts to mitigate Losses), loss of profits, loss of business reputation, diminution in value or damages based on multiple of earnings or discounted cash flow or any other comparable method of valuation, indirect or punitive damages (other than such damages awarded to any third party against an Indemnified Party).

“LTM EBITDA” shall have the meaning set forth in Section 2.4(a).

“Material Adverse Effect” shall mean any change, event, circumstance, development or effect that, individually or in the aggregate with other changes, events, circumstances, developments or effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, Assets, results of operations or condition (financial or otherwise) of the DPP Business, taken as a whole, or (b) has materially impaired or materially delayed, or would reasonably be expected to materially impair or materially delay, the ability of Delta to consummate the transactions contemplated by this Agreement, other than, in each case, to the extent any change, event, circumstance, development or effect that results from, arises out of or is related to (i) general economic conditions (including changes in (A) financial or market conditions, (B) currency exchange rates, (C) prevailing interest rates or credit markets, or (D) the price of commodities or raw materials used in the DPP Business) (except to the extent the DPP Business is materially disproportionately adversely affected by such conditions relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (ii) local, regional, national or international conditions in any of the industries or markets in which the DPP Business is conducted (except to the extent the DPP Business is materially disproportionately adversely affected by such conditions relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (iii) changes in Law or IFRS or the interpretations thereof (except to the extent the DPP Business is materially disproportionately adversely affected by such changes relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (iv) the Excluded Assets or Retained Liabilities, (v) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (except to the extent the DPP Business is materially disproportionately adversely affected by such acts, calamities or conditions relative to other participants in industries in which the DPP Business operates (in respect of the business conducted by them in such industries)), (vi) (A) any actions taken or required to be taken by Delta, JLL Holdco, Newco or any of their Affiliates in connection with the obligations of the parties in Section 7.3 or (B) the failure to take any action prohibited by Section 7.1, (vii) any failure to meet internal projections relating to the DPP Business or changes in credit ratings (it being understood that the underlying causes of the failure to meet such projections shall be taken into account in determining whether a Material Adverse Effect has occurred, unless such causes are otherwise excepted under this paragraph) or (viii) the announcement or pendency of, or the taking of any action contemplated by, this Agreement.

“Material Contracts” shall have the meaning set forth in Section 4.20(a).

“Net Cash” shall exist when (and shall be equal to the amount by which) the Cash Equivalents of the Transferred DPP Companies and their respective Subsidiaries exceeds the Indebtedness of the Transferred DPP Companies and their respective Subsidiaries, in each case, as calculated using the Closing Balance Sheet Principles.

“Net Indebtedness” shall exist when (and shall be equal to the amount by which) the Indebtedness of the Transferred DPP Companies and their respective Subsidiaries (other than Indebtedness outstanding under the Delta Note) exceeds the Cash Equivalents of the Transferred DPP Companies and their respective Subsidiaries, in each case, as calculated using the Closing Balance Sheet Principles.

“Net Working Capital of the DPP Business” shall mean (i) without duplication, the combined “current assets” of the Transferred DPP Companies and their respective Subsidiaries as of the Effective Time included in the following line items of Appendix 3: Working Capital Managerial Report attached as Exhibit J hereto, (A) Inventories, (B) Operating receivables third parties (incl. assoc.) and (C) Non-operating receivables third parties (incl. assoc.), but excluding Cash Equivalents and line item B2301-0000 Income tax receivable from tax authorities, minus (ii) without duplication, the combined “current liabilities” of the Transferred DPP Companies and their respective Subsidiaries as of the Effective Time included in the following line items of Appendix 3: Working Capital Managerial Report attached as Exhibit J hereto, (X) Operating liabilities third parties (incl. assoc.) and (Y) Non-operating liabilities third parties (incl. assoc.), but excluding Indebtedness and line items (1) B4340-0000 Liabilities relating to pensions and (2) B4311-0000 Income tax payable to tax authorities, in each case, as calculated using the Closing Balance Sheet Principles (it being understood that fifty percent (50%) of all outstanding accounts receivable of the DPP Business from, and accounts payable by the DPP Business to, DSM Sinochem Pharmaceuticals B.V. or any of its Subsidiaries will be included in the following line items of Exhibit J attached hereto: B2320-0000 and B4330-0000, respectively).

“Newco” shall have the meaning set forth in the preamble.

“Newco Indemnified Parties” shall have the meaning set forth in Section 10.4(a).

“Newco Interests” shall have the meaning set forth in the recitals.

“Newco Material Adverse Effect” shall mean any actual change, event or effect that, individually or in the aggregate with all other actual changes, events and effects, impairs, hinders or adversely affects in any material respect the ability of Newco and its Subsidiaries to effect the issuance of the Newco Interests or consummate the other material transactions contemplated hereby.

“Newco Partnership Agreement” shall have the meaning set forth in the recitals.

“Non-Material Antitrust Approval” shall mean, other than Required Antitrust Approvals, any other filing, consent and approval under Regulatory Laws the failure of which to make such filing or obtain such approval or consent would not (x) expose Delta or any of its Subsidiaries (or any of their respective officers, directors or employees), on the one hand, or Newco or any of its Subsidiaries (including the Transferred DPP Companies and their Subsidiaries following the Closing) (or any of their respective officers, directors or employees), on the other hand, to criminal charges or (y) constitute a permanent global bar on consummating the transactions contemplated hereby pursuant to the applicable Regulatory Laws of such jurisdiction.

“Non-Transferable Permits” means the Permits or Environmental Permits which, by their terms or by applicable Law may not be transferred to third parties, including Newco or any of its Subsidiaries, or terminate upon a change of control of the holder thereof.

“Non-US DPP Employee” shall mean each Business Employee employed outside the United States immediately before the Closing (other than any Offer Employee who rejects an offer of employment from a Transferred DPP Company or Subsidiary thereof or any Transferred DPP Company Employee who refuses any applicable transfer of employment to a Transferred DPP Company or Subsidiary thereof to the extent permitted under applicable Law).

“Note Issuer” shall have the meaning set forth in Section 2.1(a).

“Offer” shall have the meaning set forth in Section 7.21(d).

“Offer Employee” shall mean each Business Employee who is not a Transferred DPP Company Employee.

“Offering Document” shall mean offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda, offering memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Debt Financing, and providing reasonable and customary authorization letters to the Financing Source Parties authorizing the distribution of information to prospective lenders and containing customary information.

“Operating Cash” has the meaning set forth in the definition of Cash Equivalents.

“Option Cancellation” shall have the meaning set forth in the recitals.

“Original Principal Amount” shall have the meaning set forth in Section 2.1(a).

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Owned Real Property” shall have the meaning set forth in Section 4.14(a).

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Payor” shall have the meaning set forth in Section 8.3(c).

“Permits” shall have the meaning set forth in Section 4.8.

“Permitted Encumbrances” shall mean:

(a) Encumbrances specifically identified on the latest balance sheet included in the Financial Statements (including the notes thereto);

(b) all Encumbrances approved in writing by Newco;

(c) easements, rights-of-way, servitudes, permits, and other rights, conditions, covenants or other restrictions affecting title to real property; and easements for streets, alleys, highways, telephone lines, power lines and railways, and all matters of record, over or in respect of any Real Property, in each case, which do not, individually or in the aggregate, materially impair the occupancy, use or value of the Real Property for the purposes for which it is currently used in connection with the DPP Business;

(d) Encumbrances for Taxes, assessments, or other governmental charges not yet due or payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established and reflected in accordance with IFRS on the latest balance sheet included in the Financial Statements;

(e) any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, landlord’s or other similar liens arising in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings;

(f) all Encumbrances incurred in the ordinary course of business encumbering the Assets that, individually or in the aggregate, are not such as to materially and adversely interfere with the operation or use of any Asset in the DPP Business as currently conducted or materially impair the value of any such Asset;

(g) Encumbrances arising under conditional sales Contracts and Equipment leases with third parties entered into in the ordinary course of business;

(h) licenses of or other grants of rights to use Intellectual Property;

(i) Encumbrances that have been placed by any developer, landlord or other third party on property over which any Transferred DPP Company or a Subsidiary thereof has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto, in each case, which do not, individually or in the aggregate, materially impair the occupancy, use or value of the Real Property for the purposes for which it is currently used in connection with the DPP Business;

(j) deed restrictions limiting the use of Real Property to commercial, industrial non-residential uses;

(k) all matters that an accurate survey or inspection would disclose, in each case, which do not, individually or in the aggregate, materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the DPP Business; or

(l) any restrictions imposed on the use of the Real Property by Governmental Authorities, which do not, individually or in the aggregate, materially impair the occupancy, use, or value of the Real Property for the purposes for which it is currently used in connection with the DPP Business.

“Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity.

“Pi” shall have the meaning set forth in the recitals.

“Pi Actual Losses” shall have the meaning set forth in Section 10.5(d).

“Pi Actual Environmental Losses” shall have the meaning set forth in Section 10.6(d).

“Pi Environmental Claims Amount” shall have the meaning set forth in Section 10.6(a).

“Pi Environmental Indemnity Claim” shall have the meaning set forth in Section 10.6(a).

“Pi Estimated Environmental Losses” shall have the meaning set forth in Section 10.6(b).

“Pi Estimated Losses” shall have the meaning set forth in Section 10.5(d).

“Pi Estimated Representation Losses” shall have the meaning set forth in Section 10.5(b).

“Pi Representation Claim” shall have the meaning set forth in Section 10.5(a).

“Pi Representation Claims Amount” shall have the meaning set forth in Section 10.5(a).

“Pi Unresolved Claim” shall have the meaning set forth in Section 10.5(d).

“Pi Unresolved Environmental Claim” shall have the meaning set forth in Section 10.6(d).

“Planning Committee” shall have the meaning set forth in Section 7.16(f).

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.3(c).

“Post-Closing Tax Period” shall have the meaning set forth in Section 8.1(b).

“Pre-Closing Restructuring Transactions” shall have the meaning set forth in Section 7.16(a).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 8.1(a).

“Preliminary Adjustment Statement” shall have the meaning set forth in Section 2.3(b)(i).

“Preliminary Closing Balance Sheet” shall mean an unaudited combined balance sheet of the DPP Business as of the Effective Time (excluding the Excluded Assets, the Retained Liabilities and intercompany payables owed to, and intercompany receivables owed by, Delta or a Retained Subsidiary that are terminated at or prior to the Closing).

“Preparer” shall have the meaning set forth in Section 8.3(c).

“Privilege” shall mean all privileges that may be asserted under applicable Law including privileges arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges).

“Products and Services” shall mean the products and services offered by the DPP Business, including (a) developing, manufacturing, distributing, marketing, licensing and selling pharmaceutical products; (b) research and development services, including development of drug delivery technologies and products; and (c) contract development and manufacturing of products.

“Real Property” shall mean, collectively, the Leased Real Property and the Owned Real Property.

“Recipient” shall have the meaning set forth in Section 8.4(a).

“Regulatory Law” shall mean the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EU Merger Regulations and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (b) protect the national security or the national economy of any nation.

“Regulatory Permit” shall have the meaning set forth in Section 4.5(c).

“Related Agreements” shall mean the IP Assignment Agreement and any agreements that are mutually agreed by JLL Holdco and Delta prior to the Closing pursuant to Section 7.16(c).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Relevant Transfer” shall have the meaning set forth in Section 4.22(d).

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and its Affiliates’ respective directors, officers, employees, representatives, attorneys, accountants, advisors and agents.

“Required Antitrust Approvals” shall mean (i) any required filings, consents and approvals pursuant to the HSR Act and the EU Merger Regulations, (ii) Investment Canada Act Approval, (iii) any required filings, consents and approvals under Regulatory Laws as set forth on Section A(8) of the Delta Disclosure Schedule and (iv) any other filings, consents or approvals under Regulatory Laws the failure of which to make such filing or obtain such approval or consent would have the effect set forth in clause (x) or (y) of the definition of “Non-Material Antitrust Approval.”

“Required Information” shall mean all customary financial and other pertinent information regarding the DPP Business that is required under paragraphs 9 through 12 of Exhibit D of the Debt Commitment Letter (as in effect on the date of this Agreement), (ii) financial statements prepared in accordance with IFRS, audit reports, and other financial information and financial data and other data and information regarding the DPP Business of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1 (or any successor forms thereto) under the Securities Act, and of the type and form, and for the periods, in each case, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing and in Offering Documents used in U.S. Securities and Exchange Commission registered offerings or private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the DPP Business’s fiscal year as such syndication and offering(s) of debt securities will be made, (iii) with respect to the DPP Business (a) unaudited consolidated balance sheets, related statements of income related statements of cash flows of the DPP Business for the fiscal quarter ended September 30, 2013 (such financial information shall be required to be delivered by December 15, 2013) and (b) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the DPP Business for the 2013 fiscal year, such financial information shall be required to be delivered by March 15, 2014), in the case of clauses (a) and (b) of this clause (iii) together with such financial information converted from IFRS to GAAP, and (iv) all other data that would be necessary for the underwriter or initial purchaser of an offering of such securities to receive customary “comfort” (including customary negative assurances) from independent accountants in connection with such an offering which such auditors prepared to provide upon completion of customary procedures.

“Resolution Period” shall have the meaning set forth in Section 2.3(b)(ii).

“Restricted Voting Shares” shall have the meaning set forth in the Arrangement Agreement.

“Retained IP” shall mean (i) the Retained Names, (ii) all Intellectual Property not set forth on Section 4.15(a) of the Delta Disclosure Schedule or included in the Exclusive Assets, and (iii) all IP Contracts other than Transferred IP Contracts.

“Retained Liabilities” shall mean any and all Liabilities, whether arising before, on or after the Closing Date, of Delta, its Subsidiaries, the Transferred DPP Companies or any of

their respective predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions, to the extent the same results from or arises out of the present, past or future operations or conduct of the Excluded Businesses or the use or ownership by Delta or its Subsidiaries of the Excluded Assets, except to the extent such operations, conduct, use or ownership of the Excluded Businesses or Excluded Assets results from or arises out of the conduct of the DPP Business; provided, however, that “Retained Liabilities” shall include any and all Liabilities of any predecessor companies and businesses of the Transferred DPP Companies and their Subsidiaries that (x) were transferred to Delta or any of the Retained Subsidiaries prior to the date of this Agreement and (y) are operated by Delta or any of the Retained Subsidiaries as of immediately following the Closing. “Retained Liabilities” shall also include the following: (i) all Liabilities for Taxes for which Delta or any DPP Share Seller is responsible pursuant to Article VIII; and (ii) all Liabilities assumed by, retained by or agreed to be performed by Delta or any of the Retained Subsidiaries pursuant to this Agreement or any of the Related Agreements or Service Level Agreements.

“Retained Names” shall mean the names and marks set forth in Section 7.7 of the Delta Disclosure Schedule, and any Trademarks containing or comprising any of such names or marks, including any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of such names or marks.

“Retained Subsidiary” shall mean any Subsidiary of Delta, other than the Transferred DPP Companies and their Subsidiaries.

“Review Period” shall have the meaning set forth in Section 2.3(b)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Section 3.2 Expiration Date” shall mean the later of (x) the second anniversary of the Closing Date and (y) the date of the sale or other disposition of the facility described on Section 3.2(a)(i) of the Delta Disclosure schedule.

“Service Level Agreements” shall have the meaning set forth in Section 4.18(b).

“Severance Costs” shall have the meaning set forth in Section 7.21(b).

“Shared Contracts” shall mean any Contract, sales order, purchase order, instrument or other commitment, obligation or arrangement entered into prior to the Closing which are between Delta or any of its Subsidiaries (or, after the Closing, Delta, Newco or any of its respective Subsidiaries), on the one hand, and one or more third parties, on the other hand (regardless of whether such Contracts constitute DPP Assets), that directly benefit both (x) the Excluded Businesses and (y) the DPP Business.

“Shared Contractual Liabilities” shall mean Liabilities in respect of Shared Contracts.

“Shareholders’ Agreement” shall have the meaning set forth in the recitals.

“Sites” shall mean the DSM Pharmaceutical Products Inc. facilities at Linz, Austria; Capua, Italy; Venlo, The Netherlands; and Regensburg, Germany.

“Skadden” shall have the meaning set forth in Section 7.25(b).

“Solvent” shall mean with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of Liabilities, including contingent Liabilities, of the Person, (ii) the Person is able to pay its debts and Liabilities as they mature, and (iii) the Person does not have unreasonably small capital with which to conduct its business. The amount of contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

“Specified Environmental Indemnity Claim” shall mean any claim for indemnification pursuant to Section 10.4(a)(iv) relating to the Delta Environmental Matters at the Sites.

“Specified Pi Reps” shall have the meaning set forth in Section 10.4(c).

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, association, limited liability company or other entity of which such Person (i) owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests or (ii) is the sole general partner or managing member.

“Supplemental Disclosure” shall have the meaning set forth in Section 7.24.

“Tax Audit” shall mean any federal, state, provincial, local or foreign audit, adjustment, assessment, examination or proceeding (whether judicial or administrative) with regard to any Tax or Tax Return.

“Tax Authority” shall mean a Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Item” shall mean any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Tax Sharing Agreement” shall mean any existing agreement (whether or not written) binding any of the Transferred DPP Companies or a Subsidiary thereof that provides for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability or benefit, excluding any commercial Contract not primarily related to Taxes.

“Taxes” shall mean (x) any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, goods and service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, real estate, value added, business license, custom duties, or other Tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to Tax, or penalties applicable or related thereto, (y) Liability for the payment of any amounts of the type described in clause (x) as a result of being a member of a fiscal unity, affiliated, consolidated, combined, unitary, aggregate or other similar group under applicable Law and (z) Liability for the payment of any amounts as a result of being party to any Tax Sharing Agreement or as a result of any obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or (y).

“Termination Date” shall have the meaning set forth in Section 10.5(d).

“Termination Period” shall have the meaning set forth in Section 7.24.

“Third Party Claim” shall mean any Action brought, asserted or commenced by any Person, other than by a Delta Indemnified Party or a Newco Indemnified Party, against any Delta Indemnified Party or Newco Indemnified Party.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Process” shall mean all matters, whether occurring before or after the date of this Agreement, relating to the sale of the DPP Business and all activities in connection therewith, including matters relating to (i) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the Related Agreements or (ii) the determination of the allocation of any Assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Transfer Taxes” shall have the meaning set forth in Section 8.5.

“Transferred Business Plan” shall have the meaning set forth in Section 4.12(a).

“Transferred DPP Books and Records” shall mean the books and records of Delta and its Subsidiaries, including all computerized books and records of the Transferred DPP Companies and their Subsidiaries, to the extent they primarily relate to the DPP Business, including (i) all such books and records to the extent primarily relating to Transferred

Employees, the purchase of materials, Taxes (but only insofar as such books and records are reasonably necessary for the determination of Tax Items for any Post-Closing Tax Period and do not relate to the Taxes of any DPP Affiliates other than the Transferred DPP Companies and their Subsidiaries), supplies and services, the development, marketing, manufacture and sale of products by the DPP Business or dealings with suppliers and customers of the DPP Business, (ii) all files relating to any Action included in the Assumed Liabilities, (iii) all emails primarily relating to the DPP Business, (iv) physical and electronic Patent and Trademark prosecution files and dockets to the extent relating to any Patents and Trademarks included in the DPP Assets (“Transferred Patents” and “Transferred Trademarks,” respectively), (v) any litigation files to the extent relating to the Intellectual Property included in the DPP Assets, (vi) any currently relied upon infringement claim charts for the Transferred Patents and Transferred Trademarks prepared by or for Delta or its Subsidiaries, (vii) all information stored in Delta’s or its Subsidiaries’ document management system to the extent used to track, organize or maintain the Transferred Patents and Transferred Trademarks, and (viii) all assignment agreements relating to the Transferred Patents and Transferred Trademarks. Notwithstanding the foregoing, Transferred DPP Books and Records shall not include information, documents or materials (x) that cannot reasonably be identified as relating to the DPP Business and have not been classified as relating to the DPP Business in accordance with Delta’s corporate records information management policies or (y) to the extent relating to or constituting any Excluded Assets or Retained Liabilities.

“Transferred DPP Companies” shall mean the entities listed on Section A(9) of the Delta Disclosure Schedule.

“Transferred DPP Company Employee” shall mean each Business Employee employed by a Transferred DPP Company or one of its Subsidiaries immediately before the Closing.

“Transferred Employee” shall mean (x) all Offer Employees who commence employment with Newco or Subsidiary thereof as of the Closing Date and (y) each Transferred DPP Company Employee.

“Transferred IP Contracts” shall mean any IP Contract to which Delta or any of its Subsidiaries is a party or to which any of the DPP Assets is subject, in each case, that (x) is set forth on Section A(10) of the Delta Disclosure Schedule or (y) relates exclusively to the DPP Business.

“Transferred Patents” shall have the meaning set forth in the definition of Transferred DPP Books and Records.

“Transferred Trademarks” shall have the meaning set forth in the definition of Transferred DPP Books and Records.

“Treasury Regulations” shall mean the final, temporary and proposed regulations promulgated by the United States Treasury Department under the Code.

“Unresolved Claim” shall have the meaning set forth in Section 10.5(d).

“Unresolved Environmental Claim” shall have the meaning set forth in Section 10.6(d).

“VAT” shall mean in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive together with legislation supplemental thereto and, in relation to any other jurisdiction, any similar Tax.

“WARN Act” shall have the meaning set forth in Section 7.14.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

“Worker’s Compensation Laws” shall have the meaning set forth in Section 4.22(c).

“Works Council Process” shall have the meaning set forth in Section 1.4(a).